Exhibit 10.1
Execution Version

AMENDED AND RESTATED
ASSET-BASED REVOLVING CREDIT AGREEMENT
Dated as of November 9, 2018
among
CONTURA ENERGY, INC.
and certain of its Subsidiaries,
as the Borrowers
THE GUARANTORS PARTY HERETO
CITIBANK, N.A.,
as Administrative Agent
CITIBANK, N.A.,
as Swingline Lender
CITIBANK, N.A.,
BARCLAYS BANK PLC,
BMO HARRIS BANK N.A.
and
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as L/C Issuers
The Other Lenders Party Hereto
and
CITIGROUP GLOBAL MARKETS INC.,
BARCLAYS BANK PLC
BMO CAPITAL MARKETS CORP. and
CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arrangers and Joint Bookrunners

i

(Continued)

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		Page
Section 11.24	Intercreditor Agreement	168
Section 11.25	Amendment and Restatement	168

v

SCHEDULES

1.01(a)	Guarantors

1.01(b)	Excluded Wyoming Properties

1.01(c)	Excluded ANR Properties

1.01(c)(i)	Initial Subsidiary Borrowers

1.01(d)	Reserve Areas

1.01(e)	Immaterial Restricted Subsidiaries

1.01(f)	Excluded ANR Accounts

2.01	Commitments and L/C Sublimit

2.04(n)	Existing Letters of Credit

5.03	Governmental Authorization

5.08(b)	Fee Owned Material Real Property

5.08(c)	Leased Material Real Property

5.08(d)	Material Prep Plants

5.09	Environmental Matters

5.13	Subsidiaries

5.18	Intellectual Property

5.20	Mines

6.21	Post Closing Schedule

7.01	Existing Liens

7.02(l)	Existing Investments

7.02(u)	Existing Joint Ventures

7.03	Existing Indebtedness

7.06(h)(ii)	Specified Unsecured Indebtedness

7.08	Transactions with Affiliates

7.10	Burdensome Agreements

11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of

A	Borrowing Notice

B	Notice of Conversion or Continuation

C	Note

D	Swingline Loan Notice

E	Compliance Certificate

F	Assignment and Acceptance

G	Borrowing Base Certificate

H	Security Agreement

I	Collateral Questionnaire

J	Collateral Questionnaire Supplement

K	Assumption Agreement

L	Solvency Certificate

M-1	U.S. Tax Compliance Certificate

M-2	U.S. Tax Compliance Certificate

M-3	U.S. Tax Compliance Certificate

M-4	U.S. Tax Compliance Certificate

AMENDED AND RESTATED
ASSET-BASED REVOLVING CREDIT AGREEMENT
This AMENDED AND RESTATED ASSET-BASED REVOLVING CREDIT AGREEMENT (this “Agreement”) is entered into as of November 9, 2018 among each of Contura Energy, Inc. (the “Company”), each of the other Borrowers listed on Schedule 1.01(c)(i) hereto (collectively, the “Initial Borrowers” and together with each other Person who becomes a borrower pursuant to an Assumption Agreement, each individually, a “Borrower” and collectively, the “Borrowers”); provided that, the ANR Entities are Initial Borrowers immediately upon consummation of the ANR Acquisition, each Guarantor party hereto, each lender from time to time party hereto, Citibank, N.A. (together with any of its designated affiliates, “Citi”), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), Citi, as Swingline Lender, and Citi, Barclays Bank PLC, BMO Harris Bank N.A. and Credit Suisse AG, Cayman Islands Branch, as L/C Issuers.
INTRODUCTORY STATEMENT
WHEREAS, certain of the Borrowers entered into that certain Asset-Based Revolving Credit Agreement, dated as of April 3, 2017, by and among, inter alios, such Borrowers (the “Existing Borrowers”), the lenders and letter of credit issuers from time to time party thereto (such lenders as of the date hereof prior to giving effect to this Agreement, the “Existing ABL Lenders”) and Citi as administrative and collateral agent thereunder (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date of this Agreement, the “Existing ABL Credit Agreement”);
WHEREAS, the Company entered into that certain Credit Agreement, dated as of March 17, 2017 by and among, inter alios, the Company, as borrower, Jefferies Finance LLC, as administrative agent and collateral agent (the “Existing Term Loan Agent”), and the other lenders party thereto from time to time (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date of this Agreement, the “Existing Term Loan Credit Agreement”);
WHEREAS, pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of September 26, 2018, among the Company, ANR, ANR Holdings, Prime Acquisition I, Inc. and Prime Acquisition II, Inc. (the “ANR Acquisition Agreement”), the Company will directly or indirectly, acquire 100% of the Equity Interests of ANR Holdings and ANR (the “ANR Acquisition”);
WHEREAS, the Company and certain of its Subsidiaries intend to enter into the Term Loan Credit Agreement (as defined below) on the date hereof and use the proceeds of such Term Loan Credit Agreement and proceeds under this Agreement to, amongst other things, (a) consummate the ANR Acquisition and (b) refinance the Existing ABL Credit Agreement and the Existing Term Loan Credit Agreement;
WHEREAS, the Borrowers and the other parties hereto wish to amend and restate the Existing ABL Credit Agreement in its entirety to, amongst other things, increase the Commitments (as defined below) as further described herein through a combination of Existing ABL Lenders and additional Persons (who agree to act as a Lender hereunder) and such Persons have agreed to provide, a senior secured asset-based revolving credit facility in an aggregate principal amount of $225 million (the “Facility”) which will be available to the Existing Borrowers and certain additional borrowers acquired pursuant to the Acquisition described above, in each case, as further set forth herein. All of the Borrowers’ obligations under the Facility will continue to be guaranteed by the Guarantors (as defined below). The Lenders are willing to extend or continue, as the case may be, such credit to the Borrowers on the terms and subject to the conditions set forth herein; and

WHEREAS, (a) this Agreement, on the terms and subject to the conditions set forth herein, shall amend and restate the Existing ABL Credit Agreement in its entirety as of the Effective Date (as defined below), (b) this Agreement shall not constitute a novation of the obligations and liabilities existing under the Existing ABL Credit Agreement or evidence payment of all or any of such obligations and liabilities and (c) from and after the Effective Date, the Existing ABL Credit Agreement shall be of no further force or effect, except to evidence the Obligations (as defined in the Existing ABL Credit Agreement) incurred, the representations and warranties made and the actions or omissions performed or required to be performed thereunder prior to the Effective Date.
Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“ABL Cash Collateral Account” means the account established by, and under the sole dominion and control of, the Administrative Agent maintained with the Administrative Agent or a bank affiliate of the Administrative Agent or any other bank reasonably acceptable to the Administrative Agent and designated by the Borrowers as the “Contura Collateral Account”.
“ABL Priority Collateral” has the meaning assigned to such term in the Term Loan Intercreditor Agreement.
“Acceptable Credit Support” means (a) a credit insurance policy satisfactory to the Administrative Agent in its Reasonable Credit Judgment (including, without limitation, as to the creditworthiness of the insurance company issuing such policy, the scope and amount of coverage, any deductibles and any other terms and conditions applicable thereto), so long as the limits and terms of such credit insurance policy are being complied with and for which the Administrative Agent is named as the beneficiary, loss payee or additional insured so as to insure that the Administrative Agent has the right to receive payments thereunder (it being understood that the existing credit insurance policies issued by AIG and XL Specialty Insurance Company are satisfactory to the Administrative Agent) or (b) (i) an irrevocable letter of credit from BMO or U.S. Bank, National Association or (ii) an irrevocable letter of credit satisfactory to the Administrative Agent in its Reasonable Credit Judgment (including, without limitation, as to the issuer or domestic confirming bank with respect thereto, and the form and substance thereof), in each case, that has been delivered to the Administrative Agent.
“Acceptable Foreign Jurisdiction” means each of Luxembourg, Italy, Spain, France, Sweden, Austria, Finland, Germany and Switzerland.
“Accommodation Payment” has the meaning specified in Section 11.19.
“Account” has the meaning specified in the UCC.
“Account Debtor” has the meaning given to such term in the UCC.

“Accounting Change” means changes in accounting principles adopted or implemented after the Effective Date required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC.
“Acknowledgment Letter” means an acknowledgment, in form and substance reasonably acceptable to the Administrative Agent from an Account Debtor stating that (a) the applicable Borrower has pledged or assigned to the Collateral Agent a security interest in all of its rights to such Account and the right to receive payments thereunder and (b) the Account Debtor agrees to waive all rights of set-off and recoupment against the applicable Borrower and to make all payments in respect of such Account into a Control Account identified by the Administrative Agent or, following receipt of a written notice from the Administrative Agent that an Event of Default has occurred and is continuing, directly to an account of the Administrative Agent.
“Acquired Assets” has the meaning specified in the definition of “Permitted Acquisition.”
“Acquired Entity” has the meaning specified in the definition of “Permitted Acquisition.”
“Activities” has the meaning specified in Section 9.09(b).
“Additional Lender” has the meaning specified in Section 2.15(b).
“Additional Pari Passu Debt” has the meaning specified in the Term Loan Intercreditor Agreement.
“Administrative Agent” has the meaning specified in the preamble hereto.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account of the Administrative Agent as the Administrative Agent may from time to time notify in writing to the Borrowers and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in a form reasonably acceptable to the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates for all purposes under this Agreement and the other Loan Documents.
“Agent Affiliate” has the meaning specified in Section 9.16(c).
“Agent Parties” has the meaning specified in Section 11.02(c).
“Agent’s Group” has the meaning specified in Section 9.09(b).
“Agents” means the Administrative Agent and the Collateral Agent.
“Agreement” has the meaning assigned in the preamble hereto.
“Anti-Corruption Laws” has the meaning specified in Section 5.17(c).
“ANR” means ANR, Inc., a Delaware corporation.

“ANR Acquisition” has the meaning assigned in the preamble hereto.
“ANR Acquisition Agreement” has the meaning assigned in the preamble hereto.
“ANR Cantor Credit Agreement” means under that certain Credit Agreement, dated as of October 23, 2017, by and among ANR, as borrower, the subsidiaries of ANR party thereto, the lenders party thereto and Cantor Fitzgerald Securities, as administrative agent (as amended, amended and restated, restated, supplemented or otherwise modified from time to time).
“ANR Entities” means, collectively, ANR and each of ANR’s Subsidiaries.
“ANR Holdings” means Alpha Natural Resources Holdings, Inc., a Delaware corporation.
“ANR Sellers” means ANR, Alpha Coal Sales Co., LLC and other affiliates of ANR party to the Hitachi Receivables Purchase Agreement.
“Applicable Commitment Fee Rate” means (i) on any date on which Availability is less than 50% of the aggregate Commitments, 0.375% times the actual daily amount by which the aggregate Commitments of all Lenders exceed the sum of (A) the Outstanding Amount of Loans (excluding any Outstanding Amount of Swingline Loans) and (B) the Outstanding Amount of L/C Obligations, determined as of the last day of the immediately preceding fiscal quarter, or (ii) on any date on which Availability is equal to greater than or equal to 50% of the aggregate Commitments, 0.25% times the actual daily amount by which the aggregate Commitments of all Lenders exceed the sum of (A) the Outstanding Amount of Loans (excluding any Outstanding Amount of Swingline Loans) and (B) the Outstanding Amount of L/C Obligations, determined as of the last day of the immediately preceding fiscal quarter.
“Applicable Percentage” means, with respect to any Lender, the percentage (carried out to the ninth decimal place) of the Facility represented by such Lender’s Commitment at such time (or, if the Commitment of each Lender shall have been terminated or expired, then the percentage of Total Outstandings represented by the aggregate Outstanding Amount of such Lender’s Loans and L/C Obligations). The initial Applicable Percentage of each Lender in respect of the Facility is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, as of any date of determination, a per annum rate equal to (a) for the period commencing on the Effective Date through the last day of the first full fiscal quarter ending after the Effective Date, (i) for Eurocurrency Rate Loans, 2.50% and (ii) for Base Rate Loans, 1.50% and (b) thereafter, the rate set forth below under the applicable Type of Loan and opposite the applicable Availability, based on the average daily Availability during the fiscal quarter most recently ended immediately preceding such date, as a percentage of the Maximum Revolving Credit:

Category	Average Quarterly Availability (% Of Maximum Revolving Credit)	Eurocurrency Loans	Base Rate Loans
I	Greater than or equal to 66%	2.00%	1.00%
II	Less than 66% and greater than or equal to 33%	2.25%	1.25%
III	Less than 33%	2.50%	1.50%

Any increase or decrease in the Applicable Rate resulting from a change in Availability shall become effective as of the first calendar day of each fiscal quarter. Availability shall be calculated by the Administrative Agent based on the Borrowing Base Certificates of the Borrowers delivered pursuant to Section 6.02(f) in respect of the calendar month ending on the last day of such fiscal quarter. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Availability), if the Borrowers shall fail to deliver such Borrowing Base Certificate within any of the time periods specified in Section 6.02(f), the Applicable Rate from and including the 20th day after the end of the applicable month or, during a Liquidity Period, the 3rd Business Day after the end of the applicable week, as the case may be, to but not including the date the Borrowers deliver to the Administrative Agent such Borrowing Base Certificate shall equal the highest possible Applicable Rate provided for by this definition.
“Appraisal” means, as applicable, (a) the appraisal delivered to the Administrative Agent on or prior to the Effective Date, or (b) any appraisal in form and substance reasonably satisfactory to the Administrative Agent in its Reasonable Credit Judgment delivered to the Administrative Agent pursuant to Section 6.10(b).
“Approved Appraiser” means Hilco or any other appraiser reasonably acceptable to the Administrative Agent in consultation with the Company.
“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Agreement, any joinder to any Collateral Document and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any notice of Borrowing, conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.06 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing hereunder or any condition precedent to the effectiveness of this Agreement.
“Approved Electronic Platform” has the meaning specified in Section 9.16(a).
“Approved Field Examiner” means the Administrative Agent (or any of its Affiliates), KPMG, FTI or any other field examiner reasonably acceptable to the Administrative Agent in consultation with the Company.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Citigroup Global Markets Inc., BMO Capital Markets Corp., Barclays Bank PLC and Credit Suisse Securities (USA) LLC each in its capacity as joint lead arranger and joint bookrunner.
“Asset Sale” means any Disposition or series of related Dispositions of property by the Surviving Parent, any Borrower or any of their Restricted Subsidiaries to any Person; provided, that “Asset Sale” shall exclude any Disposition or series of related Dispositions with a fair market value of less than $10 million; provided, further, that “Asset Sale” shall exclude the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit F or any other form approved by the Administrative Agent.
“Assumption Agreement” means an assumption agreement substantially in the form of Exhibit K.
“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the period ending December 31, 2017 and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such period in respect of the Company and its Subsidiaries.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.04(c)(iii).
“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.04(c)(iv).
“Availability” means, at any time of determination, the Maximum Revolving Credit at such time minus the Total Outstandings at such time.
“Availability Period” means the period from and including the Effective Date to but not including the Termination Date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
“Base Rate” means, for any day, in relation to a Loan in Dollars, a rate per annum equal to, the highest of (a) the rate of interest in effect for such day publicly announced from time to time by the Administrative Agent as its base rate in effect in New York, New York; each change in such prime rate shall be effective on the date such change is publicly announced as effective, (b) the Federal Funds Rate for such day, plus 0.50% and (c) the Eurocurrency Rate applicable for an Interest Period of one month, plus 1.00%.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (31 C.F.R. § 1010.230) (the “Beneficial Ownership Regulation”), which certification shall be in form and substance approved by the Administrative Agent.
“Beneficiary” means the Administrative Agent and the Arrangers, Lender and L/C Issuer.
“Blocked Account Agreement” means, with respect to any Deposit Account, Securities Account, Commodities Contract or Commodities Account of any Loan Party, an agreement among the Administrative Agent, the Term Loan Agent, such Loan Party (other than, in each case, any Excluded Account) and such depository bank, securities intermediary or commodity intermediary, as applicable, sufficient to grant “control” to the Administrative Agent (a) under 9-104 of the UCC with respect to any Deposit Account, (b) under 9-106 of the UCC with respect to any Commodities Contract or Commodities Account or (c) under 8-106 of the UCC with respect to any Securities Account, in each case, subject to the Term Loan Intercreditor Agreement.
“Borrower Materials” has the meaning specified in Section 9.16(e).
“Borrower Obligations” means the Obligations of the Borrowers.
“Borrower Representative” has the meaning specified in Section 11.20.
“Borrowers” has the meaning specified in the preamble hereto.
“Borrowing” means any (a) borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders, (b) Swingline Loan or (c) Protective Advance.
“Borrowing Base” means, at any time:
(a)    the sum of:
(i)    eighty-five percent (85%) of the Eligible Billed Accounts of the Borrowers, plus
(ii)    seventy-five percent (75%) of the Eligible Unbilled Accounts of the Borrowers; provided, in no event shall the aggregate amount included in the Borrowing Base under this clause (ii) exceed the lesser of (A) $35 million and (B) an amount equal to 50.0% of the aggregate amount of Eligible Billed Accounts and Eligible Unbilled Accounts included in the Borrowing Base under clauses (i) and (ii), respectively, at such time; plus
(iii)    the lesser of (A) eighty-five percent (85%) of the remainder of Inventory Value of the Eligible Coal Inventory of the Borrowers and (B) eighty-five percent (85%) of the Net Orderly Liquidation Value of the Eligible Coal Inventory of the Borrowers; provided, in no event shall the aggregate amount included in the Borrowing Base under this clause (iii) exceed 50.0% of the aggregate amount of the Borrowing Base in effect at such time, plus
(iv)    one hundred percent (100%) of Qualified Cash of the Borrowers, minus

(b)    to the extent not included in the calculation of clauses (a)(i) through (a)(iv) above, inclusive, any Reserves then in effect;
provided, that with respect to any Borrowers which are ANR Entities prior to the completion of an Appraisal and an acceptable field examination with respect to the Borrowing Base Collateral of such ANR Entities, the Borrowing Base for such ANR Entities (other than with respect to clause (a)(iv) above) shall the product of (x) the Borrowing Base of the ANR Entities based on the calculations set forth in the definition of “Borrowing Base” above, multiplied by (y) 75%; provided, further, that references to the Borrowing Base for purposes of such calculation shall be deemed to only apply to Borrowing Base of the ANR Entities; provided, furthermore, that if such appraisal and field examination does not occur within ninety (90) days after the Effective Date then such amounts shall be reduced to zero (unless the appraisal and field examination cannot be timely scheduled by the Administrative Agent and then such ninety (90) day period shall be extended for successive thirty (30) day periods).
For the avoidance of doubt, the specified percentage set forth in this definition of “Borrowing Base” will not be reduced without the consent of the Borrowers.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit G (with such changes therein as may be required in writing by the Administrative Agent, in its Reasonable Credit Judgment, to reflect the components of, and Reserves against, the Borrowing Base from time to time), executed and certified as accurate and complete in all material respects by a Responsible Officer of the Company, which shall include detailed calculations as to the Borrowing Base as reasonably requested by the Administrative Agent.
“Borrowing Base Collateral” means the Collateral of the Borrowers of the type included in clauses (a)(i) through (a)(v), inclusive, of the definition of “Borrowing Base”.
“Borrowing Notice” means a notice of a Borrowing, pursuant Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A.
“Building” means a Building as defined in 12 CFR Chapter III, Section 339.2.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.
“Carmeuse Black River” is located at 9043 KY-154, Butler, KY 41006.
“Carmeuse Maysville” is located at 9222 Springdale Rd # 3, Maysville, KY 41056.
“Capital Expenditures” means any expenditure that, in accordance with GAAP, is or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of the Surviving Parent, the Borrowers and their Restricted Subsidiaries; provided, that Capital Expenditure shall not include any expenditure (a) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with “Extraordinary Receipts” (as defined in the Term Loan Credit Agreement) invested pursuant to Section 2.06(b) of the Term Loan Credit Agreement or with “Net Proceeds” (as defined in the Term Loan Credit

Agreement) invested pursuant to Section 2.03(b) of the Term Loan Credit Agreement or (b) which constitute a Permitted Acquisition.
“Capital Lease Obligations” means of any Person as of the date of determination, the aggregate liability of such Person under Financing Leases reflected as liability on a balance sheet of such Person prepared in accordance with GAAP.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, but excluding any securities convertible into or exchangeable for shares of Capital Stock.
“Cash Collateralize” or “Cash Collateralization” means (a) to pledge to the Administrative Agent and deposit in a L/C Cash Collateral Account, for the benefit of the applicable L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 103% of the L/C Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer (which documents are hereby consented to by the Lenders) or (b) to deliver to the applicable L/C Issuer a backstop letter of credit (in form and substance reasonably satisfactory to the L/C Issuer and the Administrative Agent, and issued by a U.S. commercial bank acceptable to each of such L/C Issuer and the Administrative Agent, in their commercially reasonable discretion). Derivatives of such term have corresponding meanings.
“Cash Equivalents” means
(a)    U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition,
(b)    (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of two years or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding two years from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $250 million (or the foreign currency equivalent thereof) whose short-term debt is rated A-2 or higher by S&P or P-2 or higher by Moody’s,
(c)    commercial paper maturing within three hundred sixty four (364) days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-1 by S&P or P-1 by Moody’s,
(d)    readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least A-1 by S&P or P-1 by Moody’s with maturities not exceeding one year from the date of acquisition,
(e)    bonds, debentures, notes or other obligations with maturities not exceeding two years from the date of acquisition issued by any corporation, partnership, limited liability company or similar entity whose long-term unsecured debt has a credit rate of A2 or better by Moody’s and A or better by S&P;
(f)    investment funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (e) above (determined without regard to the maturity and duration limits for such investments set forth in such clauses, provided, that the weighted average maturity of all investments held by any such fund is two years or less),
(g)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above and
(h)    in the case of a Restricted Subsidiary that is a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means (a) a Lender or an Affiliate of a Lender that is a party to a Cash Management Agreement on the Effective Date or (b) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in each case, in its capacity as a party to such Secured Cash Management Agreement.
“Cash Management Obligations” means any and all obligations of the Surviving Parent, any Borrower or any Restricted Subsidiary arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Surviving Parent, any Borrower and/or any Restricted Subsidiary, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other treasury, deposit, disbursement, overdraft, and cash management services afforded to the Surviving Parent, any Borrower or any Restricted Subsidiary, and (d) stored value card, commercial credit card and merchant card services.
“CCR” has the meaning specified in the definition of “Hazardous Materials.”
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request or directive (whether or not having the force of law) by any Governmental Authority required to be complied with by any Lender. For purposes of this definition, (x) the Dodd-Frank Act and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted, issued, promulgated or implemented after the Effective Date, but shall be included as a Change in Law only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy and other requirements similar to those described in Sections 3.04(a) and (b) generally on other similarly situated borrowers of loans under United States credit facilities.
“Change of Control” means:
(a)    prior to a Qualifying IPO, an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934,

but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of a majority or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company (or after a Permitted Internal Restructuring, the Borrower that becomes its successor-in-interest hereunder);
(b)    after a Qualifying IPO, an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of the Company (or after a Permitted Internal Restructuring, the Borrower that becomes its successor-in-interest hereunder) entitled to vote for members of the board of directors or equivalent governing body of the Company (or after a Permitted Internal Restructuring, the Borrower that becomes its successor-in-interest hereunder) on a fully-diluted basis; or
(c)    a “Change of Control” as defined in the Term Loan Credit Documents, in each case, as amended, restated, modified, replaced, or refinanced from time to time.
“Chattel Paper” has the meaning specified in the UCC.
“Chesapeake Bay Piers” is located at Curtis Bay Piers, 1910 Benhill Avenue, Baltimore, Maryland 21226.
“Citi” has the meaning specified in the introductory statement hereto.
“Citi L/C Agreement” means that certain Amended and Restated Letter of Credit Agreement, dated as of the date hereof, between ANR as Applicant (under and as defined therein) and Citi as Issuing Bank (under and as defined therein).
“Citi L/C Cash Collateral Account” means a collective reference to any cash collateral account in connection with the Citi L/C Agreement and obligations thereunder.
“Clean Coal” means Coal having been extracted from a Mine and having been put through the washing process.
“Coal” means (a) coal owned by the Company or any of its Subsidiaries, or coal that the Company or any of its Subsidiaries has the right to extract, in each case located on, under or within, or produced or severed from the real property owned by, or leased or licensed to, the Company or any of its Subsidiaries and (b) coal purchased by the Company or any of its Subsidiaries from a third party.
“Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. §§ 9701, et seq., as amended.
“Coal Inventory” means any Inventory consisting of Coal.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for all or any part of the Obligations (subject to exceptions contained in the Collateral Documents), in each case excluding any Excluded Assets.
“Collateral Agent” means Citi, in its capacity as the collateral agent.
“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties as security for the Obligations.
“Collateral Questionnaire” means a Collateral Questionnaire of the Loan Parties (other than Immaterial Restricted Subsidiaries) substantially in the form of Exhibit I or any other form approved by the Administrative Agent, as such Collateral Questionnaire may be amended, restated, supplemented or otherwise modified from time to time.
“Collateral Questionnaire Supplement” means a supplement to the Collateral Questionnaire substantially in the form of Exhibit J.
“Colona Dock” is located at 1755 Pennsylvania Ave., Monaca, PA 15061.
“Commercial Tort Claim” has the meaning specified in the UCC.
“Commitment” means, as to each Lender, the amount set forth under the caption “Commitment” opposite such Lender’s name on Schedule 2.01, or, as the case may be, opposite such caption in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments as of the Effective Date after giving effect to the increase contemplated hereby is $225 million.
“Commitment Fee” has the meaning specified in Section 2.10(a).
“Commodities Account” has the meaning specified in the UCC.
“Commodities Contact” has the meaning specified in the UCC.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Company” has the meaning specified in the introductory statement hereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit E.
“Confirmation Order” shall mean the order entered by the United States Bankruptcy Court for the Eastern District of Virginia on July 13, 2016 (Docket No. 3038), confirming the Plan of Reorganization.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, as of the last day of any period, Consolidated Net Income for such period plus, without duplication:
(a)    consolidated interest expense, determined in accordance with GAAP;
(b)    to the extent deducted in computing such Consolidated Net Income, the sum of all income, franchise or similar taxes (and less income tax benefits);
(c)    depreciation, depletion, amortization (including, without limitation, amortization of intangibles, deferred financing fees and any amortization included in pension or other employee benefit expenses) and all other non-cash items reducing Consolidated Net Income (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of acquisition accounting) but excluding, in each case, non-cash charges in a period which reflect cash expenses paid or to be paid in another period);
(d)    non-recurring restructuring costs, expenses and charges, including, without limitation, all business optimization costs and expenses, facility opening, pre-opening and closing and consolidation costs and expenses, advisory and professional fees and stay and retention bonuses; provided, that the amount of non-recurring restructuring costs, expenses and charges permitted to be added back pursuant to this clause (d) for a four-quarter period shall not exceed 20% of Consolidated EBITDA for such period (calculated before giving effect to such add-back);
(e)    any expenses, costs or charges related to any equity offering, Investment permitted under Section 7.02, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the indenture (whether or not successful);
(f)    all non-recurring or unusual losses, charges and expenses (and less all non-recurring or unusual gains);
(g)    all non-cash charges and expenses;
(h)    any debt extinguishment costs;
(i)    any amount of asset retirement obligations expenses;
(j)    all Transaction Costs incurred in connection with the Transactions contemplated hereby;
(k)    transaction costs, fees and expenses incurred during such period in connection with any acquisition or disposition not prohibited hereunder or any issuance of debt or equity securities by the Surviving Parent, the Borrowers or any of their Restricted Subsidiaries, in each case, for such expenses; and
(l)    commissions, premiums, discounts, fees or other charges relating to performance bonds, bid bonds, appeal bonds, surety bonds, wage bonds, bonds issued in favor of any Governmental Authority, reclamation and completion guarantees and other similar obligations;
provided, that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.

“Consolidated Net Income” means, for any period, the net income (or loss) attributable to the Surviving Parent, the Borrowers and their Restricted Subsidiaries (unless another Person is expressly indicated) for that period, determined in accordance with GAAP, excluding, without duplication,
(a)    noncash compensation expenses related to common stock and other equity securities issued to employees;
(b)    extraordinary or non-recurring gains and losses;
(c)    income or losses from discontinued operations or disposal of discontinued operations or costs and expenses associated with the closure of any mines (including any reclamation or disposal obligations);
(d)    any non-cash impairment charges or asset write-off resulting from the application of ASC 320 Investments-Debt and Equity Securities, ASC 323 Investments-Equity Method and Joint Ventures, ASC 350 Intangibles—Goodwill and Other and ASC 360 Property, Plant and Equipment and any future or similar ASC standards relating to impairment;
(e)    net unrealized gains or losses resulting in such period from non-cash foreign currency remeasurement gains or losses;
(f)    net unrealized gains or losses resulting in such period from the application ASC 815 Derivatives and Hedging, in each case, for such period;
(g)    non-cash charges including non-cash charges due to cumulative effects of changes in accounting principles;
(h)    any net income (or loss) for such period of any Person that is not a Restricted Subsidiary or is otherwise not a Subsidiary of such Person or that is accounted for by the equity method of accounting except to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person; and
(i)    the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than any restriction that has been waived or released);
plus, without duplication, any cash dividends and/or distributions actually received by the Company or a Restricted Subsidiary from any Unrestricted Subsidiary and/or Joint Venture during such period to the extent not already included therein.
“Consolidated Net Tangible Assets” means, as of any particular time, the total of all the assets appearing on the most recent consolidated balance sheet prepared in accordance with GAAP of the Surviving Parent, the Borrowers and their Restricted Subsidiaries as of the end of the last fiscal quarter for which financial information is available (less applicable reserves and other properly deductible items) after deducting from such amount (a) all current liabilities, including current maturities of long-term debt and current maturities of obligations under Financing Leases (other than any portion thereof maturing after, or renewable or extendable at the option of the Surviving Parent, the Borrowers or their Restricted Subsidiary beyond, twelve months from the date of determination); and (b) the total of the net book values of all assets of the Surviving Parent, the Borrowers and their Restricted Subsidiaries properly classified as intangible assets under GAAP (including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets).
“Contingent Revenue Payment Accounts” means deposit accounts (including escrow accounts) and/or securities accounts and cash or Cash Equivalents deposited therein established solely for the purposes of facilitating the Reorganized ANR Contingent Revenue Payments.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Account” has the meaning specified in Section 6.20(a).
“Controlled Subsidiary” means, with respect to any consent, waiver or right to terminate or accelerate the obligations under a Contractual Obligation, any Subsidiary that the Company directly or indirectly Controls for purposes of the provision of such consent, waiver or exercise of such right to terminate or accelerate the obligations under such Contractual Obligation.
“Copyright Security Agreement” means the Copyright Security Agreement, substantially in the form attached to the Security Agreement or such other form reasonably acceptable to the Administrative Agent and the Company, by certain Loan Parties in favor of the Collateral Agent, for the benefit of the Secured Parties.
“Credit Extension” means each of the following: (a) a Borrowing or (b) an L/C Credit Extension.
“Debt Rating” means, as of any date of determination, the monitored rating as determined by S&P and Moody’s of a Person’s non-credit-enhanced, senior unsecured long-term debt.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means, at any time:
(a)    when used with respect to any of the Obligations (other than Eurocurrency Rate Loans and Letter of Credit Fees), an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans (whether or not any Base Rate Loans are outstanding at such time), plus (iii) 2.00% per annum;

(b)    when used with respect to any Eurocurrency Rate Loan, an interest rate equal to (i) the interest rate (including any Applicable Rate) otherwise applicable to such Eurocurrency Rate Loan, plus (ii) 2.00% per annum; and
(c)    when used with respect to Letter of Credit Fees, a rate equal to (i) the Applicable Rate applicable to Base Rate Loans (whether or not any Base Rate Loans are outstanding at such time), plus (ii) 2.00% per annum.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that
(a)    has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due;
(b)    has notified any of the Borrowers, the Administrative Agent, any L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied);
(c)    has failed, within three (3) Business Days after written request by the Administrative Agent or any of the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers); or
(d)    has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrowers, each L/C Issuer, the Swingline Lender and each Lender.
“Delivery at Possession Inventory” means all Eligible Coal Inventory in transit for delivery to a customer of the Borrowers for which title remains in such Borrower until delivery has occurred under the applicable customer contract, regardless of whether the Coal is physically located in the United States.
“Deposit Account” has the meaning specified in the UCC.
“Designated Amount” has the meaning specified Section 11.16(a).
“Designated Letters of Credit” means letters of credit issued with respect to Mine reclamation, workers’ compensation and other employee benefit liabilities.
“Designated Non-Cash Consideration” means the fair market value (as reasonably determined by the Company in good faith) of non-cash consideration received by the Surviving Parent, any Borrowers or any of their Restricted Subsidiaries in connection with a Disposition that is so designated as “Designated Non-Cash Consideration” minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.
“Designation Notice” has the meaning specified in Section 11.16(a).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction, any sale or issuance of Equity Interests in a Restricted Subsidiary (or in a Borrower by the Surviving Parent) and by allocation of assets by division or allocation of assets to any series of a limited liability company, limited partnership or trust that constitutes a separate legal entity or Person in accordance with Section 1.02) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any real property leases, notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interest” means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder for consideration other than Qualified Equity Interests, or (ii) are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Indebtedness, in each case of clauses (i) and (ii) prior to the date that is ninety one (91) days after the final Maturity Date hereunder, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations.
“Disqualified Institution” means (a) any competitors of the Company identified by the Company to the Administrative Agent by name in writing from time to time and (b) affiliates of the foregoing that are readily identifiable solely on the basis of similarity of their names; provided, that (i) in the case of clauses (a) and (b) herein, “Disqualified Institutions” shall not include any bona fide diversified debt fund or a diversified investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course; (ii) neither Administrative Agent nor any Arranger shall have any responsibility for monitoring compliance with any provisions of this Agreement with respect to Disqualified Institutions and (iii) updates to the Disqualified Institution schedule shall not retroactively invalidate or otherwise affect any (A) assignments or participations made to, (B) any trades entered into with or (C) information provided to any Person before it was designated as a Disqualified Institution. It is acknowledged and agreed by the Company that the identity of Disqualified Institutions will be made available to the Lenders.
“Document” has the meaning specified in the UCC.
“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States or any State thereof or the District of Columbia; provided, that in no event shall any such Subsidiary that is a Subsidiary of a Foreign Subsidiary be considered a “Domestic Subsidiary” for purposes of the Loan Documents.
“DTA” means Dominion Terminal Associates, a Virginia partnership.
“DTA Coal Export Terminal” is located at Dominion Terminal Associates, 600 Harbor Rd, Pier 11, Newport News, Virginia 23607.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.
“Eligible Accounts” means, at any time of determination, the aggregate amount of all Accounts due to any of the Borrowers; provided, that unless otherwise approved from time to time in writing by the Administrative Agent in its Reasonable Credit Judgment, no Account shall constitute an Eligible Account if, without duplication:
(a)    except as provided in clause (w) of this definition, such Account does not arise from the sale of goods or the performance of services by any of the Borrowers in the ordinary course of its business;
(b)    such Account is contingent in any respect or for any reason, or the applicable Borrower’s right to receive payment with respect to such Account is subject to or contingent upon the satisfaction of any condition whatsoever (other than the preparation and delivery of an invoice);

(c)    the Account Debtor with respect to such Account (i) has or has asserted a right of set-off, offset, deduction, defense, dispute, or counterclaim against any of the Borrowers (unless such Account Debtor has entered into a written agreement reasonably satisfactory to the Administrative Agent to waive such set-off, offset, deduction, defense, dispute, or counterclaim rights), (ii) has disputed its liability (whether by chargeback or otherwise) or made any claim with respect to the Account or any other Account of any of the Borrowers which has not been resolved, in each case of clause (i) and (ii), without duplication, only to the extent of the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be or (iii) is also a creditor or supplier of any of the Borrowers or any of its respective Subsidiaries (but only to the extent of such Borrower’s or such Subsidiary’s obligations to such Account Debtor from time to time), in each case, unless such Account Debtor has executed any non-offset agreement in form and substance reasonably satisfactory to the Administrative Agent;
(d)    such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for the sale of goods to or services rendered for the applicable Account Debtor;
(e)    except in the case of any Unbilled Accounts, an invoice, in form and substance consistent with such Borrower’s credit and collection policies, or otherwise reasonably acceptable to the Administrative Agent, has not been sent to the applicable Account Debtor in respect of such Account within thirty (30) days of such sale of Coal or provision of services (including Accounts identified as inactive, warranty or otherwise not attributable to an Account Debtor);
(f)    such Account (i) is not owned by a Borrower or (ii) is not subject to the first priority, valid and perfected security interest and Lien of Administrative Agent, for and on behalf of itself and the Lenders;
(g)    such Account is the obligation of an Account Debtor that is (i) a Borrower or any of its Affiliates, or any of their respective directors, officers, employees or agents or (ii) a natural Person;
(h)    such Account (i) is subject to a partial payment plan (other than a Permitted Partial Payment Plan), (ii) was not paid in full, and any Borrower created a new receivable for the unpaid portion of such Account or (iii) constitutes or is subject to chargebacks, debit memos and other adjustments for unauthorized deductions, without duplication, only to the extent of the amount of such actual or asserted chargeback, debit memo and other adjustment for unauthorized deductions;
(i)    such Account is created on “cash on delivery” terms, or on extended terms and is due and payable more than ninety (90) days from the invoice date thereof;
(j)    such Account (i) is not paid within sixty (60) days following the original due date or ninety (90) days following the original invoice date or (ii) has been written off the books of any of the Borrowers or has otherwise been designated on such books as uncollectible;
(k)    the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;
(l)    any Account Debtor obligated upon such Account is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any provincial or territorial) receivership, insolvency relief or any other Debtor Relief Law, unless the payment with respect to such Account is supported by Acceptable Credit Support;
(m)    with respect to such Account (or any other Account due from the applicable Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;
(n)    such Account is the obligation of an Account Debtor from whom 50% or more of the face amount of all Accounts owing by such Account Debtor are ineligible under clause (i) of this definition;
(o)    such Account is one as to which the Collateral Agent’s Lien attached thereon, for the benefit of itself and the other Secured Parties, is not a valid first priority perfected Lien;
(p)    Accounts as to which any of the representations or warranties in the Loan Documents with respect to such Accounts are untrue or inaccurate in any material respect (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue or inaccurate);
(q)    such Account is evidenced by a judgment, Instrument or Chattel Paper, other than Instruments or Chattel Paper that are held by any of the Borrowers or that have been delivered to the Administrative Agent;
(r)    such Account is payable in any currency other than Dollars;
(s)    the Account Debtor with respect to such Account (i) is not organized under laws of the United States, any state thereof, the District of Columbia, Canada or any state or province thereof or the United Kingdom or (ii) is not located, resident or domiciled in, or does not maintain its chief executive office in, the United States, Canada or the United Kingdom; unless, in each case,
(i)    (x) the jurisdiction of organization of such Account Debtor and its location, residence, domicile and jurisdiction of its chief executive office is an Acceptable Foreign Jurisdiction, (y) the Account Debtor has an Investment Grade Rating and (z) the Administrative Agent has received an Acknowledgment Letter from the Account Debtor with respect to such Account; or
(ii)    payment with respect to such Account is supported by Acceptable Credit Support; or
(iii)    (x) the jurisdiction of organization of such Account Debtor and its location, residence, domicile and jurisdiction of its chief executive office is an Acceptable Foreign Jurisdiction and (y) the Account Debtor has an Investment Grade Rating; provided, that the aggregate amount of all Accounts which may be Eligible Accounts pursuant to clause (iii) of this clause (s) shall not exceed $7,500,000 in the aggregate;
(t)    such Account is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or department, agency or instrumentality thereof, unless the applicable Borrower has duly assigned its rights to payments of such Account to the Administrative Agent pursuant to, and has other complied with, the Federal Assignment of Claims

Act of 1940, as amended, and any other applicable state, county or municipal Law restricting assignment thereof, which assignments and any related documents and filings, shall be satisfactory to the Administrative Agent in its Reasonable Credit Judgment;
(u)    such Account has been redated, extended, compromised, settled, adjusted or otherwise modified or discounted, except discounts or modifications that are granted by a Borrower in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;
(v)    the Account Debtor with respect to such Account is located in a state of the United States of America requiring the filing of a notice of business activities report or similar report in order to permit a Borrower to seek judicial enforcement in such state of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;
(w)    such Account was acquired or originated by a Person acquired in a Permitted Acquisition or other Investment (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, in the Reasonable Credit Judgment of the Administrative Agent, include an appraisal and/or field examination, and the Administrative Agent is satisfied with the results thereof in its Reasonable Credit Judgment);
(x)    such Account (i) represents a sale on a bill-and-hold, guaranteed sale, sale and return, ship-and-return, sale on approval, consignment or other similar basis or (ii) was made pursuant to any other agreement providing for repurchases or return of any merchandise which has been claimed to be defective or otherwise unsatisfactory;
(y)    any such Account that is the obligation of an Account Debtor that is, to the knowledge of a Responsible Officer of the Company or the Administrative Agent, a Sanctioned Person;
(z)    any such Account that is subject to a restriction on assignment that is enforceable against third parties and that impairs the Collateral Agent’s Lien on such Account or the Administrative Agent’s ability to enforce the Account;
(aa)    such Account is subject to any security deposit (to the extent received from the applicable Account Debtor), progress payment (other than pursuant to a Permitted Partial Payment Plan), retainage or other similar advance made by or for the benefit of the applicable Account Debtor, in each case to the extent thereof;
(bb)    (i) any portion of an Account that was invoiced in advance of goods or services provided, (ii) such Account was invoiced twice or more, or (iii) the associated revenue has not been earned; or
(cc)    except in the case of any Unbilled Accounts, the goods giving rise to such Account have not been shipped and/or title has not been transferred to the Account Debtor, or the Account represents a progress-billing or otherwise does not represent a complete sale; for purposes hereof, “progress-billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the completion by a Borrower of any further performance under the contract or agreement;

In determining the amount of any Account, the face amount of such Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any of the Borrowers may be obligated to rebate to a customer pursuant to the terms of any written agreement or understanding), (ii) the aggregate amount of all limits and deductions provided for in this definition and elsewhere in the Loan Documents, if any, and (iii) the aggregate amount of all cash received in respect of such Account but not yet applied by a Borrower to reduce the amount of such Account.
Notwithstanding the foregoing, if at any time the aggregate amount of all Accounts of any single Account Debtor and its Affiliates exceeds 25.0% of the aggregate amount of all Eligible Accounts, then the
Accounts of such Account Debtor in excess of such percentage shall not be deemed “Eligible Accounts,” unless such Account is fully or partially supported by Acceptable Credit Support, except that any excess amounts will be Eligible Accounts to the extent such excess is supported by Acceptable Credit Support.
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund that is, in the case of this clause (c), approved by each L/C Issuer; and (d) any other Person (other than a natural person) that is, in the case of this clause (d), approved by (i) the Administrative Agent, (ii) the Swingline Lender, (iii) each L/C Issuer and (iv) unless a Specified Event of Default has occurred and is continuing, the Borrower Representative (each such approval not to be unreasonably withheld or delayed, provided, that the Borrowers shall be deemed to have consented to the assignment to such Person if the Borrowers have not responded within ten (10) Business Days of a request for such approval); provided, further, that (A) in each case, unless an Event of Default has occurred and is continuing, an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its Lending Offices, is capable of lending to the Borrowers, without the imposition of any additional Indemnified Taxes and would not, at the time of such assignment, result in any Borrower becoming liable to pay any additional amount to such Person or any Governmental Authority pursuant to Section 3.01 or Section 3.04 and (B) in no event shall any Borrower or its Subsidiaries, Defaulting Lender or Disqualified Institution be an “Eligible Assignee”.
“Eligible Billed Account” means, at any time of determination, each Eligible Account of the Borrowers for which an invoice has been sent to the applicable Account Debtor with respect to such Eligible Account.
“Eligible Coal Inventory” means any Coal Inventory of the Borrowers that constitutes Eligible Inventory.
“Eligible Inventory” means, at any time of determination, without duplication, the Inventory Value of all Coal Inventory of the Borrowers at such time; provided, that unless otherwise from time to time approved in writing by the Administrative Agent in its Reasonable Credit Judgment, no Inventory shall constitute Eligible Inventory if, without duplication:
(a)    the applicable Borrower does not have good and valid title to such Inventory, free and clear of any Lien (other than Permitted Liens);
(b)    the Administrative Agent’s Lien on such Inventory, for the benefit of itself and the other Secured Parties, is not a valid first priority perfected Lien;

(c)    any of the representations or warranties in the Loan Documents with respect to such Inventory are untrue or inaccurate in any material respect (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue or inaccurate);
(d)    such Inventory (i) is either not finished goods (other than raw or unprocessed coal) or which constitutes work-in-process, packaging and shipping material or bill-and-hold goods, (ii) constitutes goods held on consignment (including any goods consigned at the location of a customer, supplier or contractor, but that are accounted for in the Inventory balance of the Borrowers) or (iii) constitutes goods which are not of a type held for sale in the ordinary course of business;
(e)    other than Delivery at Possession Inventory, such Inventory is in-transit to or from a location not leased or owned by a Borrower (it being understood that the Borrowers shall provide their best estimate of the value of all such Inventory, which estimate is to be reflected in the Borrowing Base Certificate), other than any Coal Inventory that is physically within the United States and in-transit between the applicable coal mine and (A) DTA Coal Export Terminal, (B) the Lamberts Point Terminal, (C) Chesapeake Bay Piers, (D) Three Rivers, (E) Carmeuse Black River, (F) Carmeuse Maysville, (G) Colona Dock, (H) Kentucky Coal Terminal or (I) Sandusky Coal Dock.
(f)    such Inventory is not located in the United States of America, other than Delivery at Possession Inventory;
(g)    except for Inventory located at any of the locations listed in clauses (A) through (D) of clause (e) above, such Inventory is located at any location leased by any of the Borrowers, unless (i) the lessor has delivered to the Administrative Agent a Landlord Lien Waiver as to such location or (ii) a Rent Reserve has been established by the Administrative Agent in its Reasonable Credit Judgment (measured as of the most recent practicable date);
(h)    except for Inventory located at any of the locations listed in clauses (A) through (D) of clause (e) above, such Inventory is located in any third-party storage facility or is otherwise in the possession of a warehouseman or bailee (including any repairman) and is not evidenced by a Document, unless (i) such third party, warehouseman or bailee has delivered to the Administrative Agent a Landlord Lien Waiver and such other documentation as the Administrative Agent may reasonably require or (ii) a Rent Reserve has been established by the Administrative Agent in its Reasonable Credit Judgment;
(i)    such Inventory is being processed or manufactured offsite (unless such processor or manufacturer has delivered to the Administrative Agent a Landlord Lien Waiver and such other documentation as the Administrative Agent may reasonably require);
(j)    such Inventory was acquired or originated by a Person acquired in a Permitted Acquisition or other Investment (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Inventory and such person, which investigation may, in the Reasonable Credit Judgment of the Administrative Agent, include an inventory appraisal and/or field examination, and the Administrative Agent is satisfied with the results thereof in its Reasonable Credit Judgment);
(k)    such Inventory consists of assets other than Coal;

(l)    any such Inventory, to the extent of any portion of the Inventory Value thereof that is attributable to intercompany profit among the Borrowers or any of their respective Affiliates (it being understood and agreed that the applicable Borrower shall provide its best estimate of such Inventory Value to the Administrative Agent, which Inventory Value shall be approved by the Administrative Agent and reflected in the most recent Borrowing Base Certificate); or
(m)    any such Inventory as to which any of the Borrowers takes an unrecorded book to physical inventory reduction based on the average of the most recent 12 months of physical inventory adjustments.
“Eligible Unbilled Account” means, at any time of determination, without duplication, each Unbilled Account of the Borrowers which constitutes an Eligible Account at such time; provided, that unless otherwise approved from time to time in writing by the Administrative Agent in its Reasonable Credit Judgment, no Unbilled Account shall constitute an Eligible Unbilled Account unless the entire amount of the relevant Coal Inventory pertaining to such Unbilled Account has been loaded into the Account Debtor’s mode of transportation or has departed, in the case of vessels and barges, as applicable, or when delivered to the Account Debtor and when risk of loss or title of such Coal Inventory has transferred to the Account Debtor.
“Engagement Letter” means the Engagement Letter, dated as of August 14, 2018 between the Company, Citi and Citigroup Global Markets Inc.
“Environmental Laws” means any and all applicable current and future Laws relating to (a) protection of natural resources, wildlife and the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface, water, ground water, or land, (b) human health and safety as affected by Hazardous Materials, and (c) mining operations and activities to the extent relating to environmental protection or reclamation, including the federal Surface Mining Control and Reclamation Act (30 U.S.C. 1201-1328) and all analogous state laws and regulations, provided, that “Environmental Laws” do not include any laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (but excluding any debt security that is convertible into, or exchangeable for, Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, the regulations promulgated thereunder and any successor statute.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means
(a)    a Reportable Event with respect to a Pension Plan;
(b)    the failure to meet the minimum funding standards of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan;
(c)    a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA);
(d)    a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA;
(e)    a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA;
(f)    a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization;
(g)    the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan;
(h)    an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;
(i)    the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate;
(j)    receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code;
(k)    the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Pension Plan; or

(l)    the occurrence of any Foreign Plan Event.
“Equipment” has the meaning specified in the UCC.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency Base Rate” means, (a) with respect to any Interest Period for any Eurocurrency Rate Loan, the rate per annum, determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period, equal to the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”), as published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time) as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period and (b) if the rate referenced in the preceding clause (a) is not available at such time for any Interest Period, the rate per annum equal to the Interpolated Screen Rate for delivery on the first day of such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) London Business Days prior to the first day of such Interest Period, or (c) if the rates referenced in the preceding clauses (a) and (b) are not available at such time for such Interest Period, the rate per annum equal to (i) the Screen Rate or (ii) if the rate referenced in the preceding clause (i) is not available at such time for such Interest Period, the Interpolated Screen Rate, in each case with a term equivalent to such Interest Period quoted for delivery on the most recent London Business Day preceding the first day of such Interest Period for which such rate is available (which London Business Day shall be no more than seven (7) London Business Days prior to the first day of such Interest Period.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.
“Eurocurrency Rate” means, with respect to any Interest Period for any Eurocurrency Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurocurrency Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurocurrency Rate is determined) having a term equal to such Interest Period; provided, if any such rate is less than zero, the Eurocurrency Base Rate shall be deemed to be zero.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Accounts” means a collective reference to (a) any deposit account, securities account, commodities account, cash collateral account or other similar account of any Loan Party (and all cash, cash equivalents and other securities or investments held therein) exclusively used for all or any of the following purposes: (i) payroll, (ii) employee benefits, (iii) worker’s compensation, (iv) securing liabilities in respect of letters of credit (other than letters of credit issued under the ABL Credit Agreement) bank guarantees, credit card or purchase card facilities or similar merchant account arrangements incurred in the ordinary course of business, (v) taxes, (vi) third party escrow, (vii) customs, (viii) other fiduciary purposes, or (ix)

compliance with legal requirements (including pledges required in favor of Governmental Authorities), to the extent such legal requirements prohibit the granting of a Lien thereon, (x) the Citi L/C Cash Collateral Account, (xi) those “Excluded Accounts” (as defined in the ANR Cantor Credit Agreement as in effect immediately prior to the Effective Date) identified on Schedule 1.01(f) hereto, or (xii) lockboxes and deposit accounts relating to the Sold Receivables under the Hitachi Receivables Purchase Agreement and (b) other deposit accounts, security accounts, commodities account, cash collateral accounts or other similar accounts of any Loan Party (and all cash, cash equivalents and other securities or investments held therein) with an average balance for all accounts excluded by this clause (b) not in excess of $100,000 in the aggregate for all such accounts.
“Excluded ANR Property” means (i) the “Mortgaged Property” as defined in that certain Deed of Trust dated as of February 10, 2017, by and from Alpha Appalachia Services, LLC, as grantor, to Benjamin L. Bailey and Eric B. Snyder, as trustee and West Virginia Department of Environmental Protection, as beneficiary, as in effect on the Effective Date and for as long as such “Mortgaged Property” remains subject to a Lien in favor of the West Virginia Department of Environmental Protection and (ii) the other property rights and interests in real and personal property set forth on Schedule 1.01(c).
“Excluded Assets” means
(a)    motor vehicles and other assets subject to certificates of title where the net book value of any such motor vehicle or other such asset individually is less than $500,000,
(b)    commercial tort claims where the amount of the net proceeds claimed is less than $3 million,
(c)    (i) any Contractual Obligation and any leased or licensed asset under a Contractual Obligation or asset financed pursuant to a purchase money financing Contractual Obligation or Capital Lease Obligation, in each case that is the direct subject of such Contractual Obligation (so long as such Contractual Obligation is not entered into for purposes of circumventing or avoiding the collateral requirements of this Agreement), in each case only for so long as the granting of a security interest therein (x) would be prohibited by, cause a default under or result in a breach of such Contractual Obligation (unless a Borrower or any Controlled Subsidiary may unilaterally waive it) or would give another Person (other than a Borrower or any Controlled Subsidiary) a right to terminate or accelerate the obligations under such Contractual Obligation or to obtain a Lien to secure obligations owing to such Person (other than a Borrower or any Controlled Subsidiary) under such Contractual Obligation (in each case, except to the extent any such prohibition is unenforceable after giving effect to applicable anti-assignment provisions of the UCC) or (y) would require obtaining the consent of any Person (other than a Borrower or any Controlled Subsidiary) or applicable Governmental Authority, except to the extent that such consent has already been obtained or (ii) any asset the granting of a security interest therein in favor of the Secured Parties would be prohibited by any applicable Requirement of Law (other than any Organizational Document) (except to the extent such prohibition is unenforceable after giving effect to applicable anti-assignment provisions of the UCC, other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibitions),
(d)    those assets with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower Representative, the costs of obtaining or perfecting such a security interest are excessive in relation to the benefits to be obtained by the Secured Parties therefrom or would result in materially adverse tax consequences to the Surviving Parent, any Borrower or their

Restricted Subsidiaries as reasonably determined by the Borrower Representative in consultation with the Administrative Agent,
(e)    (i) any real property and leasehold rights and interests in real property other than Material Real Property, and (ii) leasehold rights and interests in real property leased from any Governmental Authority,
(f)    any “intent-to-use” application for registration of a Trademark (as defined in the Security Agreement) filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto,
(g)    (i) any Equity Interest that is Voting Stock of a first-tier Foreign Subsidiary or FSHCO in excess of 65% of the Voting Stock and 100% of the non-Voting Stock of such Subsidiary, (ii) any Equity Interests of captive insurance subsidiaries and not-for-profit subsidiaries, (iii) any Equity Interests in any Joint Venture or any other non-wholly owned Subsidiary, and (iv) any Equity Interests in the direct parent of any Joint Venture or non-wholly owned Subsidiary to the extent that a pledge thereof would be prohibited by, cause a default under or result in a breach of, or would give another Person (other than a Borrower or any Controlled Subsidiary) a right to terminate, under any Organizational Document, shareholders, Joint Venture or similar agreement applicable to such owned Subsidiary or Joint Venture; and
(h)    the Excluded Accounts;
(i)    the Excluded Wyoming Properties;
(j)    the Excluded ANR Properties;
(k)    the Sold Receivables; and
(l)    all right, title and interest of Contura Energy Services LLC under (A) the Trust Agreement (N731BP) dated July 26, 2016 between Bank of Utah, as owner trustee, and Contura Energy Services LLC, as operator and (B) the Aircraft Operating Agreement dated July 26, 2016 between Contura Energy Services, LLC and Bank of Utah, as owner trustee;
provided, that the Collateral shall include the replacements, substitutions and proceeds of any of the foregoing unless such replacements, substitutions or proceeds also constitute Excluded Assets.
“Excluded Hedging Obligations” means, with respect to any Loan Party, (a) as it relates to all or a portion of the Guarantee of such Loan Party of Hedging Obligations, any Hedging Obligation if, and to the extent that, such Hedging Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party becomes effective with respect to such Hedging Obligation or (b) as it relates to all or a portion of the grant by such Loan Party of a security interest to secure any Hedging Obligation (or secure any Guarantee in respect thereof), any Hedging Obligation if, and to the extent that, the grant by such Loan Party of a security interest to secure such Hedging Obligation (or secure any Guarantee in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal. As used in this definition, “Hedging Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) branch profits Taxes or Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes, in each case (i) imposed as a result of the Recipient being organized under the laws of, or having its principal office in or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than in the case of an assignee pursuant to a request by the Borrower Representative under Section 11.13) or (ii) such Lender changes its lending office, except in each case, to the extent that, pursuant to Section 3.01(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed under FATCA.
“Excluded Wyoming Property” means, any property rights and interests in real and personal property to the extent that such property is pledged to the State of Wyoming (or any governmental agency thereof) to satisfy bonding obligations under reclamation laws. As of the Effective Date, Schedule 1.01(b) lists all Excluded Wyoming Property.
“Existing ABL Credit Agreement” has the meaning specified in the introductory statement hereto.
“Existing ABL Lenders” has the meaning specified in the introductory statement hereto.
“Existing Borrowers” has the meaning specified in the introductory statement hereto.
“Existing Letters of Credit” has the meaning specified in Section 2.04(n).
“Existing Loan Documents” has the meaning specified in Section 11.06(c).
“Existing Term Loan Agent” has the meaning specified in the introductory statement hereto.
“Existing Term Loan Credit Agreement” has the meaning specified in the introductory statement hereto.
“Facility” has the meaning specified in the introductory statement hereto.
“Facility Increase” has the meaning specified in Section 2.15.
“Facility Increase Amount” has the meaning specified in Section 2.15.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any laws implementing an intergovernmental agreement with respect to the foregoing.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Financial Statements” means the financial statements of the Company and its Subsidiaries, on a consolidated basis, delivered in accordance with Section 6.01.
“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee; provided, that, any operating lease that is required to be treated as a capital lease in accordance with GAAP as a result of any Accounting Change shall not be deemed a Financing Lease for purposes of this Agreement.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien ranks first in priority to all other Liens, other than Liens permitted under clauses (b), (c), (d), (e), (g), (i), (j), (m), (p), (r), (s) and (u) (solely with respect to any Term Loan Priority Collateral) of Section 7.01.
“Fixed Charge Coverage Ratio” shall mean, with respect to any period, the ratio of (a) Consolidated EBITDA of the Company and its Restricted Subsidiaries for such period, minus non-financed Capital Expenditures (including Capital Expenditures financed with the proceeds of any Loans) paid or payable currently in cash by the Company or any of its Subsidiaries for such period to (b) the Fixed Charges of the Company and its Restricted Subsidiaries during such period.
“Fixed Charges” shall mean, for any period, the sum of, without duplication:
(a)    all scheduled amortization payments of principal paid or due and payable during such period by the Company or any of its Restricted Subsidiaries in respect of any Indebtedness under clause (a) of the definition thereof (including scheduled payments of the principal portion of Capital Lease Obligations), plus
(b)    consolidated interest expense (including the interest component of payments under Capital Lease Obligations) of the Company and its Restricted Subsidiaries for such period, plus
(c)    the aggregate amount of Federal, state, local and foreign income Taxes and franchise and similar Taxes (net of any benefit or credit) included in the determination of Consolidated Net Income paid in cash during such period, plus

(d)    all Restricted Payments of type described in clause (a) of the definition of Restricted Payments payable in cash during such period to any Person other than the Company and its Restricted Subsidiaries.
For the first three fiscal quarters of the Company ending after the Effective Date, Fixed Charges shall be calculated on an annualized basis for the period commencing on the Effective Date and ending on the last day of the fiscal quarter ending on such date.
“Fixtures” has the meaning specified in the UCC.
“Foreign Lender” means, with respect to the Borrowers, any Lender that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.
“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or any of their respective Subsidiaries with respect to employees employed outside the United States and paid through a non-United States payroll.
“Foreign Plan Event” means, with respect to any Foreign Plan,
(a)    the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority;
(b)    the failure to make the required contributions or payments, under any applicable law, within the time permitted by Law for such contributions or payments;
(c)    the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan;
(d)     the incurrence of any liability by any Loan Party under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, in each case, which would reasonably be expected to have a Material Adverse Effect; or
(e)    the occurrence of any transaction with respect to a Foreign Plan that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any liability by any Loan Party, or the imposition on any Loan Party of any fine, excise tax or penalty with respect to a Foreign Plan resulting from any noncompliance with any applicable law, in each case which would reasonably be expected to have a Material Adverse Effect.
“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia and any Subsidiary thereof.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Ratable Portion of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than any L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; and (b) with respect to the Swingline Lender, such Defaulting Lender’s Ratable Portion of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“FSHCO” means any Domestic Subsidiary formed or acquired on or after the Effective Date substantially all of the assets of which consist of the Equity Interests of one or more Foreign Subsidiaries.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles, which are applicable to the circumstances as of the date of determination. The sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States, are set forth in the Financial Accounting Standards Board’s Accounting Standards Codification.
“General Intangible” has the meaning set forth in Article 9 of the UCC.
“Goods” has the meaning specified in the UCC.
“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to the extent the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation in order to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include (i) ordinary course performance guarantees by any Loan Party of the obligations (other than for the payment of borrowed money) of any other Loan Party, (ii) endorsements of instruments for deposit or collection in the ordinary course of business and (iii) indemnification or reimbursement obligations under or in respect of Surety Bonds or Designated Letters of Credit. The amount of any Guarantee obligation of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means (a) from and after the consummation of a Permitted Internal Restructuring, the Surviving Parent and (b) any Restricted Subsidiary that is a wholly-owned Domestic Subsidiary; provided, that such term shall not include (i) any FSHCO or (ii) any Domestic Subsidiary that is a Subsidiary of any Foreign Subsidiary. The Guarantors as of the Effective Date are the Subsidiaries of the Company listed on Schedule 1.01(a). For the avoidance of doubt, no Foreign Subsidiary now owned or hereafter formed or acquired shall be a Guarantor. To the extent the Company desires to include assets of a Guarantor in the Borrowing Base, such Guarantor shall become a Borrower by executing an Assumption Agreement.
“Hazardous Materials” means (a) any explosive or radioactive substances or wastes, (b) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that would reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, and (c) any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue (“CCR”), except that CCR beneficially re-used shall not be considered a Hazardous Material.
“Hedge Bank” means (a) a Lender or an Affiliate of a Lender that is a party to a Secured Hedge Agreement on the Effective Date or (b) any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in each case, in its capacity as a party to such Secured Hedge Agreement.
“Hedging Agreement” means (a) any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect against or mitigate interest rate risk, (b) any foreign exchange forward contract, currency swap agreement, futures contract, option contract, synthetic cap or other agreement or arrangement designed to protect against or mitigate foreign exchange risk or (c) any commodity or raw material, including coal, futures contract, commodity hedge agreement, option agreement, any actual or synthetic forward sale contract or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk (which shall for the avoidance of doubt include any forward purchase and sale of coal for which full or partial payment is required or received).
“Hedging Obligations” means all debts, liabilities and obligations of the Surviving Parent, any Borrower or their Restricted Subsidiaries in respect of any Hedging Agreement.
“Hedging Reserve” means any reserve established by the Administrative Agent in its Reasonable Credit Judgment in respect of Hedging Obligations based upon the credit exposure of any Hedge Banks to a Borrower in respect of Hedging Obligations, as notified by such Hedge Bank in writing to the Administrative Agent.
“Hedging Termination Value” means, in respect of any one or more Hedging Agreement, after taking into account the effect of any valid netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent) (it being understood that any such termination values and mark-to-market values shall take into account any assets posted as collateral or security for the benefit of a party to the Hedging Agreement).
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Hitachi” means Hitachi Capital America Corp.
“Hitachi Receivables Purchase Agreement” means that certain Receivables Purchase Agreement, dated as of May 1, 2017 (as amended, modified, supplemented or amended and restated from time to time), among the ANR Sellers and Hitachi.
“Honor Date” shall have the meaning specified in Section 2.04(d)(i).
“Immaterial Restricted Subsidiary” means any ANR Entity that is a Subsidiary of the Borrower Representative and is not an Unrestricted Subsidiary so long as (i) the revenues (excluding intercompany revenues) of such Subsidiary for any period of four consecutive fiscal quarters ended as of the end of any fiscal quarter do not exceed $2 million as set forth or reflected in the most recently available financial statements that have been delivered pursuant to Section 6.01 and (ii) the consolidated total assets of such Subsidiary at the end of the most recently completed fiscal quarter do not exceed $2 million as set forth or reflected in the most recently available financial statements that have been delivered pursuant to Section 6.01, provided that the aggregate revenues (excluding intercompany revenues) of all Immaterial Restricted Subsidiaries shall not exceed 5% of the aggregate revenues (excluding intercompany revenues) of the Surviving Parent, a Borrower and its Domestic Subsidiaries for any period of four consecutive quarters and the total assets of all Immaterial Restricted Subsidiaries shall not exceed 5% of the total assets of the Surviving Parent, a Borrower and its Domestic Subsidiaries at the end of any fiscal quarter. The Immaterial Restricted Subsidiaries as of the Effective Date are the Subsidiaries of the Borrowers listed on Schedule 1.01(e). In the event that (i) any Immaterial Restricted Subsidiary ceases to qualify as an Immaterial Restricted Subsidiary pursuant to the foregoing or (ii) the Borrower Representative elects to remove any Immaterial Restricted Subsidiary from this definition, then the Borrower Representative shall deliver (or shall cause to be delivered) to the Administrative Agent, to the extent not previously provided, in respect of such Subsidiary, those deliverables from which Immaterial Restricted Subsidiaries were exempt under Article IV (as well as the results of customary lien searches in respect of such Subsidiary) and upon such delivery such Subsidiary shall no longer constitute an Immaterial Restricted Subsidiary hereunder.
“Increase Effective Date” has the meaning specified in Section 2.15.
“Increased Reporting Period” means any period commencing on any day that (i) any Event of Default shall have occurred and be continuing or (ii) Availability shall be less than the greater of (w) $25 million and (x) 12.5% of the Maximum Revolving Credit, which period shall terminate on the date on which no Event of Default shall be continuing and Availability has exceeded the greater of the greater of (y) $25 million and (z) 12.5% of the Maximum Revolving Credit for a period of thirty (30) consecutive calendar days.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (other than any obligations in respect of performance bonds bid bonds, appeal bonds, surety bonds, reclamation bonds, wage bonds, bonds issued in favor of any Governmental Authority and completion guarantees, bank guarantees and similar contingent obligations or with respect to worker’s compensation benefits);
(b)    all obligations of such Person arising under letters of credit, bankers’ acceptances or similar instruments issued for the account of such Person (solely to the extent such letters of credit, bankers’ acceptances or other similar instruments have been drawn and remain unreimbursed);
(c)    net obligations of such Person under any Hedging Agreement;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses incurred in the ordinary course of business, (ii) obligations under federal coal leases, (iii) obligations under coal leases and (iv) obligations for take-or-pay arrangements);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    Capital Lease Obligations; and
(g)    all Guarantees of such Person in respect of any of the foregoing Indebtedness of any other Person (but excluding any performance and completion Guarantees of such Person);
provided, that in no event shall Indebtedness include (i) in connection with the purchase by the Surviving Parent, any Borrower or any of their Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under GAAP to appear as a liability on the balance sheet (excluding the footnotes), provided, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within thirty (30) days thereafter; (ii) deferred or prepaid revenues; (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) asset retirement obligations, or (v) obligations (other than obligations with respect to Indebtedness for borrowed money or other Indebtedness evidenced by loan agreements, bonds, notes or debentures or similar instruments or letters of credit (solely to the extent such letters of credit or other similar instruments have been drawn and remain unreimbursed) (or, without duplication, reimbursement agreements in respect thereof)) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of the Company and its Subsidiaries. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815 “Derivatives and Hedging” and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedging Termination Value thereof as of such date. The amount of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness. The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any indebtedness of a Joint Venture secured by a Lien on property owned or being purchased by the Surviving Parent, any Borrower or their Restricted Subsidiaries as of any date shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the indebtedness that is secured by such Lien and (b) the maximum amount for which the Surviving Parent, any Borrower or their Restricted Subsidiaries may be liable (which may be determined with reference to the fair market value of the property securing such indebtedness as reasonably determined by the applicable Borrower in good faith) pursuant to the terms of such indebtedness. Except as set forth in the sentence immediately above, the amount of indebtedness of any Joint Venture, which is attributable to the Surviving Parent, any Borrower or their Restricted Subsidiary shall be deemed to equal the amount of indebtedness that would be attributable to the Surviving Parent, any Borrower or their Restricted Subsidiary in accordance with GAAP.
“Indemnified Liabilities” has the meaning specified in Section 11.04.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04(b).
“Initial Borrowers” has the meaning specified in the introductory paragraph to this Agreement.
“Instrument” has the meaning specified in the UCC.
“Intellectual Property” has the meaning specified in the Security Agreement.
“Intercreditor Agreements” means each of (a) the Term Loan Intercreditor Agreement and (b) the Junior Lien Intercreditor Agreements.
“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan, the Termination Date, and in the case of a Eurocurrency Rate Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Loan; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Termination Date.
“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months (or, to the extent agreed to by all of the Lenders, 12 months) thereafter, as selected by the Borrower Representative in its Borrowing Notice or Notice of Conversion or Continuation, as applicable; provided, that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such

Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date.
“Interpolated Screen Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, the rate which results from interpolating on a linear basis between (a) the applicable Screen Rate for the period next longer than the length of such Interest Period and (b) the applicable Screen Rate for the period next shorter than the length of such Interest Period.
“Inventory” has the meaning specified in the UCC.
“Inventory Value” means, at any time of determination, with respect to any Coal Inventory of any of the Borrowers, the value reflected in the general ledger of the Company, calculated in accordance with GAAP.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance (excluding intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrowers and their Subsidiaries) or capital contribution to, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or Joint Venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested, as determined immediately prior to the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents.
“Investment Grade Rating” means a Debt Rating of at least BBB- by S&P and Baa3 from Moody’s.
“Investment Property” has the meaning specified in the UCC.
“IP Rights” has the meaning specified in Section 5.18.
“IP Security Agreements” means any Copyright Security Agreement, any Trademark Security Agreement and any Patent Security Agreement.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrowers (or any Subsidiary) or in favor of such L/C Issuer and relating to any such Letter of Credit.
“Joint Venture” means any Person (a) other than a Subsidiary in which any Borrower or its Subsidiaries hold an ownership interest or (b) which is an unincorporated joint venture of any Borrower or any Subsidiary.

“Junior Collateral Trustee” means the Person acting as Junior Collateral Trustee pursuant to any Junior Intercreditor Agreement, together with its successors and assigns in such capacity.
“Junior Lien Indebtedness” means any Indebtedness (other than the Term Loan Facility) that is secured by a junior Lien to the Lien securing the Obligations and that was permitted to be incurred and so secured hereunder.
“Junior Lien Intercreditor Agreement” means an intercreditor agreement to be entered into between the Term Loan Agent, the Collateral Agent and the Junior Collateral Trustee that sets forth the relative priority of the Priority Liens and the Term Loan Liens (as such term is defined in such Junior Lien Intercreditor Agreement), on the one hand, and the Junior Liens (as such term is defined in such Junior Lien Intercreditor Agreement), on the other hand, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Kentucky Coal Terminal” is located at 15992 U.S. 23, Catlettsburg, KY 41129.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.
“L/C Cash Collateral Account” means the account established by, and under the sole dominion and control of, the Administrative Agent maintained with the Administrative Agent and designated as the “Contura L/C Cash Collateral Account.”
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means, collectively, each of Citibank, N.A., BMO Harris Bank N.A., Barclays Bank PLC and Credit Suisse AG, Cayman Islands Branch in its respective capacity as issuer of Letters of Credit hereunder, and any other Lender or Lenders reasonably acceptable to the Company and the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) that agree to act as L/C Issuer, and any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts with respect to Letters of Credit, including all L/C Borrowings plus the aggregate amount of Letter of Credit Fees then due and payable.
“L/C Sublimit” means, at any time, (a) with respect to all of the L/C Issuers taken as a whole, $200 million and (b) with respect to each L/C Issuer individually, an amount allocated to such L/C Issuer by the Administrative Agent, at the request of the Borrowers, and accepted by such L/C Issuer in its sole discretion. As of the Effective Date (but subject to Section 2.04(b)(vii) of this Agreement), the L/C Sublimit of each L/C Issuer referred to in clause (b) above shall be the amount set forth opposite such L/C Issuer’s name on Schedule 2.01.
“Lamberts Point Terminal” is located at Norfolk Southern Lamberts Point Pier 6 Coal Terminal, 2200 Redgate Avenue, Norfolk, Virginia 23507.

“Landlord Lien Waiver” means any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement.
“Laws” means, as to any Person, collectively, all international, foreign, Federal, state and local laws, statutes, treaties, rules, regulations, ordinances, codes, and determinations of arbitrators or courts or other Governmental Authorities, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Lender” means each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 11.06(b). Unless the context requires otherwise, the term “Lender” shall include the Swingline Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire or Assignment and Acceptance by which it became a Lender or such other office or offices as a Lender may from time to time notify the Borrower Representative and the Administrative Agent.
“Letter of Credit” means any letter of credit issued pursuant to Section 2.04(a).
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.
“Letter of Credit Expiration Date” means the day that is the earlier of (a) 12 months after its date of issuance (or such longer period as may be agreed by the applicable L/C Issuer and the applicable Borrower) and (b) five (5) Business Days prior to the Maturity Date; provided, that any Letter of Credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to be in clause (b) above, except to the extent Cash Collateralized pursuant to arrangements reasonably acceptable to the relevant L/C Issuer).
“Letter of Credit Fee” has the meaning specified in Section 2.04(j).
“Lexington Coal Purchase Agreement” means that certain Membership Interest and Asset Purchase Agreement dated as of July 18, 2017, among Lexington Coal Company, LLC, as buyer, ANR, Inc., as seller, and ANR, Inc.’s subsidiaries, as seller representatives.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease having substantially the same economic effect as any of the foregoing).
“Liquidity Period” means any period commencing on any day that (a) any Event of Default shall have occurred and be continuing or (b) Availability shall be less than the greater of (i) $20 million and (ii) 10.0% of the Maximum Revolving Credit, which period shall terminate on the date on which no Event of Default shall be continuing and Availability has exceeded the greater of (A) $20 million and (B) 10.0% of the Maximum Revolving Credit for a period of thirty (30) consecutive calendar days.
“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means, collectively, this Agreement, each Assumption Agreement, the Notes, the Collateral Documents, each Issuer Document, each Secured Hedge Agreement, each Secured Cash Management Agreement and any Intercreditor Agreement.
“Loan Parties” means, collectively, the Borrowers and each Guarantor.
“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, operations, property or financial condition of the Surviving Parent, the Borrowers and their Restricted Subsidiaries taken as a whole, (b) the ability of the Borrowers and the Guarantors, taken as a whole, to perform their obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents or the material rights or remedies of the Administrative Agent, the Collateral Agent, the Arrangers, the L/C Issuers or the Lenders thereunder.
“Material Leased Real Property” means any (i) Mine or other real property, in each case, subject to a lease with a Loan Party, as lessee, with annual minimum royalties, rents or any similar payment obligations, in excess of $500,000 in the most recently ended fiscal year and (ii) Material Prep Plants.
“Material Owned Real Property” means any Mine or other real property, in each case, owned or acquired in fee by any Loan Party having a fair market value in excess of $1 million.
“Material Prep Plants” means the leased locations set forth on Schedule 5.08(d).
“Material Real Property” means (a) the Material Leased Real Property and (b) the Material Owned Real Property, as the context may require; provided, that Material Real Property shall not include (i) the Excluded Assets or (ii) any leasehold interests of a Loan Party in commercial real property constituting offices of the Borrower and their Subsidiaries.
“Maturity Date” means April 3, 2022; provided, that individual Lenders may agree in their sole discretion to extend the maturity of their Commitments under the Facility upon the request of the Borrowers and without the consent of any other Lender; provided, further, that if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.
“Maximum Revolving Credit” means, at any time, the lesser of (a) the Borrowing Base at such time and (b) the aggregate amount of Commitments in effect at such time.
“Mine” means any mining complex and its associated Reserve Area in respect of any of the real properties in the United States in which any Loan Party holds an ownership, leasehold or other interest, including any excavation or opening into the earth now or hereafter made from which coal or other minerals are or can be extracted.
“Mining Laws” means any and all applicable federal, state, local and foreign statutes, laws, regulations, guidance, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to mining operations and activities. “Mining Laws” shall include but not be limited to, the MSHA, the Mineral Lands Leasing Act of 1920, the Federal Coal Leasing Amendments Act, the Surface Mining Control and Reclamation Act, all other land reclamation and use statutes and regulations relating to Coal mining, the Federal Coal Mine Health and Safety Act, the Black Lung Act and the Coal Act, the Mine Safety and Health Act and the Occupational Safety and Health Act, each as amended, and their state and local counterparts or equivalents.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Money” has the meaning specified in the UCC.
“Mortgage” means a deed of trust, trust deed, deed to secure debt, mortgage, leasehold mortgage and leasehold deed of trust in form and substance reasonably satisfactory to the Administrative Agent, in each case as amended, restated, supplemented or otherwise modified from time to time.
“MSHA” means the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801 et seq., as amended.
“Multiemployer Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means, with respect to any Disposition by the Borrowers or any of their respective Subsidiaries, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such Disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) the sum of (i) the principal amount, premium or penalty, if any, interest, breakage costs and other amounts on any Indebtedness that is secured by the asset subject to such Disposition and that is required to be repaid or paid in connection with such transaction (other than Indebtedness under, or that is secured by, the Loan Documents), (ii) the reasonable out-of-pocket fees and expenses (including reasonable out-of-pocket attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer Taxes, other customary expenses and brokerage, consultant and other customary fees) incurred by the Surviving Parent, the Borrowers or their Restricted Subsidiary in connection with such transaction, (iii) Taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided, that if the amount of any estimated Taxes pursuant to subclause (iii) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds and (iv) any reserve for adjustment in respect of (A) the sale price of such asset established in accordance with GAAP and (B) any liabilities associated with such asset and retained by the Borrowers after such Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any cash payments or proceeds (including Cash Equivalents) received by the Company or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Company or any of its Subsidiaries or (ii) as a result of the taking of any assets of the Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Company or any of its Subsidiaries in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Company’s good faith estimate of income Taxes paid or payable) in connection with any sale or taking of such assets as referred to in clause (a)(ii) of this definition and (v) any amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a)(ii) of this definition (provided, that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds).
“Net Orderly Liquidation Value” means an amount, expressed as a percentage of the cash proceeds of Inventory that could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent Appraisal delivered to the Administrative Agent.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extension Notice Date” has the meaning specified in Section 2.04(c)(iii).
“Non-Recourse Debt” means Indebtedness (a) as to which none of the Surviving Parent, any Borrower nor any of their Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a non-recourse pledge of the Equity Interests of any Unrestricted Subsidiary to the extent such Equity Interests do not constitute Collateral, (ii) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a non-recourse pledge of the Equity Interests of any Unrestricted Subsidiary to the extent such Equity Interests do not constitute Collateral, or (iii) constitutes the lender; (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Obligations) of the Surviving Parent, any Borrower or any of their Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders thereunder will not have any recourse to the Equity Interests or assets of the Surviving Parent, any Borrower or any of their Restricted Subsidiaries (other than solely the Equity Interests of any Unrestricted Subsidiary to the extent such Equity Interests do not constitute Collateral).
“Non-Reinstatement Deadline” has the meaning specified in Section 2.04(c)(iv).
“Nonconsenting Lender” has the meaning specified in Section 11.13.
“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
“Notice of Conversion or Continuation” means a notice by the Borrowers to (i) convert Base Rate Loans or any portion thereof to Eurocurrency Rate Loans or (ii) at the end of any applicable Interest Period, convert Eurocurrency Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurocurrency Rate Loans or any portion thereof for an additional Interest Period, in each case, substantially in the form of Exhibit B.
“Notification” shall have the meaning given to such term in clause (s) of the definition of “Eligible Accounts.”
“Obligations” means all advances to, and debts, liabilities and obligations of, any Loan Party arising under any Secured Cash Management Agreement, Secured Hedge Agreement, Loan Document or otherwise with respect to any Loan, Letter of Credit, Swingline Loan or Protective Advance whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Notwithstanding anything to the contrary herein, the “Obligations” shall not include any Excluded Hedging Obligations.
“Obligee Guarantor” shall have the meaning given to such term in Section 10.08.
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, Joint Venture, trust or other form of business entity, the partnership, Joint Venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes that arise from any payment made under, from the execution, delivery, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment at the request of the Borrower Representative pursuant to Section 11.13).
“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts, (c) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments of such Swingline Loans occurring on such date and (d) with respect to Protective Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments of such Protective Advances on such date.
“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent or any L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.
“Owner Trust” means Bank of Utah, not in its individual capacity but solely as owner trustee under the Trust Agreement N731BP dated July 26, 2016.

“Parent Entity” means any Person that is a direct or indirect parent company (which may be organized as a partnership) of the Company.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“Patent Security Agreement” means the Patent Security Agreement, substantially in the form attached to the Security Agreement or such other form reasonably acceptable to the Administrative Agent and the Borrower Representative, by certain Loan Parties in favor of the Collateral Agent, for the benefit of the Secured Parties.
“PATRIOT Act” has the meaning specified in Section 5.17(b).
“Payment Conditions” mean, at any time of determination, with respect to any applicable Indebtedness, Investment (including any Permitted Acquisition), Restricted Payment or Restricted Debt Payment (each such event or transaction, a “Permitted Transaction”), the satisfaction of each of the following conditions:
(a)    no Event of Default has occurred and is continuing or would immediately result from the consummation of such Permitted Transaction; and
(b)    the Borrowers shall have demonstrated compliance at the time of consummation of such Permitted Transaction with either clause (i) or clause (ii) below, in each case, as set forth in the most recent Borrowing Base Certificate delivered pursuant to Section 6.02(f):
(i)    (A) pro forma Availability immediately after giving effect to such Permitted Transaction (taking into account any Credit Extensions made to finance such Permitted Transaction) and (B) pro forma average Availability for the 30-day period immediately preceding the consummation of such Permitted Transaction (assuming such Permitted Transaction (and any Credit Extensions made to finance such Permitted Transaction) shall have occurred on the first day of such period), shall be, in each case, no less than the greater of (1) 12.5% of the Maximum Revolving Credit and (2) $25 million and (C) the Fixed Charge Coverage Ratio, on a Pro Forma Basis, as of the last day of the most recently ended Test Period (after giving pro forma effect to such Permitted Transaction and each other Permitted Transaction that has occurred since the beginning of such Test Period) shall not be less than 1.00 to 1.00, or
(ii)    both (A) pro forma Availability immediately after giving effect to such Permitted Transaction (taking into account any Credit Extensions made to finance such Permitted Transaction) and (B) pro forma average Availability for the 30-day period immediately preceding the consummation of such Permitted Transaction (assuming such Permitted Transaction (and any Credit Extensions made to finance such Permitted Transaction) shall have occurred on the first day of such period), shall be, in each case, no less than the greater of (1) 17.5% of the Maximum Revolving Credit and (2) $35 million.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Acquisition” means any transaction or series of related transactions for the direct or indirect acquisition by the Surviving Parent, any Borrower or any of their Restricted Subsidiaries of all or substantially all the assets of a Person or line of business or division of such person (referred to herein as the “Acquired Assets”), or all of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”) or merger or consolidation of any other combination with any other Person; provided, that
(a)    the Acquired Entity or the Acquired Assets, as applicable, shall be engaged in a Similar Business;
(b)    both before and after giving effect thereto no Default or Event of Default shall have occurred and be continuing;
(c)    the Payment Conditions shall have been satisfied at the time of closing of such Permitted Acquisition on a Pro Forma Basis (after giving effect to any Credit Extensions and other Indebtedness incurred to finance such Permitted Acquisitions);
(d)    the Company shall comply, and shall cause the Acquired Entity, if any, to comply, with the applicable provisions of Section 6.12 and Section 6.16; provided, that, in respect of Acquired Entities that are organized outside of the United States or will otherwise not become Loan Parties or Acquired Assets located outside of the United States or that will not be acquired by Loan Parties, the aggregate amount of such Investments, when taken together with Indebtedness of an Immaterial Restricted Subsidiary or a non-Loan Party owing to a Loan Party pursuant to Section 7.03(f) (other than Indebtedness subject to the second proviso of such Section) and Disqualified Equity Interests issued by an Immaterial Restricted Subsidiary or a non-Loan Party to a Loan Party pursuant to Section 7.03(f) and Investments in Immaterial Restricted Subsidiaries or non-Loan Parties made pursuant to Section 7.02(j), shall not in the aggregate exceed the greater of $70 million and 8% of Consolidated Net Tangible Assets;
(e)    such Permitted Acquisition is not consummated in connection with a “hostile takeover” or proxy fight or similar transaction; and
(f)    such Permitted Acquisition and all transactions related thereto are consummated in all material respects in accordance with applicable Laws.
“Permitted Asset Swap” means the substantially concurrent purchase and sale, trade-in or exchange of equipment, real property or any other property of a nature or type that is used or useful in a Similar Business or a combination of such equipment, real property or any other property and cash or Cash Equivalents between the Surviving Parent, any Borrower or any of their Restricted Subsidiaries and another Person; provided, that the fair market value of the equipment, real property or any other property received is at least as great as the fair market value of the equipment, real property or other property being traded-in or exchanged as determined by the Borrower Representative reasonably and in good faith; provided, that any shortfall may be treated as an Investment and shall constitute an Investment for purposes of calculating compliance with Section 7.02.

“Permitted Internal Restructuring” means an internal reorganization or restructuring of the Loan Parties primarily intended to achieve tax or corporate efficiencies consisting of the creation of a new wholly-owned direct domestic subsidiary of the Company which shall assume all of the rights and obligations of the Company hereunder as the Borrower Representative by execution and delivery of an Assumption Agreement and compliance with Section 1.09.
“Permitted Liens” has the meaning specified in Section 7.01.
“Permitted Partial Payment Plan” means a partial payment plan whereby (a) an Account Debtor is required to pre-pay a portion of the total sale amount prior to shipment, with the remaining sale amount billed following shipment; (b) an Account Debtor that is using a letter of credit as Acceptable Credit Support for a shipment makes an initial partial payment, followed by a subsequent payment for the remaining balance due on the shipment; or (c) an Account Debtor is billed for a shipment at a provisional selling price, and a subsequent billing is made after the final selling price has been determined.
“Permitted Real Estate Encumbrances” means the following encumbrances which do not, in any case, individually or in the aggregate, materially detract from the value of any Mine subject thereto or interfere with the ordinary conduct of the business or operations of any Loan Party as presently conducted on, at or with respect to such Mine and as to be conducted following the Effective Date:
(a)    encumbrances customarily found upon real property used for mining purposes in the applicable jurisdiction in which the applicable real property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such real property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements);
(b)    rights and easements of (i) owners of undivided interests in any of the real property where the applicable Loan Party or Subsidiary owns less than 100% of the fee interest, (ii) owners of interests in the surface of any real property where the applicable Loan Party or Subsidiary does not own or lease such surface interest, (iii) lessees, if any, of coal or other minerals (including oil, gas and coal bed methane) where the applicable Loan Party or Subsidiary does not own such coal or other minerals, and (iv) lessees of other coal seams and other minerals (including oil, gas and coal bed methane) not owned or leased by such Loan Party or Subsidiary;
(c)    with respect to any real property in which the Surviving Parent, any Borrower or any Restricted Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns), subject to any amendments or modifications set forth in any landlord consent delivered in connection with a Mortgage;
(d)    farm, grazing, hunting, recreational and residential leases with respect to which the Surviving Parent, any Borrower or any Restricted Subsidiary is the lessor encumbering portions of the real properties to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use and configuration to such real properties;
(e)    royalty and other payment obligations to sellers or transferors of fee coal or lease properties to the extent such obligations constitute a lien not yet delinquent;

(f)    rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any mining lease, unless in each case waived by such other person;
(g)    rights of repurchase or reversion when mining and reclamation are completed;
(h)    zoning, building, land use and other similar laws and all Liens (other than monetary Liens) that do not materially interfere with the ordinary conduct of the business or operations of any Loan Party as presently conducted;
(i)    Liens on the property of the Company or any of its Subsidiaries, as a tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, as such Liens are provided to the landlord under applicable law and not waived by the landlord; and
(j)    leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purpose.
“Permitted Refinancing Increase” means, with respect to the refinancing of any Indebtedness, an amount equal to (a) any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such Refinancing, (b) any unpaid accrued interest on the Indebtedness being Refinanced, and (c) any existing commitments unutilized under the Indebtedness being Refinanced.
“Permitted Refinancing Indebtedness” mean any Indebtedness issued in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that
(a)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus any Permitted Refinancing Increase in respect of such Refinancing);
(b)    such Permitted Refinancing Indebtedness shall have the same obligors and same guarantees as, and be secured on a basis no greater than the Indebtedness so Refinanced (provided, that the Permitted Refinancing Indebtedness may be subject to lesser guarantees or be unsecured or the Liens securing the Permitted Refinancing Indebtedness may rank junior to the Liens securing the Indebtedness so Refinanced) and, to the extent applicable, the Company shall have satisfied the requirements of Section 5.3 of the Term Loan Intercreditor Agreement with respect to such Permitted Refinancing Indebtedness;
(c)    the maturity date is later than or equal to, and the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to, that of the Indebtedness being Refinanced;
(d)    if the Indebtedness so Refinanced is subordinated in right of payment to the Obligations, then such Permitted Refinancing Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Obligations at least to the extent that the Indebtedness so Refinanced is subordinated to the Obligations; and
(e)    the terms and conditions of any Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties than the terms and conditions of the Indebtedness that is being Refinanced.
“Permitted Transactions” has the meaning specified in the definition of “Payment Conditions”.
“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, by any ERISA Affiliate.
“Plan of Reorganization” shall mean Alpha Natural Resources, Inc.’s Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession as confirmed by the Bankruptcy Court in the Confirmation Order (together with all exhibits and schedules thereto) as in effect on the date hereof.
“Pro Forma Basis” means, for purposes of calculating Consolidated Net Tangible Assets, the Fixed Charge Coverage Ratio or any other test that is based on satisfying a financial ratio or metric, that with respect to any acquisition or disposition (in each case, that would be included in a Pro Forma Basis calculation pursuant to Section 1.08), such acquisition or disposition shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such acquisition or disposition for which the Borrower has delivered financial statements pursuant to Section 6.01. In connection with the foregoing, (a) with respect to any such acquisition, income statement items attributable to the Person or property or assets acquired shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for the Surviving Parent, the Borrowers and their Restricted Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, (ii) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (iii) any Indebtedness incurred or assumed by the Company or any Subsidiary (including the Person, property or assets acquired) in connection with such acquisition and any Indebtedness of the Person, property or assets acquired which is not retired in connection with such acquisition (A) shall be deemed to have been incurred as of the first day of the most recent four fiscal quarter period preceding the date for such acquisition and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the most recent four fiscal quarter period preceding the date of such acquisition for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; and (b) with respect to any such disposition, income statement items attributable to the Person or property or assets being disposed of shall be excluded to the extent relating to any period applicable in such calculations in accordance with the foregoing principles applicable to acquisitions, mutatis mutandis.
“Proceeds” has the meaning specified in the UCC and, in any event, shall also include, but not be limited to, (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Administrative Agent or the Company or any of its Subsidiaries from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to the Company or any of its Subsidiaries from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority) and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
“Production Payments” means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.
“Properties” has the meaning specified in Section 2.03(a).
“Protective Advances” has the meaning specified in Section 2.03.
“Public Lender” has the meaning specified in Section 9.16(e).
“Qualified Cash” means unrestricted cash of the Borrowers that is (a) deposited in a cash Deposit Account established and maintained at, and in the name of, the Administrative Agent, and subject to a Control Agreement and (b) subject to the valid, enforceable and first priority perfected security interest of the Administrative Agent; provided, that, for purposes of the amount of Qualified Cash included in the calculation of Borrowing Base, such amount may be reduced, at the Administrative Agent’s option, by any obligations owing to it as a depository bank).
“Qualified ECP Guarantor” means, in respect of any Hedging Agreement, each Loan Party that has total assets exceeding $10 million at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Hedging Agreement or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.
“Qualifying IPO” means (a) the issuance by the Company or any Parent Entity of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or (b) the effectiveness of the listing or the admission to trading of all or any part of the common Equity Interests of the Company or any Parent Entity on the New York Stock Exchange or in or on any other national exchange or market or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to any Parent Entity in the United States.
“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, the percentage obtained by dividing (a) the Commitment of such Lender by (b) the aggregate Commitments of all Lenders (or, at any time after the Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Total Outstandings owing to such Lender by the aggregate outstanding principal balance of the Total Outstandings owing to all Lenders).
“Raw Coal” means Coal having been extracted from a Mine but not yet put through the washing process.
“Reasonable Credit Judgment” means the Administrative Agent’s commercially reasonable credit judgment (from the perspective of a secured asset-based lender), in accordance with customary business practices for comparable asset-based lending transactions exercised in good faith; provided, that as it relates to the establishment of Reserves or the adjustment or imposition of exclusionary criteria, Reasonable Credit Judgment will require that (a) such establishment, adjustment or imposition after the Effective Date be based on the analysis of facts, events, conditions or contingencies first occurring or first discovered by the Administrative Agent after the Effective Date or that are materially different from facts, events, conditions or contingencies known to the Administrative Agent on the Effective Date, (b) the imposition or increase of any Reserve shall not duplicate (x) the exclusionary criteria set forth in the definitions of “Eligible Account,” “Eligible Unbilled Account” and “Eligible Inventory,” as applicable (and vice versa), or (y) any Reserves deducted in computing book value or Net Orderly Liquidation Value and (c) the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria shall bear a reasonable relationship to the effects that form the basis thereunder.
“Receivables Transaction” means (a) the receivables purchase facility evidenced by the Hitachi Receivables Purchase Agreement and any other agreements executed in connection therewith or (b) any refinancing, extension or replacement of the foregoing providing for a customary receivables sale, discounting, factoring or securitization arrangement pursuant to which the Borrowers or any Restricted Subsidiary of the Borrowers may sell, convey or otherwise transfer to any Person (other than the Borrowers or any Restricted Subsidiary), or may grant a security interest any Sold Receivables.
“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any L/C Issuer or (d) any other recipient of any payment to be made by or on account of any obligation of the Borrowers, as applicable.
“Reclamation Funding Agreement” means that certain Reclamation Funding Agreement, dated July 12, 2016 (as amended by the Amended Reclamation Funding Agreement dated as of October 23, 2017 and as further amended, supplemented or modified from time to time), by and among: (a) ANR, on behalf of itself and its debtor-affiliates; (b) Contura Energy, Inc.; (c) the Illinois Department of Natural Resources; (d) the Kentucky Energy and Environment Cabinet, Department for Natural Resources; (e) the United States Department of the Interior, Office of Surface Mining, Reclamation and Enforcement, in its capacity as the regulatory authority over surface mining operations in the State of Tennessee; (f) the Commonwealth of Virginia, Department of Mines, Minerals and Energy; and (g) the West Virginia Department of Environmental Protection.
“Refinance” has the meaning specified in the definition of Permitted Refinancing Indebtedness.
“Refinancing” means (i) the repayment in full of the ANR Cantor Credit Agreement and (ii) the refinancing and amendment and restatement of the Existing Credit Agreement pursuant to this agreement.
“Register” has the meaning specified in Section 11.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees, members, partners, directors, officers, employees, agents, attorneys, fund managers, advisors and representatives.
“Rent Reserve” means each of (a) any reserve established by the Administrative Agent in its Reasonable Credit Judgment in respect of all past due rent and other amounts owing by any Borrower to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person who possesses any Inventory of the Borrowers or could assert a Lien on such Inventory or (b) in the case of any property, except for the Lamberts Point Terminal, where the value of any Inventory of the Borrowers is located, stored, used or held at such property exceeds $1,500,000 and with respect to which no Landlord

Lien Waiver has been obtained, a three-month reserve against the Eligible Inventory held at such location established by the Administrative Agent.
“Reorganized ANR Contingent Revenue Payment” means a contingent revenue payment paid or required to be paid by the Loan Parties or their Subsidiaries pursuant to the Plan of Reorganization and the Confirmation Order, commencing eighteen (18) months after the “Effective Date” of the Plan of Reorganization, and calculated and payable annually during the five-year period thereafter, consisting of: (a) (i) 1.5% of the annual gross revenues of the Reorganized Debtors (as defined in the Plan of Reorganization), up to $500 million, provided that, in the event that any Non-Material Non-Reserve Price Assets (as defined in the Plan of Reorganization) are sold, such percentage shall be increased to a percentage sufficient to restore the Reorganized ANR Contingent Revenue Payment to the amount it would have equaled absent such sale, and (ii) 1.0% of annual gross revenues of the Reorganized Debtors in excess of $500 million, provided further that, for the avoidance of doubt, "gross revenues" as used in this definition shall not include any funds deposited by NewCo (as defined in the Plan of Reorganization) into any accounts established in accordance with the Plan of Reorganization and/or the Resolution of Reclamation Obligations (as defined in the Plan of Reorganization); and (b) the Contingent Reorganized ANR Consideration (as defined in the Plan of Reorganization), if any.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Reports” has the meaning specified in Section 9.15.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Borrowing Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swingline Loan, a Swingline Loan Notice.
“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of (a) the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments; provided, that (i) that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (ii) to the extent there are more than two Lenders (excluding Affiliates), “Required Lenders” shall also require the consent of at least two Lenders (excluding Affiliates).
“Requirement of Law” means as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserve Area” means (a) the real property owned in fee by any Loan Party or in which a Loan Party has a leasehold interest that is part of the areas listed on Schedule 1.01(d) and (b) any real property constituting coal reserves or access to coal reserves owned in fee by any Loan Party or in which a Loan Party has a leasehold interest, acquired after the Effective Date, that is not an active Mine.
“Reserves” means, without duplication, (a) the Rent Reserve, (b) Shipping Reserves, (c) the Hedging Reserve and (d) other reserves established or maintained by the Administrative Agent in its Reasonable Credit Judgment to the extent such reserves relate to facts, events, conditions or contingencies first occurring or first discovered by the Administrative Agent after the Effective Date (or that are materially different from facts, events, conditions or contingencies known to the Administrative Agent on the Effective Date), and for which no reserves were imposed on the Effective Date, and which have, or could reasonably be expected to have, an adverse effect on the value of the Borrowing Base Collateral or the Liens of the Administrative Agent thereon.
“Residual Mechanic’s Liens” means the mechanic’s Liens existing on the Effective Date securing the payment of unpaid liabilities in respect of supplied labor or materials filed against certain properties of the Loan Parties located in Pennsylvania for so long as such Liens (a) are being satisfied in accordance with that certain Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, as modified, for ANR, as confirmed on July 12, 2016 and (b) do not secure obligations in excess of $1 million in the aggregate at any time outstanding.
“Residual Property Tax Liens” means the Liens existing on the Effective Date securing the payment of unpaid Taxes in respect of real property interests filed against certain properties of the Loan Parties located in Pennsylvania, West Virginia, Virginia and Wyoming for so long as such Liens (a) are being satisfied in accordance with that certain Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, as modified, for ANR, as confirmed on July 12, 2016 and (b) do not secure obligations in excess of $10 million in the aggregate at any time outstanding.
“Responsible Officer” of any person shall mean any executive officer, president, chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement and with respect to financial and tax matters, the chief financial officer, treasurer or assistant treasurer of the relevant Borrower.
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) by the Surviving Parent, any Borrower or any Restricted Subsidiary with respect to its Capital Stock, or any payment (whether in cash, securities or other property) by the Surviving Parent, any Borrower or any Restricted Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any of its Capital Stock, or on account of any return of capital to its stockholders, partners or members (or the equivalent Person thereof) and (b) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any unsecured Indebtedness for borrowed money, Subordinated Indebtedness, Junior Lien Indebtedness or any voluntary prepayments made under the Term Loan Facility.
“Restricted Subsidiary” means any Subsidiary of the Borrower Representative that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.
“Sanctioned Person” means, at any time, any Person with which dealings are prohibited by Sanctions.
“Sanctions” has the meaning specified in Section 5.17(a).
“Sanctions Laws” has the meaning specified in Section 5.17(a).
“Sandusky Coal Dock” is located at 2705 W Monroe St., Sandusky, OH 44870.

“Screen Rate” means the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Agreement” means any Secured Cash Management Agreement or Secured Hedge Agreement.
“Secured Cash Management Agreement” means (a) any Cash Management Agreement that is entered into by and between the Borrowers and any Cash Management Bank to the extent designated as such by the Borrowers and such Cash Management Bank in writing to the Administrative Agent from time to time in accordance with Section 11.16 and (b) each Existing Secured Agreement listed on Schedule 7.03 as an “Existing Secured Cash Management Agreement”.
“Secured Hedge Agreement” means any Hedging Agreement permitted under Article VII that is entered into by and between the Surviving Parent, the Borrowers and any Hedge Bank to the extent designated as such by the Borrowers and such Hedge Bank in writing to the Administrative Agent from time to time in accordance with Section 11.16 and (ii) each Existing Secured Agreement listed on Schedule 7.03 as an “Existing Secured Hedge Agreement”.
“Secured Parties” means, collectively, the Lenders, each L/C Issuer, the Administrative Agent and Collateral Agent, each Hedge Bank that is a counterparty to a Secured Hedge Agreement with a Loan Party, each Cash Management Bank that is party to a Secured Cash Management Agreement with a Loan Party, the Arrangers and beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.
“Securities Account” has the meaning specified in the UCC.
“Security” has the meaning specified in the UCC.
“Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the date hereof, by and among the Administrative Agent and each of the Loan Parties party thereto, substantially in the form of Exhibit H, as amended, restated, amended and restated supplemented or otherwise modified from time to time.
“Shipping Reserves” means any reserve established by the Administrative Agent in its Reasonable Credit Judgment for amounts payable to (a) Norfolk Southern Railway or its Affiliates (or any successor owner or operator of Lamberts Point Terminal, (b) CSX Transportation or its Affiliates (or any successor owner or operator of Chesapeake Bay Piers or (c) any additional rail carrier or rail forwarder utilized by the Borrowers from time to time.
“Similar Business” means any of the following, whether domestic or foreign: the mining, production, marketing, sale, trading and transportation (including, without limitation, any business related to terminals) of natural resources including coal, ancillary natural resources and mineral products, exploration of natural resources, any acquired business activity so long as a material portion of such acquired business was otherwise a Similar Business, and any business that is ancillary or complementary to the foregoing.
“Sold Receivables” means those accounts receivables originated by the Borrowers or any Restricted Subsidiary of the Borrowers (including any related assets) sold to any other Person (other than the Borrowers or any Restricted Subsidiary) pursuant to any Receivables Transaction.
“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Effective Date and reflected in the projections delivered pursuant to Section 4.01(a)(xii) or with respect to any transaction contemplated to be undertaken after the Effective Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
“Specified Event of Default” means any Event of Default under Section 8.01(a), (f) or (g).
“Specified Transaction” has the meaning specified in Section 1.08.
“State Settlement Accounts” means deposits and/or securities accounts in connection with any settlements in effect on the date hereof that have been approved by the Borrower and any state or federal environmental regulatory agencies with respect to ongoing regulatory compliance obligations settled in connection with the Plan of Reorganization.
“Subordinated Indebtedness” means any Indebtedness of the Surviving Parent, the Borrowers and their Restricted Subsidiaries that is contractually subordinated to the Indebtedness under the Loan Documents on terms reasonably satisfactory to the Administrative Agent.
“Subsidiary” of a Person means a corporation, partnership, Joint Venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly, or indirectly through one or more intermediaries, or both, by such Person; provided, that, notwithstanding the foregoing, none of DTA, Marshall Land LLC and Mountaineer Capital, LP will be a “Subsidiary” for purposes of this Agreement (other than solely for purposes of Section 6.01 of this Agreement and with respect to any financial ratios and other financial calculations); provided, further, that the Owner Trust shall not be considered a Subsidiary of any Loan Party. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Supermajority Lenders” means, as of any date of determination, Lenders holding more than 66.67% of the sum of (a) the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments; provided, that (i) the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders and (ii) to the extent there are more than two Lenders (excluding Affiliates), “Supermajority Lenders” shall also require the consent of at least two Lenders (excluding Affiliates).
“Supplemental Administrative Agent” has the meaning specified in Section 9.14(a).
“Supporting Obligation” has the meaning specified in the UCC.
“Surety Bonds” means surety bonds obtained by the Surviving Parent, the Borrowers or any Restricted Subsidiary in the ordinary course of business and the indemnification or reimbursement obligations of the Surviving Parent, the Borrowers or such Restricted Subsidiary in connection therewith.
“Surviving Parent” means, after giving effect to any Permitted Internal Restructuring, the Company (or, for the avoidance of doubt, any successor thereto) as the parent of the wholly-owned direct domestic subsidiary which assumed all of the rights and obligations of the Company hereunder in connection with such Permitted Internal Restructuring.
“Swingline” means the revolving credit facility made available by the Swingline Lender pursuant to Section 2.05.
“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.05.
“Swingline Lender” means Citi or any other Lender that agrees, with the approval of the Administrative Agent and the Company, to act as the Swingline Lender hereunder.
“Swingline Loan” has the meaning specified in Section 2.05(a).
“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit D.
“Swingline Sublimit” means an amount equal to $10 million. The Swingline Sublimit is part of, and not in addition to, the aggregate Commitments.
“Tangible Assets” means at any date, with respect to any Person, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of such Person at such date, minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible categories (or any like caption) on a consolidated balance sheet of such Person on such date.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Agent” means Jefferies Finance LLC, in its capacities as administrative agent and collateral agent under the Term Loan Credit Agreement or any successor agent.
“Term Loan Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of the date hereof by and among, inter alios, the Company, as borrower, Jefferies Finance LLC, as administrative agent and collateral agent, and the other lenders party thereto from time to time.

“Term Loan Credit Documents” means the “Loan Documents” as defined in the Term Loan Credit Agreement.
“Term Loan Facility” means the “Facility” as defined in the Term Loan Credit Agreement.
“Term Loan Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among, inter alios, the Administrative Agent and the Term Loan Agent that, among other things, sets forth the relative priority of the Priority Liens and the Junior Liens (as each such term is defined in such Term Loan Intercreditor Agreement), on the one hand, compared to the Liens on the Term Loan Priority Collateral, on the other hand, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Term Loan Obligations” means the “Obligations” as defined in the Term Loan Credit Agreement.
“Term Loan Priority Collateral” has the meaning assigned to such term in the Term Loan Intercreditor Agreement.
“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date of termination of the Commitments pursuant to Section 2.07 and (iii) the date of termination of the Commitment of each Lender and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.
“Test Period” means, at any time, the most recently ended period of four consecutive fiscal quarters of the Company ended on or prior to such time in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01. For purposes of Section 7.16, Test Period means, at any time, the most recently ended period of four consecutive fiscal quarters of the Company ended on or prior to such time.
“Three Rivers” is located at Three Rivers Marine and Rail Terminals, 2124 Pennsylvania Route 906, Belle Vernon, Pennsylvania 15012.
“Threshold Amount” means $25 million.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and L/C Obligations.
“Trademark Security Agreement” means the Trademark Security Agreement, substantially in the form attached to the Security Agreement or such other form reasonably acceptable to the Administrative Agent, by certain Loan Parties in favor of the Collateral Agent, for the benefit of the Secured Parties.
“Transaction Costs” means, collectively, the costs, fees and expenses payable by the Company or any of its Subsidiaries in connection with the Facility and the Transactions.
“Transactions” means, collectively, (a) the entering into by the Loan Parties of the Loan Documents to which they are a party, (b) the consummation of the ANR Acquisition and the Refinancing, (c) entry into the Term Loan Credit Agreement and the Term Loan Credit Documents and (d) the payment of the Transaction Costs.
“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agency or instrumentality thereof, provided, that the full faith and credit of the United States of America is pledged in support thereof.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UFCA” has the meaning specified in Section 11.19.
“UFTA” has the meaning specified in Section 11.19.
“Unbilled Account” means, on any date of determination, each Account of the Borrowers for which (a) the sale represented by such Account was made not more than thirty (30) days prior to such date and (b) an invoice has not yet been sent to the applicable Account Debtor with respect to such Account.
“Unfunded Pension Liability” means the excess of a Pension Plan’s accrued benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.04(d)(i).
“Unrestricted Subsidiary” means any Subsidiary of the Company that becomes an Unrestricted Subsidiary in accordance with Section 6.13.
“VEBA” means the Voluntary Employee Beneficiary Association.
“Voting Stock” means, with respect to any Person, such Person’s Equity Interest having the right to vote for the election of directors of such Person under ordinary circumstances.
“Wholly Owned Subsidiary” of any Person shall mean a direct or indirect Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary or are owned together with another Person that is also a Wholly Owned Subsidiary or are owned together by more than one other Wholly Owned Subsidiary.
“Withholding Agent” means any Loan Party and Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02.    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof”, “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only, shall not constitute a part hereof, shall not be given any substantive effect and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Any reference herein to a merger, transfer, consolidated, amalgamation, consolidation assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, Joint Venture or any other like term shall also constitute such a Person or entity).
Section 1.03.    Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)    Changes in GAAP. If at any time any Accounting Change would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Representative or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change as if such Accounting Change has not been made (subject to the approval of the Required Lenders); provided, that, until so amended, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. Notwithstanding the foregoing or anything to the contrary contained herein (including in the definitions of “Financing Lease” and/or “Capital Lease Obligations”), in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capitalized Leases in conformity with GAAP on the Effective Date shall be considered Financing Leases, and all calculations and determinations under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
Section 1.04.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
Section 1.05.    Timing of Payment or Performance. In the event that any payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day that is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
Section 1.06.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 1.07.    Reserves. When any Reserve is to be established or a change in any amount, reserve, eligibility criteria or other item in the definitions of the terms “Borrowing Base” and “Eligible Accounts” is to be determined in each case in the Administrative Agent’s Reasonable Credit Judgment, such Reserve shall be implemented or such change shall become effective three (3) Business Days following delivery of a written notice thereof to the Borrowers (such notice to include a reasonably detailed description of the Reserve being established), or immediately, without prior written notice, if such change is a result of a mathematical calculation and any Default or Event of Default has occurred and is continuing. During such 3 Business Day period, if applicable, the Administrative Agent will, if requested, discuss any such reserve or change with the Borrowers, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, the specified percentages set forth in the definition of “Borrowing Base” will not be reduced without the consent of the Borrowers.
Section 1.08.    Pro Forma Calculations. Notwithstanding anything herein to the contrary, for purposes of calculating the Fixed Charge Coverage Ratio, any Investment or other acquisition (including any Permitted Acquisition), Disposition, Restricted Payment or Restricted Debt Payment (each, a “Specified Transaction”) the parties hereto acknowledge and agree that all calculations of (i) the Fixed Charge Coverage Ratio and the Payment Conditions, (ii) Consolidated Net Tangible Assets or (iii) any other test that is based on satisfying a financial ratio or metric, shall be made on a Pro Forma Basis (A) with respect to any acquisition by the Surviving Parent, the Borrowers or their Restricted Subsidiaries of any Person, property or assets, if the Consolidated EBITDA for the acquired Person or business for the most recent four fiscal quarter period for which financial statements are available (or if financial statements are not available for four consecutive fiscal quarters, the number of consecutive fiscal quarters for which financial statements are available) is equal to or greater than 5% of the Consolidated EBITDA of the Surviving Parent, the Borrowers and their Restricted Subsidiaries for such period and (B) with respect to any disposition by the Surviving Parent, the Borrowers and their Restricted Subsidiaries of any Person, property or assets, if the Consolidated EBITDA for the Person or business being disposed of for the most recent four fiscal quarter period for which financial statements are available (or if financial statements are not available for four consecutive fiscal quarters, the number of consecutive fiscal quarters for which financial statements are available) was equal to or exceeded 5% of the Consolidated EBITDA of the Surviving Parent, the Borrowers and their Restricted Subsidiaries for such period. With respect to the above Pro Forma Basis calculations, in the event that the relevant entity or property, which is being acquired or disposed, reports its financial results on a semi-annual basis, the Administrative Agent and the Company may utilize the two most recent semi-annual financial results for purposes of making such calculation and such above determination in a manner similar to the above that is mutually agreeable.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
Section 2.01.    Loans. Subject to Section 11.18 and the other terms and conditions set forth herein, each Lender severally agrees to make loans in Dollars (each such loan, a “Loan”) to a Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (a) the Total Outstandings shall not exceed the Maximum Revolving Credit and (b) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swingline Loans at such time shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, any Borrower may borrow under this Section 2.01, prepay under Section 2.05(f), and reborrow under this Section 2.01. The Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
Section 2.02.    Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable written notice to the Administrative Agent, which may be given by, subject to Section 11.02(b), by e-mail. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Not later than 12:00 p.m., three (3) Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each written notice by the Borrowers pursuant to this Section 2.02 must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice or Notice of Conversion or Continuation, as applicable, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1 million or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.04(d), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing Notice shall specify (i) the applicable Borrower is requesting a Borrowing, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, (iv) the Type of Loans to be borrowed and (v) the duration of the Interest Period with respect thereto, if applicable. Each Notice of Conversion or Continuation shall specify (i) whether the applicable Borrower is requesting a conversion of Loans from one Type to the other or a continuation of Loans that are Eurocurrency Rate Loans, and (ii) specifying (A) the amount and Type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurocurrency Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion. If a Borrower fails to specify a Type of Loan in a Borrowing Notice or if such Borrower fail to give a timely Notice of Conversion or Continuation with respect to Eurocurrency Rate Loans, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the applicable Borrower request a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Loan, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each such Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of any Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Effective Date, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date a Borrowing Notice with respect to a Borrowing is given by a Borrower, there are L/C Advances outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any Unreimbursed Amounts in respect thereof, and second, shall be made available to the applicable Borrower as provided above.
(c)    Unless the Lenders are compensated for any losses under Section 3.05, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans if the Required Lenders or the Administrative Agent so notify the applicable Borrower.
(d)    The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and the Lenders of any change in the Administrative Agent’s “prime rate” used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect under the Facility.
Section 2.03.    Protective Advances. (a) The Administrative Agent shall be authorized, in its sole discretion (but with no obligation), (i) after the occurrence and during the continuation of an Event of Default or (ii) at any time that all conditions in Section 4.02 are not satisfied, to make Loans (“Protective Advances”)

in an aggregate principal amount outstanding not to exceed 5.0% of the Commitment at any time, if the Administrative Agent deems, in its Reasonable Credit Judgment, that such are Loans necessary or desirable to preserve or protect the Collateral, to enhance the collectability or repayment of the Obligations or, to pay any other amounts chargeable to the Loan Parties under any Loan Documents, including costs, fees and expenses (it being understood that the Administrative Agent shall not be entitled to make Protective Advances for other amounts chargeable to the Loan Parties, including payment of costs, fees and expenses, without the Company’s written consent unless an Event of Default shall have occurred and is continuing). Subject to the following clause, each Lender shall participate in Protective Advances on a pro rata basis. Required Lenders may prospectively revoke Administrative Agent’s ability to make such Protective Advances by written notice to Administrative Agent. All Protective Advances shall constitute Base Rate Loans and shall bear interest at the Base Rate plus the Applicable Rate and the Default Rate under Section 2.09(b)(i). Each Protective Advance shall be payable on demand.
(b)    Notwithstanding anything contained in this Agreement or any other Loan Document, no Protective Advance may be made by Administrative Agent if (i) such advance would cause the aggregate principal amount of all Protective Advances outstanding to exceed 5.0% of the aggregate Commitments or (ii) after giving effect to such Protective Advance, Total Outstandings at such time exceed the Commitments.
(c)    Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent on the Collateral and shall constitute Obligations hereunder. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request that the Lenders to make a Loan to repay any Protective Advances.
(d)    Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance, in proportion to its Applicable Percentage, and upon demand by the Administrative Agent, shall fund such participation to the Administrative Agent.
Section 2.04.    Letters of Credit. (a) The Letter of Credit Commitment. Subject to the terms and conditions set forth herein, (i) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.04, (A) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers or any other Loan Party, and to amend or extend any such Letters of Credit previously issued by it, in accordance with Section 2.04(c), and (B) to honor drawings under any relevant Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers or any other Loan Party and any drawings thereunder; provided, that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (1) the L/C Obligations outstanding with respect to such L/C Issuer shall not exceed the L/C Sublimit of such L/C Issuer, (2) the aggregate amount of L/C Obligations shall not exceed the L/C Sublimit of all L/C Issuers taken as a whole, (3) the Total Outstandings shall not exceed the Maximum Revolving Credit and (4) the Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swingline Loans at such time shall not exceed such Lender’s Commitment. Each Borrower hereby agrees to use commercially reasonable efforts to allocate the aggregate face amount of each Letter of Credit issued hereunder ratably among the L/C Issuers in accordance with their respective individual L/C Sublimit. Each request by the Borrowers or any other Loan Party for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the applicable Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(b)    (i)    No L/C Issuer shall issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the applicable L/C Issuer in its sole discretion and all the Lenders, have approved such expiry date.
(ii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it;
(B)    the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;
(D)    such Letter of Credit is to be denominated in a currency other than Dollars;
(E)    subject to Section 2.04(c)(iv), such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(F)    a default of any Lender’s obligations to fund under Section 2.04(d) exists or any Lender is at such time a Defaulting Lender hereunder, unless the applicable L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender.
(iii)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would not have any obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(iv)    Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.
(v)    No L/C Issuer shall be required to issue documentary or “trade” Letters of Credit (as opposed to “standby” Letters of Credit).
(c)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. (New York City time) at least five (5) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and substance reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and substance reasonably satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may reasonably require.
Additionally, the applicable Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)    If a Borrower so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving written prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrowers shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(b)), or (B) it has received written notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.
(iv)    If a Borrower so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, such Borrower shall not be required to make a specific request to the applicable L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving written notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the applicable L/C Issuer shall not permit such reinstatement if it has received a written notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline from the Administrative Agent or the applicable Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this Section 2.04(c)(iv)) and, in each case, directing the applicable L/C Issuer not to permit such reinstatement.
(v)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower a true and complete copy of such Letter of Credit or amendment.
(d)    Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. The applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent, either with its own funds or with the proceeds of Loans under the Facility, in an amount equal to the amount of such drawing within one (1) Business Days following the date on which such Borrower receives notice of any payment by such L/C Issuer under a Letter of Credit, provided, that the Borrowers receive notice by 1:00 p.m., New York City time on such date, or on the second Business Day if notice is not received by such time (each such date, an “Honor Date”). If such Borrower fails to so reimburse such L/C Issuer by the time set forth in the preceding sentence, the applicable L/C Issuer shall promptly notify the Administrative Agent of the Honor Date and the amount of the unreimbursed drawing (the “Unreimbursed Amount”). The Administrative Agent shall, in the case of a payment under a Letter of Credit, promptly notify each Lender thereof and of the amount of such Lender’s Applicable Percentage thereof. Any notice given by such L/C Issuer or the Administrative Agent pursuant to this Section 2.04(d)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Lender shall upon any notice pursuant to Section 2.04(d)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(d)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the relevant Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.
(iii)    With respect to any Unreimbursed Amount for a payment under a Letter of Credit that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at (A) the rate applicable to Loans that are Base Rate Loans from the Honor Date to the date reimbursement is required pursuant to Section 2.04(d)(i) and (B) thereafter, the Default Rate. Each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.04(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.
(iv)    Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.04(d) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.
(v)    Each Lender’s obligation to make Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing (it being understood and agreed that each Lender’s obligation to make Loans pursuant to this Section 2.04(d) shall not be subject to the conditions set forth in Section 4.02). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(d) by the time specified in Section 2.04(d)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.04(d)(vi) shall be conclusive absent manifest error.
(vii)    Citibank, N.A., in its capacity as L/C Issuer, shall not be under any obligation to issue any Letter of Credit after the Effective Date unless its aggregate total letter of credit exposure to the Borrowers under this Agreement and the Citi L/C Agreement is (or shall become by way of the substitution of a letter of credit under the Citi L/C Agreement with a replacement Letter of Credit under this Agreement) less than the L/C Sublimit set forth opposite Citibank, N.A.’s name on Schedule 2.01.
(e)    Repayment of Participations. (i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(d), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.04(d) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this Section 2.04(e)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.
(f)    Obligations Absolute. The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each Unreimbursed Amount shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that such Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any Lender, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, except to the extent caused by the applicable L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment;
(iv)    any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, so long as the L/C Issuer shall have determined in the absence of gross negligence or willful misconduct, in good faith and in accordance with the standard of care specified in the Uniform Commercial Code of the State of New York, that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit;
(v)    any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(vi)    any other action taken or omitted to be taken by the applicable L/C Issuer under or in connection with any Letter of Credit or the related drafts or documents, whether or not similar to any of the foregoing, that might, but for this Section 2.04(f)(vi), constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.
The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the applicable Borrower’s instructions or other irregularity, such Borrower will promptly notify the applicable L/C Issuer. Such Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(g)    Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Notwithstanding anything to the contrary herein the Borrowers may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the applicable Borrower proves were caused by the applicable L/C Issuer’s willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final, non-appealable judgment. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(h)    Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if, as of the Letter of Credit Expiration Date or the Termination Date, any L/C Obligation for any reason remains outstanding or (B) if an Event of Default has occurred and is continuing, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of such L/C Obligation.
(ii)    Section 2.04 and 8.02(a)(iii) set forth certain additional requirements to deliver cash collateral hereunder. Cash collateral with respect to Letters of Credit shall be maintained in the L/C Cash Collateral Account. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited in the L/C Cash Collateral Account, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the relevant L/C Issuer for the amount of such drawing.
(i)    Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.
(j)    Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Loans that are Eurocurrency Rate Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees for Letters of Credit shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Specified Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(k)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay to the Administrative Agent, for the account of the applicable L/C Issuer, a fronting fee with respect to each Letter of Credit, at the rate of 0.25% per annum on the face amount drawn under each Letter of Credit, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each calendar quarter, in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, negotiation, acceptance, transfer, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(l)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(m)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of any Subsidiary of any of the Borrowers inures to the benefit of the Borrowers, and that each Borrower’s business derives substantial benefits from the businesses of each such Subsidiary.
(n)    Existing Letters of Credit. On the Effective Date, without further action by any party hereto (including the delivery of a notice of the issuance of a Letter of Credit pursuant to this Section 2.04(n) or any consent of, or confirmation by or to, the Administrative Agent), (i) each “Letter of Credit” listed on Schedule 2.04(n) that was issued by an L/C Issuer (whether under the Existing ABL Credit Agreement) (such letters of credit, collectively, “Existing Letters of Credit”) shall become a Letter of Credit outstanding under this Agreement, shall be deemed to be a Letter of Credit issued under this Agreement and shall be subject to the terms and conditions hereof as if each such Existing Letter of Credit were issued by the applicable L/C Issuer pursuant to this Agreement on the Effective Date and (ii) each L/C Issuer that has issued an Existing Letter of Credit shall be deemed to have granted each Lender, and each Lender shall be deemed to have acquired from such L/C Issuer, on the terms and conditions of this Section 2.04, for such Lender’s own account and risk, an undivided interest and participation in such L/C Issuer’s obligations and rights under each such Existing Letter of Credit equal to such Lender’s Applicable Percentage of the face amount of such Letter of Credit (including all obligations of any Borrower for whose account such Letter of Credit was issued and any security or guaranty pertaining thereto).
Section 2.05.    Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, to make loans (each such loan, a “Swingline Loan”) to the Borrowers from time to time on any Business

Day during the Availability Period in an aggregate principal amount not to exceed at any time outstanding the amount of the Swingline Sublimit; provided, however, that after giving effect to any Swingline Loan, (i) the Total Outstandings shall not exceed the Maximum Revolving Credit and (ii) the aggregate Outstanding Amount of the Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swingline Loans at such time shall not exceed such Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each Swingline Loan shall be a Base Rate Loan. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swingline Loan.
(b)    Borrowing Procedures. Each Swingline Borrowing shall be made upon the applicable Borrower’s irrevocable written notice to the Swingline Lender and the Administrative Agent. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. (New York City time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. (New York City time) on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. (New York City time) on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the applicable Borrower at its office by crediting the account of the applicable Borrower on the books of the Swingline Lender in immediately available funds.
(c)    Refinancing of Swingline Loans. (i) The Swingline Lender at any time in its sole and absolute discretion may, and in any event on the seventh calendar day after such Swingline Loan is made, shall request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding or, in the case of any request given with respect to Swingline Loans which have been outstanding for seven (7) calendar days, the amount of such outstanding Swingline Loans; provided, that such Loans may, and upon the applicable Borrower’s request shall, be made as Eurocurrency Rate Loans if a Eurocurrency Rate Loan could otherwise be made pursuant to Section 2.02. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or Eurocurrency Rate Loans, but subject to the unutilized portion of the aggregate Commitments and the conditions set forth in Section 4.02. The Swingline Lender shall furnish the applicable Borrower with a copy of the applicable Borrowing Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the day specified in such Borrowing Notice, whereupon, subject to Section 2.05(c)(ii), each Swingline Lender that so makes funds available shall be deemed to have made a Base Rate Loan (or Eurocurrency Rate Loan, if applicable) to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.
(ii)    If for any reason any Swingline Loan cannot be refinanced by such a Borrowing in accordance with Section 2.05(c)(i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.05(c)(iii) shall be conclusive absent manifest error.
(iv)    Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing (it being understood and agreed that each Lender’s obligation to make Loans pursuant to this Section 2.05(c) shall not be subject to the conditions set forth in Section 4.02). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.
(d)    Repayment of Participations. (i) At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.
(ii)    If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender.

The obligations of the Lenders under this Section 2.05(d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrowers for interest on the Swingline Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.05 to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.
(f)    Payments of Swingline Loans. The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans to the Administrative Agent, for the account of the Swingline Lender.
Section 2.06.    Prepayments. (a) Optional. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided, that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1 million or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that any such notice may be contingent upon the consummation of a refinancing and such notice may otherwise be extended or revoked, in each case, with the requirements of Section 3.05 to apply to any failure of the contingency to occur and any such extension or revocation. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
(b)    Mandatory. (i) If, at any time, the Total Outstandings at such time exceed the Maximum Revolving Credit, then, (A) to the extent that the Administrative Agent is exercising its rights to sweep cash under any Control Account, within one Business Day and (B) to the extent that the Administrative Agent is not exercising its rights to sweep cash under any Control Account, within three (3) Business Days, in either case, the Borrowers shall prepay the outstanding Loans and/or the Cash Collateralize the outstanding L/C Obligations (including by depositing funds in the L/C Cash Collateral Account pursuant to Section 2.04(h)(i)) in an aggregate amount sufficient to reduce the amount of Total Outstandings as of such date of payment to an amount less than or equal to the Maximum Revolving Credit; provided, however, that, subject to the provisions of Section 2.04(h)(ii), the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Maximum Revolving Credit above at such time.
(ii)    At any time following the occurrence and during the continuation of a Liquidity Period, within one Business Day following the receipt of any Net Cash Proceeds in respect of any Disposition of ABL Priority Collateral or any Net Insurance/Condemnation Proceeds constituting ABL Priority Collateral, the Borrowers shall apply an amount equal to 100% of such Net Cash Proceeds or Net Insurance/Condemnation Proceeds, as applicable, received with respect thereto to prepay the outstanding principal amount of the Loans and/or Cash Collateralize the outstanding L/C Obligations, and the Borrowers shall deliver an updated Borrowing Base Certificate to the Administrative Agent on the date of any such Disposition or receipt of Net Insurance/Condemnation Proceeds.
(iii)    Prepayments of the Facilities made pursuant to this Section 2.06(b), shall be applied, first, to the L/C Borrowings, Swingline Loans or Protective Advances, second, ratably to the outstanding Loans and third, to Cash Collateralize the remaining L/C Obligations.
(iv)    In the case of prepayments of the Facilities required pursuant to clause (i) or (ii) of this Section 2.06(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Loans, outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of their business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held in the L/C Cash Collateral Account shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.
(c)    At the option of the Administrative Agent, principal on the Swingline Loans and interest, fees, expenses and other sums due and payable in respect of the Loans and Protective Advances may be paid from the proceeds of Swingline Loans or Loans. Each Borrower hereby authorizes the Swingline Lender to make such Swingline Loans pursuant to Section 2.05(a) and the Lenders to make such Loans pursuant to Section 2.05(b) from time to time in the amounts of any and all principal payable with respect to the Swingline Loans and interest, fees, expenses and other sums payable in respect of the Loans and Protective Advances, and further authorizes the Administrative Agent to give the Lenders notice of any Borrowing with respect to such Swingline Loans and Loans and to distribute the proceeds of such Swingline Loans and Loans to pay such amounts. The Borrowers agree that all such Swingline Loans and Loans so made shall be deemed to have been requested by it and directs that all proceeds thereof shall be used to pay such amounts.
Section 2.07.    Termination or Reduction of Commitments. (a) The Borrowers may, upon notice to the Administrative Agent, terminate, or from time to time permanently reduce, the Commitments; provided, that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5 million or any whole multiple of $1 million in excess thereof and (iii) the Borrowers shall not terminate or reduce the aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Maximum Revolving Credit; provided, that any such notice may be contingent upon the consummation of a refinancing and such notice may otherwise be extended or revoked, in each case, with the requirements of Section 3.05 to apply to any failure of the contingency to occur and any such extension or revocation. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the aggregate Commitments. Any reduction of the aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.
(b)    Payment of Fees. All fees in respect of the Facility accrued until the effective date of any termination of the Facility shall be paid on the effective date of such termination.

Section 2.08.    Repayment of Loans.
(a)    Loans. The Borrowers shall, on a joint and several basis in accordance with Section 11.18, repay to the Lenders on the Termination Date the aggregate principal amount of all Loans outstanding on such date.
(b)    Swingline Loans. The Borrowers shall, on a joint and several basis in accordance with Section 11.18, repay each Swingline Loan on the earlier to occur of (i) the date seven (7) calendar days after such Loan is made and (ii) the Maturity Date.
Section 2.09.    Interest. (a) Subject to the provisions of Section 2.09(b),
(i)    Each Loan that is (A) a Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period, plus the Applicable Rate and (B) a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate;
(ii)    Each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    (i) At any time during an Specified Event of Default, or at the request of the Required Lenders during any other Event of Default, outstanding Loans and other amounts payable under this Agreement shall bear interest, to the fullest extent permitted by law, after as well as before judgment, at a rate per annum equal to the Default Rate; provided, that no amount shall accrue pursuant to this Section 2.09(b) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.
Section 2.10.    Fees. In addition to certain fees described in Sections 2.04(j) and (k):
(a)    Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate. The Commitment Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Effective Date, and on the Termination Date.
(b)    Other Fees. The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Engagement Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(c)    Defaulting Lender Fees. Notwithstanding anything herein to the contrary, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to clause (a) above (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees); provided, that (i) to the extent that a Ratable Portion of the L/C Obligations of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.16(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (ii) to the extent that all or any portion of such L/C Obligations cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the applicable L/C Issuer.
Section 2.11.    Computation of Interest and Fees. (a) All computations of interest for Base Rate Loans (other than Loans bearing interest at the Base Rate based on clause (c) of the definition thereof) shall be made on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.12.    Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and, as part of the Register, by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrowers made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note (payable to such Lender or its registered assigns), which shall evidence such Lender’s Loans to the Borrowers in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.12(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 2.13.    Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrowers or the other Loan Parties shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers or the other Loan Parties hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that such Borrowers will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.13(b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrowers as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of (i) the Lenders hereunder to make Loans and to fund participations in Letters of Credit and (ii) all Lenders hereunder to make payments pursuant to Section 2.04(c) are several and not joint. The failure of (x) any Lender to make any Loan or to fund any such participation or (y) any Lender to make payment under Section 2.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to do so.
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
Section 2.14.    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (i) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and/or, if applicable, subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided, that:
(ii)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(iii)    the provisions of this Section 2.14 shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, subparticipations in L/C Obligations, or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section 2.14 shall apply), or (C) any payments pursuant to the Engagement Letter.
The Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
Section 2.15.    Increase in Facility. (a) Provided, that no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, upon at least seven (7) Business Days’ prior written notice to the Administrative Agent (which shall promptly notify the Lenders thereof), the Borrowers may from time to time request an increase in the amount of the Commitments under the Facility (each, a “Facility Increase”) in an aggregate stated amount (for all such requests) not to exceed $50.0 million (the “Facility Increase Amount”); provided, that (i) any such request for a Facility Increase shall be in a minimum stated amount of $10.0 million (or, if less, the entire remaining amount of the Facility Increase Amount), or such lower amount as determined by the Administrative Agent in its reasonable discretion, (ii) such increase shall be on the same terms (including with respect to margin, pricing, maturity and fees, other than any underwriting fees and arrangement fees applicable thereto) and pursuant to the exact same Loan Documents and any other documentation applicable to the Facility (provided, that the Applicable Rate and the Commitment Fee applicable to the Facility may be increased to be identical to that for any Facility Increase to effectuate such Facility Increase) and (iii) such Facility Increase shall be Guaranteed by the exact same Guarantors and shall be secured by a Lien on the exact same Collateral ranking pari passu with the Lien securing the Facility (and no Facility Increase may be (x) Guaranteed by any Person that is not a Loan Party or (y) secured by any assets other than the Collateral).
(b)    Lender Elections to Increase. The Borrowers may seek commitments in respect of any Facility Increase from then-existing Lenders (each of which shall be entitled to agree or decline to participate in such Facility Increase in its sole discretion) or additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection with such Facility Increase (each, an “Additional Lender”); provided, that each Additional Lender shall be approved by each of the Administrative Agent, the Swingline Lender and each L/C Issuer (such approval not to be unreasonably withheld, delayed or conditioned), to the extent approval thereof would be required pursuant to the definition of “Eligible Assignee” with respect to any assignment of Loans or Commitments.
(c)    Effective Date and Allocations. If the Facility is increased in accordance with this Section 2.15, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Facility Increase. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such Facility Increase and the Increase Effective Date.
(d)    Conditions to Effectiveness of Increase. As a condition precedent to such Facility Increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of the Company (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Facility Increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such Facility Increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01, and (B) no Default or Event of Default has occurred and is continuing. The Borrowers shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any non-ratable increase in the Commitments under this Section 2.15.
(e)    Conflicting Provisions. This Section 2.15 shall supersede any conflicting provisions in Section 2.14 or Section 11.01.

Section 2.16.    Defaulting Lender.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders; and
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swingline Lender hereunder; third, if so determined by the L/C Issuer or Swingline Lender hereunder, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Swingline Loan or L/C Obligation; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to clause (iii) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Outstanding Amount of any Non-Defaulting Lender’s Loans and L/C Obligations to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(iv)    Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16(a)(ii).
(b)    Defaulting Lender Cure. If the Borrowers, the Administrative Agent, each L/C Issuer and each Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.16(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swingline Loans / Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have not Fronting Exposure after giving effect to such Swingline Loans and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
Section 3.01.    Taxes. (a) Payments Free of Taxes. Any and all payments by or on behalf of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)    Payment of Other Taxes by the Borrowers. Without duplication of any obligation set forth in subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.
(c)    Indemnification by the Borrowers. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient, on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and from time to time when reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Each Lender that is not a Foreign Lender shall deliver to the Borrower Representative and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of the Borrower Representative or Administrative Agent), two duly completed and executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable or any subsequent version thereof or successor thereto:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan

Document, duly completed and executed copies of IRS Form W-8BEN or IRS W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,
(ii)    duly completed and executed copies of IRS Form W-8ECI,
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable,
(iv)    to the extent a Foreign Lender is not the beneficial owner, duly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner, and
(v)    duly completed and executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed and executed together with such supplementary documentation as may be prescribed by applicable law to permit the Company or Administrative Agent to determine the withholding or deduction required to be made; provided, that notwithstanding anything to the contrary in this Section 3.01(e), the completion, execution and submission of the documentation described in this Section 3.01(e)(v) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times as reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this Section 3.01(e)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.
Notwithstanding the foregoing, no Lender or any Participant shall be required to deliver any form or other document under this Section 3.01(e) that it is not legally entitled to deliver.
(f)    Treatment of Certain Refunds. If the Administrative Agent or any Lender receives a refund with respect to Taxes to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), which in the reasonable discretion and judgment exercised in good faith of such Administrative Agent or Lender is allocable to such payment, it shall promptly pay such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Administrative Agent or Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrowers agree to promptly return such amount, net of any incremental additional costs (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), to the applicable Administrative Agent or Lender, as the case may be, if it receives notice from the applicable Administrative Agent or Lender that such Administrative Agent or Lender is required to repay such refund to the relevant Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrowers pursuant to this Section 3.01(f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
(g)    Indemnification by the Lender. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(g)
(h)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)    Defined Terms. For purpose of this Section 3.01, any term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.
Section 3.02.    Illegality. If any Lender determines that as a result of any Change in Law it becomes unlawful, or that any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loan to Eurocurrency Rate Loans, shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower Representative shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender, which it shall do as promptly as possible, that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
Section 3.03.    Inability to Determine Rates.
(a)    If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the applicable Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar, or other applicable, market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended and (ii) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of such Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Borrower Representative) that (i) the circumstances set forth in clause (a) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) above have not arisen but the supervisor for the administrator of the Eurocurrency Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurocurrency Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower Representative shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 11.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, written notice from the Required Lenders stating that such Required Lenders object to such amendment.
Section 3.04.    Increased Costs; Reserves on Eurocurrency Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate contemplated by Section 3.04(e)) or any L/C Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Administrative Agent, Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient (whether of principal, interest or any other amount) then, upon written request of such Lender or such other Recipient setting forth in reasonable detail such increased costs, the Borrowers will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be materially disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different Eurocurrency lending office if the making of such designation would allow the Lender or its Eurocurrency lending office to continue to perform its obligation to make Eurocurrency Rate Loans or to continue to fund or maintain Eurocurrency Rate Loans and avoid the need for, or reduce the amount of, such increased cost.
(b)    Capital Requirements. If any Lender or L/C Issuer reasonably determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time, after submission to the Borrowers (with a copy to the Administrative Agent) of a written request therefor setting forth in reasonable detail the change and the calculation of such reduced rate of return, the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04, describing the basis therefor and showing the calculation thereof in reasonable detail, and delivered to the Borrowers shall be conclusive, absent manifest error. The Borrowers shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided, that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Additional Reserve Requirements. The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as reasonably determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least ten (10) Business Days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender describing the basis therefor and showing the calculation thereof, in each case, in reasonable detail. If a Lender fails to give prior written notice ten (10) Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable within thirty (30) days from receipt of such notice.
(f)    Certain Rules Relating to the Payment of Additional Amounts. If any Lender requests compensation pursuant to this Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, such Lender shall either (A) forego payment of such additional amount from the Borrowers or (B) reasonably afford the Borrowers the opportunity to contest, and reasonably cooperate with the Borrowers in contesting, the imposition of any Indemnified Taxes or other amounts giving rise to such payment; provided, that the Borrowers shall reimburse such Lender for its reasonable and documented out-of-pocket costs, including reasonable and documented attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrowers in contesting the imposition of such Indemnified Taxes or other amounts.
Section 3.05.    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower Representative; or
(c)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 11.13;
including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but excluding any loss of anticipated profits. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
Section 3.06.    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any

Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall (i) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (B) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender and (ii) promptly inform the Borrower Representative and Administrative Agent when the circumstances giving rise to the applicability of such Sections no longer exists. The Borrowers hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender gives a notice pursuant to Section 3.02 or if any Lender is at such time a Defaulting Lender, then the Borrowers may replace such Lender in accordance with Section 11.13.
Section 3.07.    Survival. The parties’ obligations under this Article III shall survive termination of the aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
Section 4.01.    Conditions of Effectiveness. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a duly authorized officer of the applicable signing Loan Party, each dated as of the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    executed counterparts of this Agreement executed by the Administrative Agent, Existing ABL Lenders constituting the Required Lenders (under and as defined in the Existing ABL Credit Agreement), any Person becoming a Lender as of Effective Date and each Loan Party;
(ii)    each Note executed by the Borrowers in favor of each Lender requesting a Note or Notes;
(iii)    the Security Agreement executed by each Loan Party;
(iv)    a copy of the Term Loan Credit Agreement along with copies of all material Term Loan Credit Documents (other than any fee letters);
(v)    the Term Loan Intercreditor Agreement executed by the Borrowers and the Term Loan Agent;

(vi)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of each Loan Party and each Restricted Subsidiary party to a Loan Document, in each case, as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer of each such Loan Party or Restricted Subsidiary executing the Loan Documents to which each such Loan Party or Restricted Subsidiary is a party;
(vii)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party (other than any Immaterial Restricted Subsidiary) is duly organized or formed, and that each such Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;
(viii)    the executed opinions of (i) Hunton Andrews Kurth LLP, counsel to certain of Borrowers and special New York counsel to certain of the other Loan Parties (other than any Immaterial Restricted Subsidiaries), (ii) Jackson Kelly PLLC, special counsel to certain of the Loan Parties (other than any Immaterial Restricted Subsidiary) and (iii) PennStuart, special counsel to certain of the Loan Parties (other than any Immaterial Restricted Subsidiary), in each case, addressed to the Administrative Agent, the Collateral Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent and Collateral Agent;
(ix)    (i) Audited Financial Statements, (ii) unaudited condensed consolidated financial statements of the Company (consistent with the requirements applicable to unaudited financial statements to be filed with the SEC) for the quarters ending March 31, 2018 and June 30, 2018 prepared in accordance with GAAP and for the elapsed period of the fiscal year ending on the last day of such fiscal quarter and for the comparable periods of the prior fiscal year, (iii) unaudited pro forma condensed combined balance sheet of the Company and ANR Entities (consistent with the requirements applicable to unaudited financial statements to be filed with the SEC) as of June 30, 2018, (iv) unaudited condensed combined consolidated financial statements of the ANR Entities (consistent with the requirements applicable to unaudited financial statements to be filed with the SEC) for the fiscal quarter ended March 31, 2018 and the six months ended June 30, 2018 prepared in accordance with GAAP and for the comparable periods of the prior fiscal year, (v) financial projections (including the assumption on which such projections are based) for fiscal years 2019 through 2023, and (vi) such other financial information, if any, with respect to the ANR Entities as the Company or any of its subsidiaries shall have received from the seller pursuant to the ANR Acquisition Agreement on or prior to the Effective Date, which information would be material to the interests of the Lenders acting reasonably;
(x)    a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.01(c) and Sections 4.02(a) and (b) have been satisfied, and (B) that there has not occurred since December 31, 2017, any Material Adverse Effect;
(xi)    a solvency certificate from the chief financial officer of the Company in the form of Exhibit L, which demonstrates that the Company and its Restricted Subsidiaries on a consolidated basis, are, and after giving effect to the Transactions and the other transactions contemplated hereby, will be, Solvent;

(xii)    copies of UCC, tax and judgment Lien searches, each of a recent date listing all effective financing statements, Lien notices or comparable documents that name any Loan Party (other than any Immaterial Restricted Subsidiary) as debtor and that are filed in those state and county jurisdictions in which any Material Real Property of any Loan Party (other than any Immaterial Restricted Subsidiary) is located and the state and county jurisdictions in which any Loan Party (other than any Immaterial Restricted Subsidiary) is organized or maintains its principal place of business and such other searches that the Administrative Agent deems reasonably necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Agreements (other than Permitted Liens);
(xiii)    a completed Collateral Questionnaire dated the Effective Date and executed by a Responsible Officer of the Borrower Representative in respect of each Loan Party (other than any Immaterial Restricted Subsidiary);
(xiv)    a Borrowing Base Certificate covering the Borrowing Base as of the Effective Date, with customary supporting documentation including as to the ANR Entities; and
(xv)    an executed subordination agreement in form and substance reasonably satisfactory to the Administrative Agent in respect of the Reclamation Funding Agreement.
(b)    (i) Any fees required to be paid on or before the Effective Date to the Administrative Agent, the Arrangers or the Lenders pursuant to the Engagement Letter shall have been paid and (ii) any costs and expenses required to be paid on or before the Effective Date to the Administrative Agent, the Arrangers or the Lenders to the extent invoices have been received by the Company at least two (2) Business Days prior to the Effective Date (or such later date as reasonably agreed by the Company) shall have been paid.
(c)    The Company and its Restricted Subsidiaries shall have complied in all material respects with all state and federal regulations regarding financial assurance requirements (including but not limited to reclamation bonding requirements).
(d)    The Administrative Agent shall have received a certificate from the applicable Loan Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.07 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and lender’s loss payee thereunder to the extent required under Section 6.07.
(e)    Subject to Section 6.21, in order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the Collateral (subject to the limitations set forth in the Collateral Documents), each Loan Party shall have delivered to Collateral Agent:
(i)    executed counterparts of the Security Agreement;
(ii)    evidence reasonably satisfactory to Administrative Agent of the compliance by each Loan Party of their obligations under the Security Agreement and the other Collateral Documents (including their obligations to execute or authorize, as applicable, and deliver UCC financing statements (including, without limitation, as-extracted financing statements), originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(iii)    fully executed IP Security Agreements (or supplements thereto, as applicable), in proper form for filing or recording in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, memorializing and recording the encumbrance of the Intellectual Property listed in Schedule 6 to the Security Agreement; and
(iv)    evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any other intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 7.03) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Administrative Agent.
(f)    There shall not exist any action, suit, investigation, litigation, proceeding or hearing, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that impairs the ability of the Loan Parties to consummate the Transactions and no preliminary or permanent injunction or order by a state or federal court shall have been entered, in each case that would be material and adverse to the Arrangers, the Agents or the Lenders. All Governmental Authorities and Persons shall have approved or consented to the transactions contemplated hereby, to the extent required, and such approvals shall be in full force and effect.
(g)    The Arrangers and the Agents shall have received at least three (3) Business Days prior to the Effective Date all documentation and other information required by the Arrangers’ and the Agents’ regulatory authorities with respect to the Company and the other Loan Parties under (i) the Beneficial Ownership Certification and (ii) applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that, with respect to this clause (ii) has been requested by the Arrangers or the Agents at least ten (10) Business Days prior to the Effective Date (or, with respect to beneficial ownership certificates, four (4) Business Days).
(h)    Substantially concurrently with the Effective Date, the Refinancing shall have been consummated and the Arrangers shall have received reasonably satisfactory evidence that all other Indebtedness of the Borrowers and its Subsidiaries (other than Indebtedness permitted under Section 7.03) shall have been extinguished, repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released (or the arrangement for filing of any release and termination documents has been made).
(i)    Since December 31, 2017, no Material Adverse Effect shall have occurred.
(j)    The Administrative Agent shall have received any promissory note required to be pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(k)    The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document shall be true and correct in all material respects (or, if such representation or warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or by a reference to a Material Adverse Effect in the text thereof.

(l)    No Default or Event of Default shall have occurred and be continuing, or would result, from any Credit Extension or from the application of the proceeds thereof on the Effective Date.
(m)    The ANR Acquisition shall have been consummated, or shall be consummated substantially concurrently with the Effective Date, (i) in accordance with the terms of the ANR Acquisition Agreement and (ii) in compliance in all material respects with applicable Law and regulatory approvals required to be obtained prior to the Effective Date under the ANR Acquisition Agreement. The Administrative Agent shall have received (or will have received substantially concurrently with the consummation of the ANR Acquisition) certification and evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the ANR Acquisition has occurred in accordance with the foregoing.
For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under any Loan Document to be consented to or approved by or acceptable or satisfactory to such Lender, unless the Administrative Agent shall have received written notice from such Lender prior to the Effective Date specifying its objection thereto.
Section 4.02.    Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of (i) the Borrowers contained in Article V (provided that if a Surviving Parent exists on the date of such Borrowing, such representations and warranties shall apply to the Surviving Parent to the same extent that they apply to any other Loan Party) and (ii) each Loan Party contained in each other Loan Document shall be true and correct in all material respects (or, if such representation or warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02 following the Effective Date, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; provided, that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or by a reference to a Material Adverse Effect in the text thereof.
(b)    No Default or Event of Default shall have occurred and be continuing, or would result, from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    After giving effect to any Credit Extension (or the incurrence of any L/C Obligations), the Total Outstandings shall not exceed the Maximum Revolving Credit;
(d)    The Administrative Agent and, if applicable, each applicable L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrowers and each Guarantor, on behalf of themselves and their respective Subsidiaries, represents and warrants to the Administrative Agent and the Lenders that:
Section 5.01.    Existence, Qualification and Power. Each of the Borrowers and their Restricted Subsidiaries (a) (i) is duly organized or formed and validly existing and (ii) is in good standing under the Laws of the jurisdiction of its incorporation or organization, if such legal concept is applicable in such jurisdiction, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified, licensed, and in good standing (to the extent good standing is an applicable legal concept in the relevant jurisdiction), under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (a)(ii), (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 5.02.    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) violate the terms of any of such Person’s Organizational Documents; (ii) violate or result in any breach of, or the creation of, any Lien (except for any Liens that may arise under the Loan Documents) under, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject or (C) any arbitral award to which such Person or its property is subject; or (iii) violate any Law binding on such Loan Party, except in each case referred to in clauses (b)(ii) or (b)(iii) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 5.03.    Governmental Authorization. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) the filing of UCC financing statements and certificates of title, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages, (d) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 5.03 and (e) such actions, consents and approvals the failure to be obtained or made which would not reasonably be expected to have a Material Adverse Effect.
Section 5.04.    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors' rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

Section 5.05.    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements of the Company and its Subsidiaries (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)    The unaudited consolidated balance sheet of the Company dated March 31, 2018 and June 30, 2018 and the ANR Entities dated March 31, 2018 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on such date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of such dates and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end adjustments.
(c)    There has not occurred, since December 31, 2017, any Material Adverse Effect.
(d)    The financial projections delivered pursuant to Section 4.01(a)(ix) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable in light of the conditions existing at the time of delivery of such forecasts (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and that no assurance can be given that the future developments addressed in such information can be realized, that actual results may differ and such differences may be material).
Section 5.06.    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of a Responsible Officer of the Company threatened in writing, at law, in equity, by or before any Governmental Authority, by or against the Company or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) as to which there is a reasonable possibility of an adverse determination and that, if so determined, would reasonably be expected to have a Material Adverse Effect.
Section 5.07.    No Default. None of the Company nor any of its Restricted Subsidiaries is in default under or with respect to any Contractual Obligation that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section 5.08.    Ownership and Identification of Property.
(a)    The Company and its Restricted Subsidiaries have good record and marketable (subject to Permitted Liens) title in fee simple to, or valid leasehold, easement or contractual interests in, all real property necessary or used in the ordinary conduct of its business as it is currently conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, with respect to all real property listed on Schedule 5.08(c): (i) the Company and its Restricted Subsidiaries possess all leasehold interests necessary for the operation of the Mines currently being operated by each of them and included or purported to be included in the Collateral pursuant to the Collateral Documents, except where the failure to possess such leasehold interests would not reasonably be expected to have a Material Adverse Effect, (ii) each of their respective rights under the leases, contracts, rights-of-way and easements necessary for the operation of such Mines are in full force and effect, except to the extent that failure to maintain such leases, contracts, rights of way and easements in full force and effect would not reasonably be expected to have a Material Adverse Effect; and (iii) each of the Company and its Restricted Subsidiaries possesses all licenses, permits or franchises which are necessary to carry out its business as presently conducted at any Mine included or purported to be included in the Collateral pursuant to the Collateral Documents, except where failure to possess such licenses, permits or franchises would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.
(b)    Schedule 5.08(b) lists completely and correctly as of the Effective Date all Material Real Property fee owned by the Company and the other Loan Parties.
(c)    Schedule 5.08(c) lists completely and correctly as of the Effective Date all Material Real Property leased by the Company and the other Loan Parties and the lessors thereof.
(d)    Schedule 5.08(d) lists completely and correctly as of the Effective Date the Material Prep Plants.
Section 5.09.    Environmental Compliance. Except as disclosed on Schedule 5.09 and except as to matters that would not reasonably be likely to have a Material Adverse Effect:
(a)    To the knowledge of a Responsible Officer of the Company, the facilities and properties currently owned, leased or operated by the Company, or by any of its respective Restricted Subsidiaries (the “Properties”), do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) would reasonably be expected to give rise to liability under, any applicable Environmental Law.
(b)    None of the Company, nor any of its Restricted Subsidiaries, has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with or liability under Environmental Laws with regard to any of the Properties or the business operated by the Company or by any of its Restricted Subsidiaries (the “Business”).
(c)    To the knowledge of a Responsible Officer of the Company, Hazardous Materials have not been transported or disposed of from the Properties by the Company or any Restricted Subsidiary in violation of, or in a manner or to a location which would reasonably be expected to give rise to liability under, any applicable Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of by the Company or any Restricted Subsidiary at or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law.
(d)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of a Responsible Officer of the Company, threatened in writing under any Environmental Law to which the Company, or any of its Restricted Subsidiaries is or, to the knowledge of a Responsible Officer of the Company, will be named as a party or with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other similar administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.
(e)    To the knowledge of a Responsible Officer of the Company, there has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the Company, or any of its Restricted Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under any applicable Environmental Laws.
(f)    The Company, and each of its Restricted Subsidiaries, has obtained (or in a timely manner applied for), and is in compliance with, all Environmental Permits required for its business, as currently conducted, and all such Environmental Permits are in full force and effect.
Section 5.10.    Insurance.
(a)    The properties of the Company and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Restricted Subsidiary operates.
(b)    As to any Building located on Material Real Property and constituting Collateral, all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.
Section 5.11.    Taxes. The Company and its Restricted Subsidiaries have timely filed all applicable US Federal, state, foreign and other material tax returns and reports required to be filed, and have timely paid all US Federal, state, foreign and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, if required, or (b) where failure to do any of the foregoing would not reasonably be expected to result in a Material Adverse Effect; no material tax Lien has been filed which would not be permitted under Section 7.01 and, to the knowledge of a Responsible Officer of the Company, no material claim is being asserted, with respect to any material tax, fee or other charge which would reasonably be expected to result in a Material Adverse Effect.
Section 5.12.    ERISA Compliance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
(a)    Each Plan is in material compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state Laws (except that with respect to any Multiemployer Plan which is a Plan, such representation is deemed made only to the knowledge of a Responsible Officer of the Borrower Representative), and each Foreign Plan is in material compliance in all respects with the applicable provisions of Laws applicable to such Foreign Plan.
(b)    There has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Plan.
(c)    (i) As of the Effective Date, no ERISA Event has occurred or is reasonably expected to occur; and (ii) no Pension Plan has any Unfunded Pension Liability.
Section 5.13.    Subsidiaries. As of the Effective Date, the Company has no Subsidiaries other than those specifically disclosed in Schedule 5.13.

Section 5.14.    Margin Regulations; Investment Company Act.
(a)    The Company is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    Neither the Company nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 5.15.    Disclosure.
(a)    No report, financial statement, certificate or other information (other than projections and other forward looking information and information of a general economic or industry nature) furnished in writing by or on behalf of any Loan Party to the Administrative Agent, the Collateral Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, taken as whole with any other information furnished or publicly available, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date when made or delivered; provided, that, with respect to any forecast, projection or other statement regarding future performance, future financial results or other future developments, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of delivery of such information (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and that no assurance can be given that the future developments addressed in such information can be realized, that actual results may differ and that such differences may be material).
(b)    As of the Effective Date, the information included in any Beneficial Ownership Certification is true and correct in all respects.
Section 5.16.    Compliance with Laws. The Company and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws (including any zoning, building, ordinance, code or approval or any building or mining permits and all orders, writs, injunctions and decrees applicable to it or to its properties), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
Section 5.17.    Anti-Corruption; Sanctions; Terrorism Laws.
(a)    None of the Company, any Restricted Subsidiary nor, to the knowledge of a Responsible Officer of the Company, after due inquiry, any director, officer, agent, employee or Affiliate of the Company or any Restricted Subsidiary is (i) a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) subject of any active sanctions administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable governmental authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”); and the Company will not directly or, to the knowledge of a Responsible Officer of the Company, after due inquiry, indirectly use the proceeds of the Loans for the purpose of financing the activities of any Person that is the subject of, or in any country or territory that at such time is the subject of, any Sanctions.

(b)    The Company and each Restricted Subsidiary is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “PATRIOT Act”), (iii) Sanctions Laws and (iv) Anti-Corruption Laws.
(c)    No part of the proceeds of any Loan will be used, directly or, to the knowledge of a Responsible Officer of the Company, after due inquiry, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”).
Section 5.18.    Intellectual Property; Licenses, Etc. The Company and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except where the failure to own or possess the right to use such IP Rights would not reasonably be expected to have a Material Adverse Effect. To the knowledge of a Responsible Officer of the Company, the use of such IP Rights by the Company or any Restricted Subsidiary does not infringe upon any rights held by any other Person except for any infringement that would not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.18, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of a Responsible Officer of the Company, threatened in writing, which would reasonably be expected to have a Material Adverse Effect.
Section 5.19.    Collateral Documents.
(a)    (i) Each Collateral Document (other than each Mortgage), when executed and delivered, is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties), a legal, valid and enforceable security interest in the Collateral described therein and the Collateral Agent has been authorized (and is hereby authorized) to make all filings of UCC-1 and as-extracted collateral financing statements in the appropriate filing office necessary or desirable to fully perfect the Collateral Agent’s security interest in such Collateral described therein which can be perfected by filing a UCC-1 financing statement in the appropriate filing office, and (ii) with respect to the security interest created in the Collateral pursuant to each Collateral Document (other than each Mortgage), upon such filings (or, with respect to possessory Collateral, upon the taking of possession by the Collateral Agent (or by the Term Loan Agent as bailee for the Collateral Agent pursuant to the Term Loan Intercreditor Agreement, if applicable) of any such Collateral which may be perfected by possession), such security interests will constitute perfected First Priority Liens on, and security interests in, all right, title and interest of the debtor party thereto in the Collateral described therein that can be perfected by filing a UCC-1 or as-extracted financing statement, as applicable, in the appropriate filing office or by delivery, in the case of possessory Collateral.
(b)    Each of the Mortgages, when executed and delivered, will be effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable (subject to equity and creditors’ rights generally) lien on the Material Real Property described therein and such security interests will constitute, upon such Mortgage being and recorded in the appropriate filing offices, First Priority Liens on such Material Real Property, subject to Permitted Real Estate Encumbrances.

Section 5.20.    Mines. Schedule 5.20 sets forth a complete and accurate list of any Mine (including addresses and the owner or lessor thereof) owned or operated by the Company or any of its Restricted Subsidiaries as of the Effective Date and included or purported to be included in the Collateral pursuant to the Collateral Documents.
Section 5.21.    Solvency. The Company and its Restricted Subsidiaries are and, upon the incurrence of any Obligation by any Loan Party on any date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.
Section 5.22.    Labor Relations. Neither the Company nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Company or any of its Restricted Subsidiaries, or to the knowledge of a Responsible Officer of the Company, threatened in writing against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Company or any of its Restricted Subsidiaries or to the knowledge of a Responsible Officer of the Company, threatened in writing against any of them, (b) no strike or work stoppage in existence or, to the knowledge of a Responsible Officer of the Company, threatened in writing involving the Company or any of its Restricted Subsidiaries, and (c) to the knowledge of a Responsible Officer of the Company, no union representation question existing with respect to the employees of the Company or any of its Restricted Subsidiaries and, to the knowledge of a Responsible Officer of the Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
Section 5.23.    Agreements. Neither the Company nor any of its Restricted Subsidiaries is a party to any agreement, instrument or other document or subject to any corporate or other constitutional restriction, or any restriction under its Organizational Documents, that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.
Section 5.24.    Senior Debt. The Facility constitutes “Senior Debt”, as defined in any Intercreditor Agreement, for purposes of such Intercreditor Agreement.
Section 5.25.    Use of Proceeds. The Borrowers will use the proceeds of the Loans solely as provided for in Section 6.11.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of contingent obligations, indemnities and expenses related thereto not then payable or in existence as of the later of the Termination Date or the Letter of Credit Expiration Date), or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall cause each of its respective Subsidiaries to:
Section 6.01.    Financial Statements. Deliver to the Administrative Agent for distribution by the Administrative Agent to each Lender, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrowers (or, if earlier, by the date that the Annual Report on Form 10-

K of the Borrowers for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the fiscal year ended December 31, 2018), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; such consolidated statements shall be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to or resulting from the upcoming maturity of any Loans under this Agreement or the Term Loan Credit Documents, occurring within one year from the time such opinion is delivered); and
(b)    as soon as available, but in any event within sixty (60) days (or ninety (90) days in the case of the fiscal quarter ended September 30, 2018) after the end of each of the first three fiscal quarters of each fiscal year of the Borrowers (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Borrowers for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the fiscal quarter ended September 30, 2018), a consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrowers’ fiscal year then ended, setting forth in each case in comparative form commencing with the fiscal quarter ended September 30, 2018, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail; such consolidated statements shall be certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrowers and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided, that, notwithstanding the foregoing, the financial statements pursuant to this Section 6.01(b) for the fiscal quarter ended September 30, 2018 will consist of (i) standalone consolidated financial statements for the Company and its Subsidiaries in existence prior to the ANR Acquisition and (ii) standalone consolidated financial statements for the ANR Entities in existence prior to the ANR Acquisition.
Section 6.02.    Certificates; Other Information. Deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended December 31, 2018), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Company, which, if a Liquidity Period has occurred and is continuing at such time, shall include a reasonably detailed calculation of the financial covenant in Section 7.16, (ii) a detailed reconciliation of such financial information for the Surviving Parent, the Borrowers and their Restricted Subsidiaries, on the one hand, and the Company’s Unrestricted Subsidiaries, on the other hand; provided, that, for the avoidance of doubt, any such reconciliation of the financial statements referred to in Section 6.01(a) shall not be audited;
(b)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Surviving Parent or the Borrowers with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Surviving Parent or the Borrowers to its shareholders generally, as the case may be;

(c)    promptly, such additional information regarding the business, financial or corporate affairs of the Surviving Parent, the Borrowers or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request and which the Company determines, in its sole discretion, may be provided to a third-party without causing a breach of any law, rule, regulation or contractual obligation of the Surviving Parent, the Borrowers or any Subsidiary; and
(d)    as soon as available, not later than ninety (90) days after the end of each fiscal year of the Company, a copy of summary projections by the Borrower Representative of the operating budget and cash flow budget of the Surviving Parent, the Borrowers and their Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer of the Borrower Representative to the effect that such projections have been prepared based on assumptions believed by the Borrower Representative to be reasonable (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, and that no assurance can be given that the future developments addressed in such information can be realized).
(e)    Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent and or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, Beneficial Ownership Regulators or any applicable anti-money laundering laws.
(f)    a Borrowing Base Certificate substantially in the form of Exhibit G, as of the date required to be delivered or so requested, in each case with supporting documentation:
(i)    (A) monthly (as of the last day of each month (or, if such day is not a Business Day, as of the Business Day immediately preceding such last day)), commencing for the month ended October 31, 2018, on or before the twentieth day of each month or (B) during any Increased Reporting Period, weekly, as applicable, on or before the third Business Day of each week (provided, in the case of this Section 6.02(f)(i)(B), (1) Inventory reporting shall be updated on a bi-weekly basis and (2) ineligibility in respect of the eligibility criteria set forth in the definitions of “Eligible Accounts” and “Eligible Inventory” shall be reported on a monthly basis), in each case, which Borrowing Base Certificate shall reflect the Collateral contained in the Borrowing Base (including a breakdown of Eligible Inventory constituting Clean Coal and Raw Coal) updated as of last day of each month or week, as applicable, in each case, together with:
(u) an Accounts receivable aging report showing Accounts outstanding aged from the invoice date as follows: one (1) to thirty (30) days, thirty one (31) to sixty (60) days, sixty one (61) to ninety (90) days and ninety one (91) days or more, accompanied by a comparison to the prior month’s or week’s Accounts receivable aging report and supporting detail and documentation (including, without limitation, aged totals and customer names) as shall be reasonably satisfactory to the Administrative Agent
(v) a summary of unbilled shipments of each of the Borrowers, which shall include dates of shipment and customer names and accompanied by such supporting detail and documentation as shall be reasonably satisfactory to the Administrative Agent
(w) a roll-forward of billed Accounts of the Borrowers showing the ending balance as of the date of the most recently delivered Borrowing Base Certificate, billings, cash receipts, credit memos, other debit adjustments, and other credit adjustments for the current period, and the ending balance as of the date of the most recently delivered Borrowing Base Certificate;
(x) a summary of Inventory by location and type of each of the Loan Parties, accompanied by such supporting detail and documentation (including, without limitation, the name of the location of such Inventory, the quantity of Coal, the cost per ton and the total value thereof) as shall be reasonably satisfactory to the Administrative Agent;
(y) a reconciliation of the Accounts receivable aging report and Inventory reports of each of the Loan Parties to the general ledger of such Loan Party; and
(z) with respect to Liens granted in favor of any surety on ABL Priority Collateral, written notice of entry into such arrangements.
(ii)    at any other time when the Administrative Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate and has delivered to the Company a written statement describing the material inaccuracy, as soon as reasonably available after such request, in each case with supporting documentation as the Administrative Agent may reasonably request, such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Loan Parties as the Administrative Agent shall from time to time reasonably request;
(g)    promptly (and in any event within three (3) Business Days) after any Loan Party has knowledge that Accounts of the Loan Parties in an aggregate face amount of $5 million or more cease to be Eligible Accounts, notice of such occurrence.
Documents required to be delivered pursuant to clauses (a) and (b) of Section 6.01 or clause (b) of Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System.
The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Company hereby agrees that so long as the Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, the Borrower Materials shall be treated as set forth in Section 11.07); and (c) all Borrower Materials marked “PUBLIC” or not marked as containing material non-public information are permitted to be made available through a portion of the Platform designated “Public Investor.” Notwithstanding the foregoing, the Company shall not be under any obligation to mark the Borrower Materials “PUBLIC” or as containing material non-public information. In connection with the foregoing, each party hereto acknowledges and agrees that the foregoing provisions are not in derogation of their confidentiality obligations under Section 11.07.
Section 6.03.    Notices. Notify the Administrative Agent (and the Administrative Agent shall promptly provide a copy of such notice to each Lender):
(a)    promptly, after knowledge of a Responsible Officer of the Borrower Representative, of the occurrence of any Default or Event of Default hereunder or the occurrence of any “Default” or “Event of Default” under the Term Loan Credit Documents;
(b)    promptly, after knowledge of a Responsible Officer of the Borrower Representative, of any event which would reasonably be expected to have a Material Adverse Effect;
(c)    of the occurrence of any ERISA Event that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, as soon as possible and in any event within thirty (30) days after a Responsible Officer of the Borrower Representative knows or has obtained written notice thereof;
(d)    promptly, upon the filing or commencement of, or any written and known threat or written and known notice of intention of any person to file or commence, any action, suit, proceeding, claim or dispute whether at law or in equity or otherwise by or before any Governmental Authority, (i) against the Surviving Parent, any Borrower or any of their Restricted Subsidiaries or against any of their properties or revenues that has had, or would reasonably be expected to result in, a Material Adverse Effect or (ii) with respect to this Agreement or any other Loan Document;
(e)    within ten (10) Business Days after the Surviving Parent, any Borrower or any Guarantor changing its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business; and
(f)    promptly, after knowledge of a Responsible Officer of the Borrower Representative, as to any Building located on Material Real Property and constituting Collateral, any redesignation of any such property on which such Building is located into or out of a special flood hazard area.
Each notice pursuant to this Section 6.03 (which may be in electronic form) shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the applicable Borrowers have taken and proposes to take with respect thereto.
Section 6.04.    Payment of Obligations. Except where failure to do so would not reasonably be expected to result in a Material Adverse Effect, with respect to the Surviving Parent, the Borrowers and each of their Restricted Subsidiaries, pay their Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.
Section 6.05.    Preservation of Existence. Preserve, renew and maintain in full force and effect its legal existence except in a transaction permitted by Section 7.04.

Section 6.06.    Maintenance of Properties.
(a)    Maintain, preserve and protect all of its material properties and material equipment, including Collateral, necessary (in the Company’s good faith judgment) to the operation of its business as then being conducted in the condition maintained by prudent operators in the industry, subject to the depletion of coal reserves in the ordinary course of business.
(b)    Except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, keep in full force and effect all of its material leases and other material contract rights, and all material rights of way, easements and privileges necessary (in the Borrowers’ good faith judgment) for the proper operation of the Mines then being operated by the Surviving Parent, Borrowers or a Restricted Subsidiary and included or purported to be included in the Collateral by the Collateral Documents.
Section 6.07.    Maintenance of Insurance.
(a)    Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Surviving Parent, the Borrowers or the applicable Restricted Subsidiary operates, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)    With respect to any Building located on Material Real Property and constituting Collateral, the Borrowers shall and shall cause each appropriate Loan Party to (i) maintain fully paid flood hazard insurance on any such Building that is located in a special flood hazard area, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 and (ii) upon the reasonable request of the Administrative Agent, furnish to the Administrative Agent an insurance certificate evidencing the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof (or at such other time acceptable to the Administrative Agent). The Company shall cooperate with the Administrative Agent’s reasonable request for any information reasonably required by the Administrative Agent to comply with The National Flood Insurance Reform Act of 1994, as amended.
(c)    Cause the Administrative Agent to at all times be named as lender’s loss payee and an additional insured (but without any liability for premiums), as applicable, under each insurance policy maintained under Section 6.07(a) providing coverage with respect to any Collateral (provided, that the Borrowers shall use commercially reasonable efforts to cause all property and casualty insurance policies with respect to the Material Real Property to include, if customary in the applicable jurisdiction, a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent). The Borrowers shall use commercially reasonable efforts to cause each such insurance policy to provide, if customary in the applicable jurisdiction, that it shall not be canceled or not renewed upon less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent.
Section 6.08.    Compliance with Laws. Comply in all respects with the requirements of all Laws (including the PATRIOT Act, Sanctions Laws, the Beneficial Ownership Regulation, the Anti-Corruption Laws and Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect (or, in the case of compliance with the PATRIOT Act, Sanctions Laws, the Beneficial Ownership Regulation and the Anti-Corruption Laws, the failure to comply therewith is not material).

Section 6.09.    Books and Records. (a) Maintain proper books of record and account, in conformity with GAAP, in which in all material respects full, true and correct entries in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of the Surviving Parent, the Borrowers or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all material requirements of any Governmental Authority having regulatory jurisdiction over the Surviving Parent, the Borrowers or such Restricted Subsidiary, as the case may be.
Section 6.10.    Inspection Rights; Field Exams; Appraisals. (a) Upon reasonable advance written notice, permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (except to the extent (i) any such access is restricted by a Requirement of Law or (ii) any such agreements, contracts or the like are subject to a written confidentiality agreement with a non-Affiliate that prohibits the Borrowers or any its Subsidiaries from granting such access to the Administrative Agent; provided, that, with respect to such confidentiality restrictions affecting the Surviving Parent, the Borrowers or any of their Restricted Subsidiaries, a Responsible Officer of the Borrower Representative is made available to the Administrative Agent to discuss such confidential information to the extent permitted, subject to Section 11.07 of this Agreement), and to discuss the business, finances and accounts with its officers and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, provided, that the Administrative Agent shall give the Company reasonable advance written notice prior to any contact with such accountants and give the Company the opportunity to participate in such discussions, provided, further, that the costs of one such visit per calendar year (or an unlimited amount if an Event of Default has occurred and is continuing) for the Administrative Agent and their representatives as a group shall be the responsibility of the Company and, absent an Event of Default, the Administrative Agent and their representatives as a group shall visit no more often than twice in any twelve month period. Notwithstanding the foregoing, Mine visits are only permitted if the representatives and independent contractors of the Administrative Agent agree to be bound by and adhere to all Requirements of Law and any policy of the Company.
(b)    From time and from time to time during regular business hours, upon reasonable advance written notice, permit any Approved Appraisers or Approved Field Examiners to visit the properties of the Loan Parties to, at the Borrowers’ expense, conduct field examinations and inventory appraisals in connection with the Borrowers’ computation of the Borrowing Base; provided, that, so long as an Increased Reporting Period is not in effect, not more than two field exams (one of which shall be an on-site field exam and the other shall be a desktop field exam) and two inventory appraisals may be conducted at the Borrowers’ expense per twelve-month period; provided, further, during any Increased Reporting Period, one additional field exam and one additional inventory appraisal may be conducted at the Borrowers’ expense in any twelve-month period. Notwithstanding the foregoing, following the occurrence and during the continuation of an Event of Default, such field examinations and inventory appraisals set forth above may be conducted at the Borrowers’ expense as many times as the Administrative Agent shall consider reasonably necessary. In addition, the Borrowers shall have the right (but not the obligation), at the Borrowers’ expense, at any time and from time to time (but not more than once per twelve-month period) to provide the Administrative Agent with additional field examinations and additional inventory appraisals of any or all of the Collateral, prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, in which case such field examination or such inventory appraisal shall be used in connection with the calculation of the Borrowing Base hereunder. Each inventory appraisal after the Effective Date shall be performed by any Approved Appraiser. Each field examination after the Effective Date shall be performed by any Approved Field Examiner. Notwithstanding the foregoing, Mine visits are only permitted if the representatives and independent contractors of the Administrative Agent agree to be bound by and adhere to all Requirements of Law and any policy of the Company.
Section 6.11.    Use of Proceeds.
(a)    Use the proceeds of the Credit Extensions solely (i) to pay Transaction Costs and (ii) to fund working capital needs and other general corporate purposes of the Company and its Subsidiaries, including the financing of Capital Expenditures, Permitted Acquisitions, other permitted Investments, Restricted Payments and any other purpose not prohibited by the Loan Documents.
(b)    None of the Borrowers shall, directly or indirectly, use the proceeds of any Credit Extension or lend, contribute, or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other Person (i) to fund, finance, or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding, is the target of Sanctions or (ii) in any other manner that would result in the violation of Sanctions applicable to any party to this Agreement.
Section 6.12.    Additional Guarantors. If the Borrowers or any of their Restricted Subsidiaries acquires or creates another Subsidiary after the Effective Date which by virtue of the definition of Guarantor is required to be a Guarantor then (unless designated as an Unrestricted Subsidiary pursuant to Section 6.13) the Company shall cause, within sixty (60) days (or such later date as the Administrative Agent agrees) of such acquisition or creation, any such Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent an Assumption Agreement, or such other document as the Administrative Agent shall deem appropriate for such purpose. For the avoidance of doubt, and without limitation, this Section 6.12 shall apply to any division of a Loan Party and any division of a Subsidiary required to become a Loan Party pursuant to the Loan Documents and to any allocation of assets to a series of a limited liability company, limited partnership or trust.
Section 6.13.    Unrestricted Subsidiaries. Any Restricted Subsidiary may be designated as an Unrestricted Subsidiary and any Unrestricted Subsidiary may be designated as a Restricted Subsidiary upon delivery to the Administrative Agent of written notice from the Borrower Representative; provided, that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Payment Conditions shall have been satisfied, (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” (or equivalent) for purposes of any of the Term Loan Credit Documents or any documents evidencing any Permitted Refinancing Indebtedness or any Subordinated Indebtedness or Junior Lien Indebtedness and (d) each Restricted Subsidiary to be designated as an Unrestricted Subsidiary and its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness other than Non-Recourse Debt. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment under Section 7.02 by the Borrower Representative in such Unrestricted Subsidiary at the date of designation in an amount equal to the net book value of the Borrowers’ investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary existing at such time.
Section 6.14.    Preparation of Environmental Reports. If an Event of Default caused by reason of a breach under Sections 6.08 or 5.09 with respect to compliance with Environmental Laws shall have occurred and be continuing, at the reasonable request of the Required Lenders through the Administrative Agent, provide to the Lenders within sixty (60) days after such request (or such longer period as may be agreed)

information regarding the nature of the breach and the remedial action being taken or proposed to be taken with respect to the Properties which are the subject of the breach.
Section 6.15.    Certain Long Term Liabilities and Environmental Reserves. To the extent applicable and required by GAAP, maintain adequate reserves for (a) future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, (b) future costs associated with retiree and health care benefits, (c) future costs associated with reclamation of disturbed acreage, removal of facilities and other closing costs in connection with closing its mining operations and (d) future costs associated with other potential environmental liabilities.
Section 6.16.    Covenant to Give Security.
(a)    Personal Property including IP of New Loan Parties. Concurrently with any Person becoming a Loan Party in accordance herewith (or a later date to which the Administrative Agent agrees), cause any such Person to (i) duly execute and deliver to the Collateral Agent counterparts to the Security Agreement or such other document as the Administrative Agent or the Collateral Agent shall reasonably deem appropriate for such purpose, (ii) to the extent that any Equity Interests in, or owned by, such Person is required to be pledged pursuant to the Security Agreement, deliver stock certificates, if any, representing such Equity Interests accompanied by undated stock powers or instruments of transfer executed in blank, (iii) to the extent that any Intellectual Property (as defined in the Security Agreement) owned by a Loan Party is required to be pledged pursuant to the Security Agreement but has not been pledged, deliver any supplements to the IP Security Agreements reasonably requested by the Administrative Agent or the Collateral Agent, (iv) deliver to the Administrative Agent and the Collateral Agent a supplement to the Collateral Questionnaire with respect to such Guarantor and (v) comply with all other requirements of the Security Agreement with respect to the Collateral of such Guarantor.
(b)    Real Property Acquired by Loan Parties.
(i)    Material Real Property Mortgages and Flood Insurance. If any Loan Party acquires any additional Material Real Property after the Effective Date (including by virtue of any previously excluded real property becoming Material Real Property under the definition thereof after the Effective Date) the Company shall cause, within the latest of (x) ninety (90) days of such acquisition and (y) a later date to which the Administrative Agent agrees, cause such Loan Party to deliver (A) executed counterparts of one or more Mortgages on such Material Real Property in a form appropriate for recording in the applicable recording office, (B) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Building located on such Material Real Property and constituting Collateral and, if any such Building is located in special flood hazard area, (1) a notice about special flood hazard area status and flood disaster assistance duly executed by each Loan Party relating thereto and (2) evidence of applicable flood insurance as required by Section 6.07(b)(i) if such Material Real Property constitutes Collateral, (C) legal opinions from counsel in such jurisdiction as the Material Real Property is located, each in form and substance reasonably satisfactory to Administrative Agent or the Collateral Agent, (D) to the extent required by the Administrative Agent, evidence of the filing of as-extracted UCC-1 financing statements in the appropriate jurisdiction and (E) payment by the Company of all mortgage recording taxes and related charges required for the recording of such Mortgages unless, in the judgment of the Administrative Agent, delivery of such materials is unnecessary to ensure the Secured Parties benefit from a perfected First Priority security interest (subject to Permitted Real Estate Encumbrances) in such Material Real Property in favor of the Collateral Agent and such flood insurance (it is understood that in lieu of any new Mortgage, mortgage supplements or any other security documents may be delivered if reasonably acceptable to the Administrative Agent).
(ii)    Consents Related to Leaseholds Concerning Material Real Property. With respect to any leasehold interest of any Loan Party that would constitute Material Real Property but for the need to obtain the consent of another Person (other than the Company or any Controlled Subsidiary) in order to grant a security interest therein, use commercially reasonable efforts to obtain such consent for no more than (x) the ninety (90) days following such acquisition and (y) one hundred fifty (150) days following the Effective Date, provided, that nothing herein shall be construed as requiring any Loan Party to pay any sums to the applicable lessor other than immaterial or incidental fees and expenses (it is understood, for avoidance of doubt, that, without limiting the foregoing obligations of the Loan Parties set forth in this Section 6.16(b)(ii), any failure to grant a security interest in any such leasehold interest as a result of a failure to obtain a consent shall not be a Default hereunder, and, for the avoidance of doubt, the Loan Parties shall no longer be required to use commercially reasonable efforts to obtain any such consent after the above-mentioned time periods).
(c)    Personal Property (including IP) Acquired by Loan Parties. Within thirty (30) days of the date that the financial statements referred to in Section 6.01(a) and (b) are required to be delivered (or a later date to which the Administrative Agent agrees), shall, in the case of the Company, or cause any such Loan Party otherwise, (i) to the extent that any Equity Interests in, or owned by, a Loan Party is required to be pledged pursuant to the Security Agreement but has not been pledged, deliver stock certificates, if any, representing such Equity Interests accompanied by undated stock powers or instruments of transfer executed in blank to the Collateral Agent and execute and deliver to the Collateral Agent supplements to the Security Agreement or such other document as the Administrative Agent shall reasonably deem appropriate to pledge any such Equity Interests, (ii) to the extent that any Intellectual Property (as defined in the Security Agreement) owned by a Loan Party is required to be pledged pursuant to the Security Agreement but has not been pledged, deliver any supplements to the IP Security Agreements reasonably requested by the Administrative Agent and (iii) to the extent that a Lien on any asset of a Loan Party is required to be perfected pursuant to the Security Agreement but has not been perfected, take such additional actions as may be required pursuant to the Security Agreement in order to perfect the Lien of the Collateral Agent on such asset.
(d)    Further Assurances. Subject to any applicable limitation in any Collateral Documents, upon request of the Administrative Agent, at the expense of the Company, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, the Collateral Documents, including the filing of financing statements necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to perfect any security interests created under the Collateral Documents. In connection with any Assumption Agreement, the Loan Parties, as applicable, shall execute and deliver to the Collateral Agent such agreements, documents and instruments reasonably requested by the Collateral Agent to, amongst other things, give effect to Section 7.04(e) to the extent applicable.
(e)    Collateral Principles. Notwithstanding anything to the contrary in any Loan Document, (i) the Administrative Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or taking other actions with respect to, particular assets where it reasonably determines in consultation with the Company, that the creation or perfection of security interests and Mortgages on, or taking other actions, cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents and (ii) any Liens required to be granted from time to time pursuant to Collateral Documents and this Agreement on assets of the Loan Parties to secure to the Obligations shall exclude the Excluded Assets.
(f)    Junior Lien Indebtedness Guarantees and Collateral. Without limitation of (and subject to) any provision in any Intercreditor Agreement, if the Junior Collateral Trustee or any holder of Junior Lien Indebtedness receives any additional guaranty or any additional collateral in connection with the Junior Lien Indebtedness after the Effective Date, without limitation of any Event of Default that may arise as a result thereof, the Loan Parties shall, concurrently therewith, cause the same to be granted to the Administrative Agent or the Collateral Agent, as applicable, for its own benefit and the benefit of the Secured Parties.
For the avoidance of doubt, and without limitation, this Section 6.16 shall apply to any division of a Loan Party and any division of a Subsidiary required to become a Loan Party pursuant to the Loan Documents and to any allocation of assets to a series of a limited liability company, limited partnership or trust.
Section 6.17.    Information Regarding Collateral. Concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b), deliver to the Administrative Agent and the Collateral Agent a Collateral Questionnaire Supplement to the extent necessary to correctly reflect the information set forth therein as of such date.
Section 6.18.    Senior Debt. Cause the Facility to at all times be considered “Senior Debt”, as defined in the Intercreditor Agreement, for purposes of such Intercreditor Agreement.
Section 6.19.    Administration of Accounts. (a) If an Account of any Loan Party includes a charge for any taxes, the Administrative Agent is authorized, in its reasonable discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party if such Loan Party does not do so after written notice from the Administrative Agent and to charge such Loan Party therefor; provided, however, that neither the Administrative Agent nor the Lenders shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.
(b)    During the continuance of an Event of Default, the Administrative Agent shall have the right at any time, in the name of the Administrative Agent, any designee of the Administrative Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of any Loan Party by mail, telephone or otherwise. The Loan Parties shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.
Section 6.20.    Cash Management System.
(a)    (i) Within sixty (60) days after the Effective Date (or such later date as the Administrative Agent may specify in its reasonable discretion), and at all times thereafter, each of the Loan Parties (other than Immaterial Restricted Subsidiaries) shall enter into and maintain a Blocked Account Agreement (to the extent the relevant Control Account (as defined below) is not already subject to a Blocked Account Agreement), satisfactory in form and substance to the Administrative Agent in its reasonable discretion, with respect to each of its Deposit Accounts, Securities Account or Commodities Accounts (other than any Excluded Account) (each such Deposit Account, Securities Account or Commodities Account, a “Control Account”) and (ii) within thirty (30) days of the establishment of any new Control Account (or such later date as the Administrative Agent may specify in its reasonable discretion), cause such Control Account (other than Excluded Accounts) to be subject to a Blocked Account Agreement. No Loan Party (other than Immaterial Restricted Subsidiaries) shall direct any Account Debtor, or any customer, to make payments on Accounts to any Deposit Account other than the Control Accounts and the ABL Cash Collateral Account.
(b)    Subject to the time periods set forth in Section 6.20(a), no Loan Party (other than Immaterial Restricted Subsidiaries) shall establish or maintain any Securities Account, Commodities Account or Deposit Account that is not a Control Account, in each case, other than any Excluded Accounts or accounts necessary for such Loan Party (other than Immaterial Restricted Subsidiaries) to comply with Requirements of Law or any court order or any other judgment.
(c)    Each Loan Party (other than Immaterial Restricted Subsidiaries) hereby acknowledges and agrees that (i) during any Liquidity Period, it shall have no right of withdrawal from the Control Accounts and (ii) the funds on deposit in the Control Accounts shall at all times continue to be collateral security for all of the Obligations.  In the event that, notwithstanding the provisions of this Section 6.20, a Loan Party (other than Immaterial Restricted Subsidiaries) receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party (other than Immaterial Restricted Subsidiaries) for the Administrative Agent, shall not be commingled with any of such Loan Party’s (other than Immaterial Restricted Subsidiaries) other funds or deposited in any account of such Loan Party and shall promptly be deposited into the appropriate Control Account or dealt with in such other fashion as such Loan Party (other than Immaterial Restricted Subsidiaries) may be instructed by the Administrative Agent.
(d)    Without limiting the foregoing, funds on deposit in any Deposit Account or Securities Account under the sole dominion and control of the Administrative Agent may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of a Liquidity Period, the Administrative Agent agrees with the Borrowers to issue entitlement orders for such investments in Cash Equivalents as reasonably requested by the Company; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon.
(e)    Subject to clause (a) above, any amounts received in the ABL Cash Collateral Account and each other Control Account (other than the L/C Cash Collateral Account) shall be applied, first to payment of all Loans then due, second to the extent otherwise required by the Agreement, to Cash Collateralize all outstanding Letters of Credit, and then as directed by the Company; provided, that, if an Event of Default has occurred and is continuing, all amounts in Control Accounts shall be applied pursuant to Section 8.03.
(f)    Notwithstanding the foregoing, the Borrowers shall be permitted to maintain the Designated Term Loan Account (as defined in the Intercreditor Agreement). The Term Loan Agent shall be the “controlling party” on the Blocked Account Agreement with respect to the Designated Term Loan Account so long as any Term Loan Debt remains outstanding (it being understood and agreed that the Administrative Agent shall also have a Lien on the Designated Term Loan Account and shall become the “controlling party” with respect thereto to the extent no Term Loan Debt remains outstanding).
Section 6.21.    Post-Closing Covenants. Cause to be delivered or performed the documents and other agreements and actions set forth on Schedule 6.21 within the time frame specified on such Schedule 6.21.

ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of contingent obligations, indemnities and costs and expenses related thereto not then payable or in existence as of the later of the Termination Date or the Letter of Credit Expiration Date), or any Letter of Credit shall remain outstanding, the Company and each other Borrower shall not, nor shall they permit any of their respective Subsidiaries to, directly or indirectly:
Section 7.01.    Liens. Create, incur, assume or suffer to exist any Lien upon, any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the date hereof and (other than any individual Lien that secures obligations of less than $2 million) set forth on Schedule 7.01 and any renewals, extensions, modifications, restatements or replacements thereof, provided, that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except with respect to any Permitted Refinancing Increase and (iii) any renewal, extension, modification, restatement or replacement of the obligations secured or benefited thereby is permitted by Section 7.03;
(c)    Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and employee health and disability benefit legislations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
(f)    (i) Liens (including deposits) to secure the performance of bids, trade contracts and leases (other than Indebtedness), reclamation bonds, insurance bonds, statutory obligations, surety and appeal bonds, performance bonds, wage bonds, bonds issued in favor of any Governmental Authority, bank guarantees and letters of credit and other obligations of a like nature incurred in the ordinary course of business, (ii) Liens on assets to secure obligations under surety bonds obtained as required in connection with the entering into of federal coal leases or (iii) Liens created under or by any turnover trust; provided, that no UCC financing statement has been filed by surety and no other action has been taken to perfect any such Liens of any surety;
(g)    easements, rights-of-way, zoning restrictions, other restrictions, covenants and other non-monetary encumbrances which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)    Liens securing attachments or judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or surety bonds related to such attachments or judgments;
(i)    Liens securing Indebtedness of the Surviving Parent, the Borrowers and their Restricted Subsidiaries permitted by Section 7.03(l); provided, that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, any other property which may be incorporated with or into that financed property or any after-acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien, including replacement parts, accessories or enhancements that are affixed to any leased goods and other property financed by the same Person (i.e., cross-collateralization of such property) and (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired (it being understood that Liens of the type described in this subsection (i) incurred by a Restricted Subsidiary before such time as it became a Restricted Subsidiary are permitted under this subsection (i));
(j)    Liens on property or assets acquired in a transaction permitted by Section 7.02 or of a Person which becomes a Restricted Subsidiary after the date hereof; provided, that (i) such Liens existed at the time such property or assets were acquired or such entity became a Subsidiary and were not created in anticipation thereof, (ii) such Liens do not extend to any other property or assets of such Person (other than the proceeds of the property or assets initially subject to such Lien) or of the Surviving Parent, the Borrowers or any Restricted Subsidiary and (iii) the amount of Indebtedness secured thereby is not increased;
(k)    Liens on the property of the Borrowers or any of their Subsidiaries, as a tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, as such Liens are provided to the landlord under applicable law and not waived by the landlord;
(l)    Liens (including those arising from precautionary UCC financing statement filings and those which are security interests for purposes of the Personal Property Securities Act of 2009 (Cth)) with respect to bailments, operating leases or consignment or retention of title arrangements entered into by the Surviving Parent, the Borrowers or any of their Restricted Subsidiaries in the ordinary course of business;
(m)    Liens securing Indebtedness permitted under Section 7.03(c), to the extent that the Indebtedness being refinanced was originally secured in accordance with this Section 7.01, provided, that such Lien does not apply to any additional property or assets of the Surviving Parent, the Borrowers or any Restricted Subsidiary (other than property or assets within the scope of the original granting clause or the proceeds of the property or assets subject to such Lien);
(n)    Liens securing Indebtedness or other obligations of a non-Guarantor Restricted Subsidiary to any Borrower or a Guarantor;
(o)    leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purpose;
(p)    (i) Liens in favor of a banking institution arising by operation of law or any contract encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry or (ii) contractual rights of setoff to the extent constituting Liens;

(q)    Liens on Equity Interests of any Unrestricted Subsidiary, solely to the extent such Equity Interests do not constitute Collateral;
(r)    Liens in favor of an escrow agent arising under an escrow arrangement incurred in connection with the issuance of notes with respect to the proceeds of such notes and anticipated interest expenses with respect to such notes;
(s)    Permitted Real Estate Encumbrances and Liens on Excluded Assets;
(t)    other Liens securing Indebtedness or other obligations of the Loan Parties in an aggregate amount at any time outstanding not to exceed $40 million so long as the Payment Conditions shall have been satisfied on the date of incurrence thereof;
(u)    subject to the Term Loan Intercreditor Agreement, Liens on Collateral securing the Term Loan Facility;
(v)    (i) Production Payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties or (ii) cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture, in each case, consistent with normal practices in the mining industry;
(w)    Liens under ERISA or the Code with respect to a Plan that does not constitute an Event of Default under Section 8.01(i);
(x)    Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto;
(y)    rights of first refusal and rights of first offer in respect of transfers of Equity Interests in Joint Ventures to the extent such rights constitute Liens;
(z)    Liens granted under the Loan and Aircraft Security Agreement (S/N 560- 5802), dated as of July 26, 2016, among Bank of Utah, not in its individual capacity, but solely as owner trustee, as the borrower, Contura Energy Services, LLC, as the operator and Citizens Asset Finance, Inc., as the lender;
(aa)    Liens on cash and other amounts located in the Citi L/C Cash Collateral Account pursuant to the Citi L/C Agreement (as in effect on the date hereof);
(bb)    customary Liens granted pursuant to any Receivables Transaction; and
(cc)    Residual Mechanic’s Liens and Residual Property Tax Liens.
Section 7.02.    Investments. Make or hold any Investments, except:
(a)    Investments held by the Surviving Parent, the Borrowers or such Restricted Subsidiary in the form of cash or Cash Equivalents;

(b)    advances to officers, directors and employees of the Surviving Parent, the Borrowers and Subsidiaries in an aggregate amount not to exceed $2,500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(c)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(d)    Investments (including debt obligations and Equity Interests) received in satisfaction of judgments or in connection with the bankruptcy or reorganization of suppliers and customers of the Surviving Parent, the Borrowers and their Restricted Subsidiaries and in settlement of delinquent obligations of, and other disputes with, such customers and suppliers arising in the ordinary course of business;
(e)    (i) Investments in the nature of Production Payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties, (ii) cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture or (iii) payments or other arrangements whereby the Surviving Parent, the Borrowers or a Restricted Subsidiary provides a loan, advance payment or guarantee in return for future coal deliveries, in each case consistent with normal practices in the mining industry;
(f)    Investments in existence on the Effective Date and (other than individual Investments the amount of which is less than $2 million) listed on Schedule 7.02(f) and extensions, renewals, modifications, restatements or replacements thereof; provided, that no such extension, renewal, modification, restatement or replacement shall increase the amount of such Investment except, in the case of a loan, by an amount equal to any Permitted Refinancing Increase;
(g)    (i) promissory notes and other similar non-cash consideration received by the Borrowers and their Subsidiaries in connection with Dispositions not otherwise prohibited under this Agreement and (ii) Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrowers and their Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (B) litigation, arbitration or other disputes or (C) the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;
(h)    Investments in any assets constituting a business unit received by the Borrowers or their Subsidiaries by virtue of a Permitted Asset Swap;
(i)    Hedging Agreements or Cash Management Obligations;
(j)    Investments by the Surviving Parent in the Borrowers and Investments by the Surviving Parent, the Borrowers or any Restricted Subsidiary in Restricted Subsidiaries, and Investments by any Restricted Subsidiary in the Surviving Parent or the Borrowers; provided, that (x) Investments in Immaterial Restricted Subsidiaries and Restricted Subsidiaries that are not Loan Parties, when aggregated with Indebtedness of an Immaterial Restricted Subsidiary or a non-Loan Party owing to a Loan Party pursuant to Section 7.03(f) (other than Indebtedness subject to the second proviso of such Section) and Disqualified Equity Interests issued by an Immaterial Restricted Subsidiary or a non-Loan Party to a Loan Party pursuant to Section 7.03(f), shall not in the aggregate exceed the greater of $70 million and 8% of Consolidated Net

Tangible Assets and (y) the Payment Conditions are satisfied at the time the relevant Investment is consummated;
(k)    Investments by the Surviving Parent, the Borrowers or any Restricted Subsidiary in Unrestricted Subsidiaries, non-wholly owned Subsidiaries and Joint Ventures in an aggregate amount not to exceed the greater of $175 million and 20% of Consolidated Net Tangible Assets so long as the Payment Conditions are satisfied at the time the relevant Investment is consummated;
(l)    additional Investments by the Surviving Parent, the Borrowers or any Restricted Subsidiary (i) in an aggregate amount not to exceed the greater of $70 million and 8% of Consolidated Net Tangible Assets, plus (ii) an amount equal to the Available Amount (as defined in the Term Loan Credit Agreement as in effect on the Effective Date), so long as the Payment Conditions are satisfied at the time the relevant Investment is consummated;
(m)    Permitted Acquisitions;
(n)    Investments acquired as a capital contribution to the Borrowers, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Qualified Equity Interests of the Company (or any direct or indirect parent thereof);
(o)    (i) receivables owing to the Surviving Parent, the Borrowers or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;
(p)    Investments made in the ordinary course of business pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds, wage bonds, bonds issued in favor of any Governmental Authority and related letters of credit or similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds, wage bonds, bonds issued in favor of any Governmental Authority, related letters of credit and similar obligations are permitted under this Agreement;
(q)    Investments in the ordinary course of business consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds, wage bonds, bonds issued in favor of any Governmental Authority and completion guarantees and similar obligations under any Mining Law or Environmental Law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms);
(r)    to the extent constituting an Investment, any Guarantee of or the repurchase, repayment, defeasance or retirement of any Indebtedness of the Borrowers or any Subsidiary to the extent such Guarantee, repurchase, prepayment or retirement is expressly permitted hereunder;
(s)    Investments by any Loan Party in the Owner Trust;
(t)    Investments made pursuant to the Reclamation Funding Agreement and all required payments made thereunder;

(u)    Investments in, and solely to the extent contemplated by the Organizational Documents (as in effect on the Effective Date) of, the Joint Ventures identified on Schedule 7.02(u) to which any Loan Party is a party on the Effective Date; and
(v)    Investments in Persons which will substantially simultaneously with such Investments become Loan Parties in connection with a Permitted Internal Restructuring permitted under Section 7.04(e).
Section 7.03.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents (including any such Indebtedness in respect of any Facility Increase in accordance with Section 2.15);
(b)    Indebtedness outstanding on the date hereof and (other than any individual obligation with respect to such Indebtedness that is less than $2 million) listed on Schedule 7.03;
(c)    any Permitted Refinancing Indebtedness of Indebtedness permitted under Section 7.03(b) or of Indebtedness subsequently incurred under this Section 7.03(c);
(d)    Guarantees by the Surviving Parent, the Borrowers or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Surviving Parent, the Borrowers or any Restricted Subsidiary;
(e)    Indebtedness in respect of (i) Cash Management Obligations incurred in the ordinary course of business and (ii) Hedging Agreements incurred in the ordinary course of business and not for speculative purposes;
(f)    (i) Indebtedness of the Surviving Parent, the Borrowers and any Restricted Subsidiary owing to any Restricted Subsidiary and of any Restricted Subsidiary owing to the Surviving Parent or the Borrowers and (ii) Disqualified Equity Interests of a Restricted Subsidiary issued to the Borrowers or another Restricted Subsidiary; provided, that (A) any such Indebtedness extended by an Immaterial Restricted Subsidiary or a non-Loan Party to a Loan Party must be subordinated to the Obligations on customary terms and (B) Indebtedness of an Immaterial Restricted Subsidiary or non-Loan Party owing to a Loan Party pursuant to this Section 7.03(f) and any Disqualified Equity Interests of an Immaterial Restricted Subsidiary or a non-Loan Party issued to a Loan Party, together with Investments in an Immaterial Restricted Subsidiary or a non-Loan Parties made pursuant to Section 7.02(j), shall not in the aggregate exceed the greater of $70 million and 8% of Consolidated Net Tangible Assets; provided, further, that notwithstanding the foregoing, any Indebtedness extended by any Loan Party to any Immaterial Restricted Subsidiary or any non-Loan Party shall be permitted (and shall not be subject to the cap in the immediately preceding proviso) so long as such Indebtedness is evidenced by a promissory note, in form and substance reasonably satisfactory to the Administrative Agent, and such promissory note shall be pledged to the Collateral Agent as Collateral;
(g)    Guarantees by the Surviving Parent, the Borrowers or any Restricted Subsidiary of borrowings by current or former officers, managers, directors, employees or consultants in connection with the purchase of Equity Interests of the Surviving Parent or the Borrowers by any such person in an aggregate principal amount not to exceed $1 million at any one time outstanding;
(h)    subject to the Term Loan Intercreditor Agreement, Indebtedness incurred under the Term Loan Credit Agreement in an aggregate outstanding principal amount that does not exceed the Term

Loan Cap (as defined in the Intercreditor Agreement) and (ii) subject to the Intercreditor Agreement, any Refinancing (as defined in the Term Loan Intercreditor Agreement) of the Term Loan Debt (as defined in the Term Loan Intercreditor Agreement) after the Effective Date so long as such Indebtedness, if secured, is secured only by Liens permitted under Section 7.01(u);
(i)    Indebtedness incurred or assumed in connection with Permitted Acquisitions and other permitted Investments consisting of the purchase of a business unit, line of business or a division of a Person or all or substantially all of the assets or all of the Capital Stock of another Person; provided, that, after giving effect to the incurrence thereof on a Pro Forma Basis, (i) if such Indebtedness is (or is intended to be) secured by the Collateral on a pari passu basis, the First Lien Leverage Ratio (as calculated in the Term Loan Credit Agreement) is equal to or less than 2.00 to 1.00 and (ii) if such Indebtedness is secured by the Collateral on a junior-lien basis or unsecured, the Total Leverage Ratio (as calculated in the Term Loan Credit Agreement) is equal to or less than 3.00 to 1.00; provided, further, that Indebtedness incurred by any Immaterial Restricted Subsidiary or any non-Loan Party pursuant to this Section 7.03(i) shall not in the aggregate exceed the greater of $70 million and 8% of Consolidated Net Tangible Assets; provided, further, that to the extent such Indebtedness is secured by a Lien on any ABL Priority Collateral, such Lien shall be junior to the Lien of the Administrative Agent and the Loan Parties shall segregate (and not commingle) any such ABL Priority Collateral and proceeds thereof, in each case, pursuant to intercreditor arrangements reasonably satisfactory to the Administrative Agent in consultation with the Company.
(j)    Indebtedness incurred or assumed in connection with permitted Investments made pursuant to Section 7.02(m);
(k)    Indebtedness of non-Loan Party and Immaterial Restricted Subsidiaries in an aggregate amount not to exceed $50 million so long as the Payment Conditions shall have been satisfied at the time of the incurrence of such Indebtedness;
(l)    Indebtedness consisting of Capital Leases not to exceed $60 million in the aggregate at any time outstanding;
(m)    additional Indebtedness of the Loan Parties (other than Immaterial Restricted Subsidiaries) in an amount not to exceed the greater of $130 million and 15% of Consolidated Net Tangible Assets in the aggregate at any time outstanding so long as the Payment Conditions shall have been satisfied at the time of the incurrence of such Indebtedness;
(n)    Indebtedness of the Surviving Parent, the Borrowers or any Restricted Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, appeal bonds, wage bonds, bonds issued in favor of any Governmental Authority, bankers acceptances, insurance obligations, reclamation obligations, bank guarantees, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the Surviving Parent, the Borrowers or a Restricted Subsidiary, in each case, in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;
(o)    Indebtedness arising from agreements of the Surviving Parent, the Borrowers or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;
(p)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(q)    Indebtedness of the Surviving Parent, the Borrowers or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply or other arrangements;
(r)    any transaction permitted under Section 7.12;
(s)    Indebtedness under the Loan and Aircraft Security Agreement (S/N 560- 5802), dated as of July 26, 2016, among Bank of Utah, not in its individual capacity, but solely as owner trustee, as the borrower, Contura Energy Services, LLC, as the operator and Citizens Asset Finance, Inc., as the lender;
(t)    [reserved];
(u)    To the extent constituting Indebtedness, obligations arising under letters of credit outstanding as of the Effective Date and issued under the Citi L/C Agreement, as such letters of credit may be extended or renewed in accordance with the Citi L/C Agreement (as in effect on the Effective Date);
(v)    customary Indebtedness relating to any Receivables Transaction;
(w)    Guarantees of Lexington Coal Company, LLC’s obligations to landlords in connection with leases assigned under the Lexington Coal Purchase Agreement; and
(x)    Indebtedness under the Reclamation Funding Agreement and all required payments made thereunder.
Section 7.04.    Fundamental Changes. Merge, dissolve, liquidate, consolidate (including by division) with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Surviving Parent, the Borrowers and their Restricted Subsidiaries, taken as a whole, to or in favor of any Person including by allocation of any assets to a series of a limited liability company, except that, if no Default exists or would immediately result therefrom:
(a)    any Subsidiary may merge or consolidate with (i) the Surviving Parent or any Borrower, provided, that the Surviving Parent or such Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries, provided, that (A) when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, (B) when any Restricted Subsidiary is merging with any other Subsidiary, the continuing or surviving Person (unless such surviving Person could otherwise be designated an Unrestricted Subsidiary hereunder) shall be a Restricted Subsidiary, (C) when any Foreign Subsidiary is merging with any Domestic Subsidiary, the continuing or surviving Person shall be the Domestic Subsidiary, (D) when any Guarantor or Borrower is merging with any other Subsidiary, the continuing or surviving Person shall be a Guarantor or a Borrower, respectively, and (E) when any Guarantor or Borrower is merging with the Company, the continuing or surviving Person shall be the Company;
(b)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower, the Surviving Parent or to another Subsidiary; provided, that (i) if the transferor in such a transaction is a Restricted Subsidiary, then the transferee must either be a Borrower, Surviving Parent or another Restricted Subsidiary (unless such Disposition would otherwise be permitted as an Investment in an Unrestricted Subsidiary), (ii) if the transferor is a Domestic Subsidiary, then the transferee must be a Borrower, Surviving Parent or another Domestic Subsidiary and (iii) if the transferor is a Guarantor, then the transferee must either be a Borrower or another Guarantor;
(c)    the Surviving Parent, any Borrowers and any Restricted Subsidiary may merge or consolidate with any other Person in a transaction (including any Permitted Acquisition) in which the Surviving Parent, such Borrowers or the Restricted Subsidiary, as applicable, is the surviving or continuing Person; provided, that, (i) neither any Borrower nor any Surviving Parent may merge or consolidate with a Restricted Subsidiary unless the applicable Borrower or the Surviving Parent is the surviving or continuing Person, (ii) the Company may not merge or consolidate with any other Person unless the continuing or surviving Person shall be the Company and (iii) such merger or consolidation is permitted under Section 7.02(m) hereof;
(d)    any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and not materially disadvantageous to the Lenders and the assets, if any, of any Subsidiary so liquidated or dissolved are transferred (x) to a Subsidiary, any Borrower or the Surviving Parent, (y) to a Guarantor or any Borrower if such liquidated or dissolved Subsidiary is a Guarantor and (z) to a Restricted Subsidiary, the Borrower or the Surviving Parent if such liquidated or dissolved Subsidiary is a Restricted Subsidiary (unless such transfer would otherwise be permitted as an Investment in an Unrestricted Subsidiary);
(e)    The Company may Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) in connection with a Permitted Internal Restructuring so long as (i) the acquiring Person is a direct wholly-owned domestic Subsidiary of the Company and, substantially simultaneously with such Disposition, executes and delivers to the Administrative Agent an Assumption Agreement and pursuant thereto agrees, immediately following the consummation of such Disposition, (y) to assume and keep, pay and perform, on a joint and several basis with each other Borrower (other than the Initial Borrower), all of the Obligations as a “Borrower” under hereunder and under the other Loan Documents and (z) comply with all requirements as set forth in Section 1.09, (ii) the Company executes and delivers to the Administrative Agent such acknowledgments, releases, supplements or other agreements or documents as the Administrative Agent may reasonably request, in each case, in form and substance as may be reasonably acceptable to the Administrative Agent (which approval shall not be unreasonably withheld or delayed) to remove the Company as a Borrower hereunder but have the Company continue hereunder and under the other Loan Documents as a Guarantor and pledge all of the Equity Interests in the acquiring Person (at which point such Borrower will be deemed so removed and will be deemed to be a Guarantor hereunder and under the other Loan Documents), and (iii) such Disposition, the Assumption Agreement and related transactions do not result in a deemed exchange of the Obligations for U.S. federal income tax purposes.
Section 7.05.    Dispositions. Make any Disposition including by allocation of any assets to a series of a limited liability company (other than Dispositions permitted pursuant to Sections 7.01, 7.04 and 7.06), except:
(a)    Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of any Borrower, is no longer useful in its business (but excluding any real property);
(b)    Dispositions of inventory, equipment or accounts receivable in the ordinary course of business;

(c)    Dispositions of cash and Cash Equivalents pursuant to transactions permitted under this Agreement (including pursuant to Section 7.02) or otherwise in the ordinary course of business;
(d)    (i) Dispositions of defaulted receivables in the ordinary course of business and (ii) Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceeding;
(e)    licensing, sublicensing and cross-licensing arrangements involving any technology or other intellectual property of the Surviving Parent, any Borrower or any Restricted Subsidiary in the ordinary course of business or lapse or abandonment of intellectual property rights in the ordinary course of business that, in the reasonable judgment of the Company, is no longer useful in its business;
(f)    Permitted Asset Swaps;
(g)    (i) the grant in the ordinary course of business of any non-exclusive easements, permits, licenses, rights of way, surface leases or other surface rights or interests and (ii) any lease, sublease or license of assets (with a Loan Party as the lessor, sublessor or licensor) in the ordinary course of business;
(h)    (i) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies or (ii) transfers of properties to the extent that such property has been subject to a casualty event for which the Loan Parties or a creditor with a Lien on such property that is permitted hereunder have received (or have not been denied) insurance proceeds or condemnation awards;
(i)    other Dispositions (other than Dispositions of ABL Priority Collateral, except to the extent such Disposition accompanies the Disposition of a mining operation or all or substantially all of the assets of Subsidiary), if immediately after giving effect to such Disposition, (i) no Event of Default has occurred and is continuing, (ii) the consideration received for such Disposition shall be in an amount at least equal to the fair market value thereof as reasonably determined by the applicable Borrower in good faith and (iii) at least 75% of the consideration for such Dispositions undertaken pursuant to this Section 7.05(i) shall be paid in cash or Cash Equivalents, provided, that, solely for purposes of this provision, each of the following shall be deemed to be cash:
(A)    any securities, notes, other obligations or assets received by the Surviving Parent, any Borrower or any Restricted Subsidiary from such transferee that are converted by the Surviving Parent, such Borrower or such Restricted Subsidiary into cash or Cash Equivalents within one hundred eighty (180) days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;
(B)    any reclamation, employment related or any other liabilities of the Surviving Parent, any Borrower or any Restricted Subsidiary (other than contingent liabilities) that are assumed by the transferee of any such assets and as a result of which the Surviving Parent, such Borrower or such Restricted Subsidiary is released from further liability; and
(C)    any Designated Non-Cash Consideration received by the Surviving Parent, any Borrower or any of their Restricted Subsidiaries in such Disposition; provided, that (1) the aggregate fair market value of such Designated Non-Cash Consideration, as reasonably determined by the applicable Borrower in good faith, taken together with the fair market value at the time of receipt of all other Designated Non-Cash Consideration received pursuant to this Section 7.05(i)(B)(C) minus (2) the amount of “Net Proceeds” (as defined in the Term Loan Credit Agreement) previously realized in cash from prior Designated Non-Cash Consideration shall not exceed $10 million;
(j)    any Investment permitted pursuant to Sections 7.02(j), 7.02(k) or 7.02(l), which constitutes a Disposition;
(k)    Dispositions of Excluded Assets and other Dispositions that do not constitute Asset Sales;
(l)    to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any like kind exchange of property for use in a Similar Business;
(m)    (i) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual rights or other litigation claims in the ordinary course of business or (ii) any settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former directors, officers, or employees of the Surviving Parent, any Borrowers or any Restricted Subsidiary or any of their successors or assigns;
(n)    the unwinding or termination of any Hedging Obligations;
(o)    the sale of assets by the Surviving Parent, the Borrowers and their Restricted Subsidiaries consisting of real property solely to the extent that such real property is not necessary for the normal conduct of operations of the Surviving Parent, the Borrowers and their Restricted Subsidiaries;
(p)    Dispositions of receivables pursuant to any Receivables Transaction;
(q)    Dispositions to Lexington Coal Company, LLC or its affiliates pursuant to the Lexington Coal Purchase Agreement; and
(r)    Dispositions to Persons which will substantially simultaneously with such Disposition become Loan Parties in connection with a Permitted Internal Restructuring permitted under Section 7.04(e).
To the extent the Required Lenders waive the provisions of this Section 7.05 with respect to the Disposition of any property or any property is Disposed of as permitted by this Section 7.05, such property (unless sold, transferred or otherwise disposed of to a Loan Party) shall be Disposed of free and clear of the Liens created by the Collateral Documents, and the Administrative Agent and/or the Collateral Agent shall take all actions reasonably requested by the Borrower Representative to effect the foregoing.
Section 7.06.    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment; except that:
(a)    each Subsidiary may make Restricted Payments to the Borrowers, their respective Subsidiaries and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made or as otherwise required pursuant to its Organizational Documents;
(b)    the Borrowers and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person or another Subsidiary;

(c)    any Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issuance of new shares of common stock or other Qualified Equity Interests of such Borrower;
(d)    the Surviving Parent, the Borrowers or any of their Subsidiaries may purchase (i) Equity Interests issued by any Loan Party or options with respect thereto held by directors, officers or employees of the Surviving Parent, the Borrowers or any Restricted Subsidiary (or their estates or authorized representatives) in connection with (A) the death, disability or termination of employment of any such director, officer or employee or (B) any benefit, incentive or equity compensation plans to provide funds for the payment of any Tax or other amounts owing by such directors, officers or employees upon vesting or exercise or settlement of the Equity Interests or options provided under such plans; and (ii) Equity Interests issued by any Loan Party for future issuance under any benefit, incentive or equity compensation plan; provided, that (a) no Event of Default has occurred and is continuing at the time of such purchase and (b) for both clauses (i) and (ii), the aggregate cash consideration paid therefor in any twelve-month period after the Effective Date shall not exceed $15 million in the aggregate;
(e)    so long as no Event of Default shall have occurred and be continuing or would result therefrom and the Payment Conditions have been satisfied at the time such Restricted Payment is made, the Surviving Parent, the Borrowers and their Subsidiaries may make Restricted Payments in an amount not to exceed the Available Amount (as defined in the Term Loan Credit Agreement);
(f)    the Borrowers may make regularly scheduled payments of principal, interest or fees on any unsecured Indebtedness for borrowed money, the Lexington Coal note referred to on Schedule 7.06(h)(ii), the Term Loan Facility and any Junior Lien Indebtedness;
(g)    the prepayment, repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of unsecured Indebtedness for borrowed money, the Term Loan Facility, any Subordinated Indebtedness or any Junior Lien Indebtedness (A) with the net cash proceeds of, or in exchange for, Permitted Refinancing Indebtedness or (B) in exchange for, or out of the proceeds of, a substantially concurrent issue of new shares of common stock or other Qualified Equity Interests of the Company;
(h)    the prepayment, repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of, to the extent constituting Indebtedness for borrowed money, (i) unsecured Indebtedness incurred pursuant to Sections 7.03(u) and Indebtedness set forth on Schedule 7.03, (ii) unsecured Indebtedness listed on Schedule 7.06(h)(ii); provided, that any such prepayment, repayment, redemption, repurchase, defeasance or other acquisition or retirement for value with respect to the Lexington Coal note referred to in such schedule shall be limited to Restricted Payments made with respect thereto not to exceed $10 million in any six (6) month period in the aggregate for all such Restricted Payments made pursuant to this Section 7.06(h)(ii), (iii) VEBA contributions for non-union retirees in an amount not to exceed $7 million in the aggregate for all such Restricted Payments made pursuant to this Section 7.06(h)(iii) and (iv) other unsecured Indebtedness for borrowed money in an amount not to exceed $5 million in the aggregate for all such Restricted Payments made pursuant to this Section 7.06(h)(iv);
(i)    so long as the Payment Conditions shall have been satisfied at the time of payment thereof, the Borrowers may make payments in respect of any unsecured Indebtedness, Subordinated Indebtedness, Junior Lien Indebtedness or Indebtedness in respect of the Term Loan Facility, in each case, in accordance with the terms thereof and only to the extent permitted by and subject to the subordination provisions contained therein;

(j)    cash payments in lieu of fractional shares upon exercise of options or warrants or conversion or exchange of convertible securities, repurchases of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such securities represent a portion of the exercise price of such options, warrants or other convertible securities and repurchases of Equity Interests in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the Taxes payable by such director or employee upon such grant or award;
(k)    the Company (or, to the extent applicable after a Permitted Internal Restructuring, the Surviving Parent) may make Restricted Payments owed upon the exercise of warrants issued by the Company (or, to the extent applicable after a Permitted Internal Restructuring, the Surviving Parent);
(l)    payments made pursuant to the Reclamation Funding Agreement;
(m)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Surviving Parent, the Borrowers and their Subsidiaries may make Restricted Payments in an aggregate amount for all such Restricted Payments under this clause (m) not to exceed $15 million; and
(n)    notwithstanding the foregoing, if any Borrower declares a dividend or distribution pursuant to any of the foregoing clauses (a) through (m), such Borrower can pay any such dividend or distribution within thirty (30) days after the date of declaration thereof.
Section 7.07.    Accounting Changes; Change in Nature of Business; Foreign Operations. Change the Surviving Parent’s, any Borrower’s or Restricted Subsidiary’s accounting and financial reporting practices as in effect as of the Effective Date in any material respect, except for any changes made in accordance with GAAP, without the prior written consent of the Administrative Agent or engage in any material line of business other than a Similar Business or hold a material portion of its Property that would otherwise be required pursuant to the Loan Documents to become subject to a fully perfected Lien in favor of the Collateral Agent in a foreign jurisdiction.
Section 7.08.    Transactions With Affiliates. Enter into, renew or extend any transaction or arrangement, including, without limitation, any purchase, sale, lease or exchange of property or assets or the rendering of any service, with any Affiliate of the Surviving Parent, any Borrower or any Restricted Subsidiary (a “Related Party Transaction”) involving an aggregate consideration in excess of $10 million, unless the Related Party Transaction is (a) not otherwise prohibited by this Agreement, and (b) a Permitted Internal Restructuring permitted under Section 7.04(e), or (c) on fair and reasonable terms that are not materially less favorable (as reasonably determined by the relevant Borrower) to the Surviving Parent, the Borrower or any of the relevant Restricted Subsidiaries than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of such Borrower; provided, that (i) any Related Party Transaction or series of Related Party Transactions with respect to clause (c) hereof with an aggregate value in excess of $20 million must first be approved by a majority of the board of directors of the Company who are disinterested in the subject matter of the transaction pursuant to a resolution by the board of directors of the Company and (ii) with respect to any Related Party Transaction or series of Related Party Transactions with respect to clause (c) hereof with an aggregate value in excess of $35 million, the Company must deliver to the Administrative Agent an opinion from an accounting, appraisal, or investment banking firm of national standing in the applicable jurisdiction (x) stating that its terms are not materially less favorable to the Surviving Parent, the relevant Borrower or any of the relevant Restricted Subsidiaries that would have been obtained in a comparable transaction with an unrelated Person or (y) as to the fairness to the Surviving Parent, the Borrowers or any of the relevant Restricted Subsidiaries of such Related Party Transaction from a financial point of view. Notwithstanding the foregoing, the restrictions contained in this Section 7.08 shall not apply to the following transactions or arrangements:
(a)    transactions between or among the Company and any of the Loan Parties (other than any Immaterial Restricted Subsidiaries) or between and among any Loan Parties (other than any Immaterial Restricted Subsidiaries) or between and among any Immaterial Restricted Subsidiaries;
(b)    the payment of reasonable and customary fees and reimbursement of expenses payable to directors of the Company, the Borrowers or any of their Restricted Subsidiaries or to any Plan, Plan administrator or Plan trustee;
(c)    loans and advances to directors, officers and employees to the extent permitted by Section 7.02;
(d)    the arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith;
(e)    payments to directors and officers of the Surviving Parent, the Borrowers and their Restricted Subsidiaries in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the Organizational Documents or other corporate action of the Borrowers or their Restricted Subsidiaries, respectively, or pursuant to applicable law;
(f)    intercompany Investments permitted pursuant to Section 7.02(j) and intercompany Indebtedness and issuances of Disqualified Equity Interests, in each case, permitted pursuant to Section 7.03(f);
(g)    Restricted Payments permitted by Section 7.06;
(h)    transactions arising under any contract, agreement, instrument or other arrangement in effect on the Effective Date and set forth on Schedule 7.08, as amended, modified or replaced form time to time so long as the amended, modified or new arrangements, taken as a whole at the time such arrangements are entered into, are not materially less favorable to the Surviving Parent, the Borrowers and their Restricted Subsidiaries than those in effect on the Effective Date; and
(i)    any transactions with DTA, Marshall Land LLC and Mountaineer Capital, LP; provided, that such transactions are on fair and reasonable terms that are not materially less favorable (as reasonably determined by the Company) to the Borrowers or any of the relevant Restricted Subsidiaries than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company.
Section 7.09.    Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
Section 7.10.    Burdensome Agreements. Enter into any Contractual Obligation that (x) limits the ability of the Company or any Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property to secure the Obligations hereunder or (y) limits the ability of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to any Borrower or any Guarantor; provided, however, that the foregoing clause shall not apply to Contractual Obligations which:
(a)    solely in the case of clause (y) of this Section 7.10, exist on the date hereof and (to the extent not otherwise permitted by this Section 7.10) are listed on Schedule 7.10;
(b)    are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrowers, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrowers;
(c)    arise in connection with covenants in documents creating Liens permitted by Section 7.01 prohibiting further Liens on the properties encumbered thereby;
(d)    arise in connection with the Term Loan Credit Agreement and Subordinated Indebtedness permitted by Section 7.03;
(e)    arise in connection with any Disposition permitted by Section 7.05 solely with respect to the assets that are the subject of such Disposition;
(f)    are customary provisions in Joint Venture agreements and other similar agreements applicable solely to such Joint Venture or the Equity Interests therein;
(g)    are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;
(h)    are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Surviving Parent, the Borrowers or any Restricted Subsidiary;
(i)    are customary limitations (including financial maintenance covenants) existing under or by reason of leases entered into in the ordinary course of business;
(j)    are restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business;
(k)    are customary provisions restricting assignment of any agreements;
(l)    arise in connection with any Contractual Obligations that relate to the Excluded Assets;
(m)    arise in connection with applicable law, rule, regulation, order, approval, license, permit or similar restriction (whether or not existing on the Effective Date) or are mandated by any Governmental Authority;
(n)    customary provisions in Hedging Obligations; or
(o)    are set forth in any agreement evidencing an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the Contractual Obligations referred to in clauses (a) through (n) above; provided, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Company, not materially less favorable to the Loan Party with respect to such limitations than those applicable pursuant to such Contractual Obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Section 7.11.    Fiscal Year. Change its fiscal year-end from December 31.
Section 7.12.    Sale and Lease-Backs. Become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Surviving Parent, such Borrower or such Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Surviving Parent, a Borrower or any of its Restricted Subsidiaries), to the extent involving the sale of assets with a fair market value in excess of $70 million in the aggregate and (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Surviving Parent, such Borrower or such Restricted Subsidiary to any Person (other than the Surviving Parent, a Borrower or any of its Restricted Subsidiaries) in connection with such lease.
Section 7.13.    Amendments or Waivers to Certain Agreements. Agree to any amendment, restatement, supplement or other modification to, or waiver of, (a) any of its Organizational Documents or (b) any document governing Subordinated Indebtedness or Junior Lien Indebtedness, after the Effective Date, in each case, to the extent the same would reasonably be expected to be materially adverse to any Secured Party (in the good faith determination of the Company), without obtaining the prior written consent of Required Lenders to such amendment, restatement, supplement or other modification or waiver.
Section 7.14.    No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement, the Term Loan Credit Documents and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 7.01 prohibiting further Liens on the properties encumbered thereby; and (c) any prohibition or limitation that (i) exists pursuant to applicable Laws, (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided, that (1) such restrictions apply only to the property to be sold and such sale is permitted hereunder, and (2) such sale is permitted hereunder, (iii) restricts subletting or assignment of any lease governing a leasehold interest of Borrowers or one of its Subsidiaries, or (iv) is a restriction on Liens otherwise permitted by the terms of Section 7.10 of this Agreement.
Section 7.15.    Anti-Corruption; Sanctions; Terrorism Laws.
(a)    Directly or indirectly, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person subject to any Sanctions, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the PATRIOT Act, the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, any Sanctions Laws or any Anti-Corruption Laws or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the PATRIOT Act, the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, any Sanctions Laws or any Anti-Corruption Laws

(b)    Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of Laws.
Section 7.16.    Minimum Fixed Charge Coverage Ratio. During any Liquidity Period, permit the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 as of the last day of any Test Period, commencing with the Test Period ended immediately preceding the commencement of such Liquidity Period (it being understood that the requirement to comply with such minimum Fixed Charge Coverage Ratio under this Section 7.16 shall again be triggered upon the commencement of any other Liquidity Period on any succeeding day).
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
Section 8.01.    Events of Default. Any of the following shall constitute an “Event of Default”:
(a)    Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(a), 6.01(b), 6.02(a), 6.03(a), 6.05, 6.11, 6.20 or Article VII;
(c)    Other Defaults. (i) Any Loan Party fails to deliver any Borrowing Base Certificate as required by Section 6.02(f) and such failure continues for three (3) Business Days, any Loan Party fails to comply with Section 6.10 hereof after the Administrative Agent or its representatives have complied in all material respects with any obligations set forth in Section 6.10 and such failure continues for five (5) Business Days after written notice from the Administrative Agent to the Company and (iii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (A) written notice from the Administrative Agent to the Company or (B) knowledge of a Responsible Officer of the Company; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Default. The Surviving Parent, any Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) in each case having an aggregate principal amount of more than the Threshold Amount, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee was created, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such

Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable, or (C) fails to observe or perform any agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, as a result of which default or other event, the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) shall have caused, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable; or
(f)    Insolvency Proceedings, Etc. Subject to Section 8.03, the Surviving Parent, any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any substantial part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. Subject to Section 8.03, (i) the Surviving Parent, any Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any substantial part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or
(h)    Judgments. There is entered against the Surviving Parent, any Borrower or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third party insurance), and such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or
(i)    ERISA. The occurrence of any of the following events that would reasonably be expected to result in a Material Adverse Effect: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in an actual obligation to pay money of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or
(j)    Invalidity of Material Loan Documents. Any material Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or payment in full, ceases to be in full force and effect; or any Loan Party contests the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any Collateral Document ceases to create a valid Lien on a material portion of the Collateral (other than as expressly permitted thereunder or solely as a result of the acts or omissions of the Administrative Agent or Collateral Agent (including failure to maintain possession of any stock certificates, or other instruments delivered to it under any Collateral Document)); or

(k)    Change of Control. There occurs any Change of Control; or
(l)    Subordinated and Junior Lien Indebtedness. Any Subordinated Indebtedness or any Junior Lien Indebtedness permitted hereunder or the guarantees thereof or, in the case of Junior Lien Indebtedness, the Liens securing such Junior Lien Indebtedness, shall cease, for any reason, to be validly subordinated to the Obligations of the Loan Parties hereunder, as provided in any Intercreditor Agreement or the indenture governing such Subordinated Indebtedness or Junior Lien Indebtedness, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of Subordinated Indebtedness or Junior Lien Indebtedness or the holders of at least 25% in aggregate principal amount of the Subordinated Indebtedness or Junior Lien Indebtedness shall so assert.
Section 8.02.    Remedies Upon Event of Default. (a) If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(i)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(iii)    require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof);
(iv)    exercise on behalf of itself, the Lenders and the applicable L/C Issuer all rights and remedies available to it, such Lenders and such L/C Issuer under the Loan Documents or applicable law (including in respect of the Collateral);
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
(b)    Upon the occurrence of the Termination Date, (i) the Commitments of each Lender to make Loans and the Commitments of each Lender and L/C Issuer to issue or participate in Letters of Credit shall each automatically be terminated and (ii) the Loans, all interest thereon and all other amounts and Obligations shall automatically become due and payable in cash, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers and the other Loan Parties.
Section 8.03.    Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Borrowers most recently ended, have assets with a value in excess of 5% of the Tangible Assets or 5%

of consolidated total revenues, in each case, of the Surviving Parent, the Borrowers and their Restricted Subsidiaries as of such date; provided, that if it is necessary to exclude more than one Restricted Subsidiary from clause (f) or (g) of Section 8.01 pursuant to this Section 8.03 in order to avoid an Event of Default thereunder, all excluded Restricted Subsidiaries shall be considered to be a single consolidated Restricted Subsidiary for purposes of determining whether the condition specified above is satisfied.
Section 8.04.    Application of Funds. On the Termination Date and after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized), subject to the Intercreditor Agreement, any amounts received on account of the Obligations shall, subject to the provisions of Section 2.16, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and any L/C Issuer with respect to Letters of Credit (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer)) and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), the Hedge Banks and the Cash Management Banks, as applicable, in proportion to the respective amounts described in this clause fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
Subject to Section 2.04(d), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX
ADMINISTRATIVE AGENT
Section 9.01.    Appointment. (a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such power as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, L/C Issuer or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article IX (other than Sections 9.10 and 9.12) are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower nor any other Loan Party shall have rights as a third party beneficiary of any such provisions.
(b)    Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX and in the definition of “Agent Affiliate” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.
(c)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender or Swingline Lender (if applicable)) and L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender, L/C Issuer and its Affiliates for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders and L/C Issuers hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders and L/C Issuers.
Section 9.02.    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, sub-agents, employees or attorneys-in-fact (including for the purpose of any Borrowing or payment in alternative currencies) as shall be deemed necessary by the

Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Each such sub-agent and the Affiliates of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article IX, Section 11.04(a) and Section 11.04(b) (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).
Section 9.03.    Liability of Agents. No Agent Affiliate shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender, L/C Issuer or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the execution, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Affiliate shall be under any obligation to any Lender, any L/C Issuer or participant to ascertain or to inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vi) or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent Affiliate shall have any duties or obligations to any Lender, any L/C Issuer or participant except those expressly set forth herein and in the other Loan Documents, and without limiting the generality of the foregoing, the Agent Affiliates:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Person is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that such Person shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law; and
(c)    shall not be required to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender or any L/C Issuer and each Lender and each L/C Issuer confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Affiliates.
No Agent Affiliate be liable (i) to any participant or Secured Party or their Affiliates for any failure, delay in performance, breach by, or as a result of information provided by, any other party to any Loan Document or action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or such Person shall believe in good faith shall be necessary under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.
Section 9.04.    Reliance by the Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, instrument, document, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and/or upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders and L/C Issuers against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and L/C Issuers; provided, that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.
Section 9.05.     Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders or the L/C Issuers, unless the Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders and the L/C Issuers of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders and the L/C Issuers.
Section 9.06.    Credit Decision; Disclosure of Information by Agents. Each Lender and each L/C Issuer acknowledges that no Agent Affiliate has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent Affiliate to any Lender or L/C Issuer as to any matter, including whether Agent Affiliates have disclosed material information in their possession. Each Lender and each L/C Issuer represents to each Agent that it has, independently and without reliance upon any Agent Affiliate and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender and each L/C Issuer also represents that it will, independently and without reliance upon any Agent Affiliate and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders or the L/C Issuers by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender or any L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent Affiliate.
Section 9.07.    Indemnification of the Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders and L/C Issuers shall indemnify upon demand the Administrative Agent and each other Agent Affiliate (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent and each other Agent Affiliate from and against any and all Indemnified Liabilities incurred by it; provided, that no Lender or L/C Issuer shall be liable for the payment to any Agent Affiliate of any portion of such Indemnified Liabilities resulting from such Agent Affiliate’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender, any L/C Issuer or any other Person. Without limitation of the foregoing, each Lender and each L/C Issuer shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including all reasonable fees, expenses and disbursements of any law firm or other external legal counsel and compensation of agents and employees paid for services rendered on behalf of the Lenders or the L/C Issuer) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided, that such reimbursement by the Lenders or by the L/C Issuers shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive termination of the Commitments of all Lenders and all L/C Issuers, the payment of all other Obligations and the resignation of the Administrative Agent.
Section 9.08.    Withholding Tax. If any Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Taxes from amounts paid to or for the account of any Lender or any L/C Issuer for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender or such L/C Issuer failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender or such L/C Issuer shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Loan Party and without limiting or expanding the obligation of the applicable Loan Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, including any interest, additions to tax or penalties thereto, together with all reasonable expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender or any L/C Issuer by the Administrative Agent shall be conclusive absent manifest error.
Section 9.09.    Administrative Agent in Its Individual Capacity. (a) Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as Administrative Agent hereunder in its individual capacity. Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such Agent were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders and L/C Issuer acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them. With respect to its Loans, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent the Administrative Agent an L/C Issuer, and the terms “Lender” and “Lenders” include each Agent in its individual capacity.
(b)    Each Lender and each L/C Issuer understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.09 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Company, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender and each L/C Issuer understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders or any of the L/C Issuers that are not members of the Agent’s Group. Neither the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or any L/C Issuer or use on behalf of the Lenders or on behalf of the L/C Issuers, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender and each L/C Issuer such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders or the L/C Issuers.

(c)    Each Lender and each L/C Issuer further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders or L/C Issuers (including the interests of the Lenders or L/C Issuers hereunder and under the other Loan Documents). Each Lender and each L/C Issuer agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender or any L/C Issuer. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including confidential information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender or any L/C Issuer including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.
Section 9.10.    Resignation by the Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ prior notice to the Lenders, the L/C Issuers and the Borrowers. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX, Section 11.04(a) and Section 11.04(b) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders and L/C Issuers shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.12 is satisfied, the successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 9.10). After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX, Section 11.04(a) and Section 11.04(b) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Any resignation by the Administrative Agent as Administrative Agent pursuant to this Section 9.10 shall also constitute its resignation as a Swingline Lender and its resignation as an L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and L/C Issuer, (ii) the retiring Swingline Lender and L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by Citi, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer effectively to assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Required Lenders (determined after giving effect to Section 11.01) may by notice to the Borrower Representative and such Person remove such Person as Administrative Agent and, with the consent of the Company (not to be unreasonably withheld), appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the date a replacement Administrative Agent is appointed.
Section 9.11.    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.04(j), Section 2.04(k), Section 2.10 and Section 11.04(b)) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, interim receiver, receiver and manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 11.04(b).
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C

Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.
Section 9.12.    Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably agree:
(a)    that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Commitments of all the Lenders and the L/C Issuers and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit in which the Outstanding Amount of the L/C Obligations related thereto have been Cash Collateralized or, if satisfactory to the L/C Issuer in its sole discretion, for which a backstop letter of credit is in place, (ii) at the time the property subject to such Lien is sold, disposed of or otherwise transferred or is to be sold, disposed of or otherwise transferred as part of or in connection with any sale, disposition or other transfer permitted hereunder or under any other Loan Document, (iii) upon a designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted hereunder, with respect to the property owned by such Unrestricted Subsidiary or (iv) subject to Section 11.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders;
(b)    to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);
(c)    that any Loan Party (other than the Company) shall be automatically released from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder;
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations hereunder pursuant to this Section 9.12. In each case as specified in this Section 9.12, the Administrative Agent will promptly (and each Lender and each L/C Issuer irrevocably authorizes the Administrative Agent to), at the Company’s expense, promptly execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such Collateral from the assignment and security interest granted under the Collateral Documents (including UCC termination statements and mortgage releases), or to evidence the release of such Loan Party from its obligations under any of the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.12 and return to the Borrowers, the possessory collateral in the possession of the Administrative Agent subject to the release.
Section 9.13.    Arrangers and Bookrunners. Except as expressly provided herein, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “Joint Lead Arranger” or “Joint Bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender and each L/C Issuer acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder
Section 9.14.    Appointment of Supplemental Collateral Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, collateral sub-agent, collateral co-agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).
(b)    In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 11.04(a) and Section 11.04(b) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.
(c)    Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.
Section 9.15.    Reports and Financial Statements. By signing this Agreement, each Lender and each L/C Issuer:
(a)    is deemed to have requested that the Administrative Agent furnish such Lender or such L/C Issuer, as applicable, promptly after they become available, copies of all financial statements required to be delivered by the Company hereunder and all field examinations, audits and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”);
(b)    expressly agrees and acknowledges that the Administrative Agent (i) makes no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;
(d)    agrees to keep all Reports confidential in accordance with the provisions of Section 11.07 (other than clause (g) thereof); and
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or Letters of Credit that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender; provided, that no Lender shall be liable for the payment to the Administrative Agent or any other Lender preparing a Report for any portion of losses arising from such claims, actions, proceedings, damages, costs, expenses and other amounts (including attorney costs) to the extent resulting from the Administrative Agent’s or such other Lender’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction.
Section 9.16.    Posting of Approved Electronic Communications. (a) Each of the Lenders and L/C Issuers and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and the L/C Issuers by posting such Approved Electronic Communications on Debt Domain, IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the L/C Issuer and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the L/C Issuer and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    The Approved Electronic Platform and the Approved Electronic Communications are provided “as is” and “as available”. Neither the Administrative Agent nor any of its Affiliates or any of their respective officers, directors, employees, agents, advisors, attorneys or representatives (each, an “Agent Affiliate”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Affiliates in connection with the Approved Electronic Platform or the Approved Electronic Communications.
(d)    Each of the Lenders, the L/C Issuers and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
(e)    Each Borrower hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). Each Borrower hereby agrees that so long as a Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrowers or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute confidential information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Investor.” Notwithstanding the foregoing, the Company shall not be under any obligation to mark the Borrower Materials “PUBLIC.” In connection with the foregoing, each party hereto acknowledges and agrees that the foregoing provisions are not in derogation of their confidentiality obligations under Section 11.07.
Section 9.17.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:
(i)    none of the Administrative Agent, or any other Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to the Administrative Agent or any other Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
(vi)    The Administrative Agent and each other Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE X
GUARANTEE
Section 10.01.    Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers and each other Loan Party when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.
(b)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under any applicable Law relating to fraudulent conveyances, fraudulent transfers, or the insolvency of debtors (after giving effect to the right of contribution established in Section 10.02).
(c)    Each Guarantor agrees that the Obligations may at any time and from time to time exceed the maximum amount of the liability of such Guarantor under Section 10.01(b) without impairing the guarantee contained in this Article X or affecting the rights and remedies of the Secured Parties hereunder.
(d)    The guarantee contained in this Article X shall remain in full force and effect until all the Obligations (other than any contingent indemnification obligations not then due) shall have been satisfied by payment in full, no Letter of Credit shall be outstanding (except to the extent that the Letters of Credit have been Cash Collateralized or otherwise supported, in each case, on terms satisfactory to the Administrative Agent), and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may be free from any Borrower Obligations.
(e)    No payment made by the Borrowers, any of the Guarantors, any other Guarantor or any other Person or received or collected by any Secured Party from the Borrowers, any of the Guarantors, any other Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to reduce, release, modify or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations (other than any contingent indemnification obligations not then due) are paid in full, no Letter of Credit shall be outstanding (except to the extent that the Letters of Credit have been Cash Collateralized or otherwise supported, in each case, on terms satisfactory to the Administrative Agent), and the Commitments are terminated.
Section 10.02.    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.03. The provisions of this Section 10.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Secured Parties, and each Guarantor shall remain jointly and severally liable to the Secured Parties for the full amount guaranteed by such Guarantor hereunder.
Section 10.03.    No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of any Secured Party against the Borrowers or any Guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrowers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Secured Parties by the Borrowers on account of the Obligations (other than any contingent indemnification obligations not then due) are paid in full, no Letter of Credit shall be outstanding (except to the extent that the Letters of Credit have been Cash Collateralized or otherwise supported, in each case, on terms satisfactory to the Administrative Agent), and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations (other than any contingent indemnification obligations not then due) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
Section 10.04.    Amendments, etc. with Respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Borrower Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, increased, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained herein or any property subject thereto.
Section 10.05.    Guarantee Absolute and Unconditional. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or a surety other than payment in full of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)    The guarantee under this Article X is a guaranty of payment when due and not of collectability, and is a primary obligation of each Guarantor and not merely a contract of surety.
(b)    The Administrative Agent may enforce the guarantee under this Article X upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrowers and any Beneficiary with respect to the existence of such Event of Default.
(c)    Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Article X or acceptance of the guarantee contained in this Article X.
(d)    The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article X and all dealings between the Borrowers and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article X.
(e)    To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any of the Guarantors with respect to the Obligations.
(f)    Each Guarantor understands and agrees that the guarantee contained in this Article X shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to
(i)    the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party,
(ii)    any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrowers or any other Person against any Secured Party,
(iii)    any acts of any legislative body or Governmental Authority affecting the Borrowers, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of the Borrowers’ property, or by economic, political, regulatory or other events in the countries where the Borrowers are located, or
(iv)     any other circumstance whatsoever (with or without notice to or knowledge of a Responsible Officer of the Company) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of such Guarantor under the guarantee contained in this, in bankruptcy or in any other instance.
(g)    When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrowers, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrowers, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrowers, any other Guarantor or any other Person or any such collateral security or guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Secured Parties against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
Section 10.06.    Waiver by Guarantors. Each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrowers, any other Guarantor of the Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrowers, any such other Guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of Borrowers or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrowers or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrowers or any other Guarantor from any cause other than payment in full of the Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights of set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including the acceptance hereof, notices of default hereunder, the Secured Agreements or any agreement or instrument related thereto, the Secured Cash Management Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of extension of credit to Borrowers; (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate Guarantors or sureties, or which may conflict with the terms hereof, (h) any defenses arising from the amendment of waiver of any term of the Loan Documents; (i) any defenses arising from failure to perfect any security granted over the Collateral or any release of security over the Collateral, (j) any law or regulation of any jurisdiction or any other event affecting any term of the Loan Documents or the Obligations and (k) any other circumstances that might constitute a defense to the Guarantor.

Section 10.07.    Release of Liens and Release of Guaranty.
(a)    Subject to the terms of the Intercreditor Agreements, the Lenders hereby authorize and direct the Collateral Agent to release any Lien granted to or held by the Collateral Agent upon any Collateral (A) after payment in full of the Obligations and the termination or expiration of all Secured Hedge Agreements (other than obligations and liabilities under Secured Hedge Agreements that have been cash collateralized or as to which other arrangements reasonably satisfactory to the applicable counterparties shall have been made) and payment of any obligations due and owing under all Secured Hedge Agreements, (B) upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement (other than a sale or other transfer to a Loan Party) or upon effectiveness of any written direction by the consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 11.01, (C) upon a designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted hereunder, with respect to the Collateral owned by such Unrestricted Subsidiary, (D) upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 11.01) with respect to the release of such Collateral and (E) upon a Guarantor no longer being a Guarantor by virtue of the definition thereof or a transaction permitted hereunder, with respect to the Collateral owned by such Guarantor. After either (v) payment in full of the Obligations and the termination or expiration of all Secured Agreements (other than obligations and liabilities under Secured Hedge Agreements that have been cash collateralized or as to which other arrangements reasonably satisfactory to the applicable counterparties shall have been made) and payment of any obligations due and owing under all Secured Agreements, (w) upon any sale or other transfer of a Loan Parry that is permitted under this Agreement (other than a sale or other transfer to a Loan Party), (x) upon a designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted hereunder, (y) upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 11.01) with respect to the release of any Guarantor under the terms of the Guaranty or (z) upon a Guarantor no longer being a Guarantor by virtue of the definition thereof or a transaction permitted hereunder, each applicable Guarantor (or, in the case of clause (w) above, the applicable Guarantor so sold or transferred) shall automatically be released from the Guaranty, all without delivery of any instrument or performance of any act by any Person; provided, that any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, in connection with any termination or release pursuant to this Section 10.07, the Administrative Agent and/or Collateral Agent shall be, and are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to execute and deliver, and shall promptly execute and deliver to the applicable Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (including (1) UCC termination statements and (2) in the case of a release of Mortgages, a partial release) and return to the Borrower, the possessory Collateral that is in the possession of the Collateral Agent and is the subject of such release.
(c)    Any execution and delivery of documents, or the taking of any other action, by the Administrative Agent and/or Collateral Agent pursuant to this Section 10.07 shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

Section 10.08.    Subordination of Other Obligations. Any Indebtedness of the Borrowers or any Guarantor held as of the Effective Date or thereafter by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
Section 10.09.    Authority of Guarantors or Borrowers. It shall not be necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrowers or the officers, directors or agents acting or purporting to act on behalf of any of them.
Section 10.10.    Financial Condition of Borrowers. Any Credit Extension may be made to the Borrowers or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrowers. Each Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrowers known as of the Effective Date or thereafter known by any Beneficiary.
Section 10.11.    Taxes and Payments. The provisions of Section 3.01(a)-3.01(f) shall apply mutatis mutandis to the Guarantors and payments thereby.
Section 10.12.    Assignments. Each Guarantor acknowledges that the Administrative Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and any Note or Notes held by it) and such assignee, transferee or participant shall thereupon become vested with all the benefits in respect thereof granted to such party herein or otherwise, in each case as and to the extent provided in Section 11.06. No Guarantor shall have the right to assign its rights hereunder or any interest herein except in accordance with Section 11.06.
Section 10.13.    Reinstatement. Each Guarantor agrees that if (a) any payment made by the Borrowers or any other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or (b) the proceeds of Collateral are required to be returned by any Beneficiary to the Borrowers or its estate, trustee, receiver or any other party including any Guarantor or its estate, trustee, or receiver under any requirement of Law, then, to the extent of such payment or repayment, any such Guarantors liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, the guarantee under this Article X shall have been cancelled or surrendered (and, if any Lien or other Collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), the guarantee under this Article X (and such Lien or other Collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Guarantor in respect of the amount of such payment (or any lien or other Collateral securing such obligation).
Section 10.14.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Hedging Agreements (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.14, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.14 shall remain in full force and effect until the Obligations have been paid in full and the Commitments and all Letters of Credit have been terminated. Each Qualified ECP Guarantor intends that this Section 10.14 constitute, and this Section 10.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE XI
MISCELLANEOUS
Section 11.01.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby;
(b)    (i) extend the scheduled maturity of any Loan or (ii) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any mandatory reduction of the aggregate Commitments hereunder without the written consent of each Lender directly adversely affected thereby;
(c)    reduce the principal of, or the stated rate of interest specified herein on, any Loan or Unreimbursed Amount, or (subject to clause (iv) of the proviso to this Section 11.01) any fees or other amounts payable hereunder without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;
(d)    change any provision of this Agreement in a manner that would alter the pro rata sharing of payments or payment priorities required hereby without the written consent of each Lender;
(e)    change any provision of this Section 11.01 or the definitions of “Required Lenders”, “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(f)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided, that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or otherwise Disposed of by a Loan Party in compliance with Section 7.05 or as otherwise expressly provided in the Loan Documents; or
(g)    release any Borrower or all or substantially all of the Guarantors, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 11.07 or as otherwise expressly permitted under the Loan Documents (in which case such release may be made by the Administrative Agent acting alone);
provided, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights and duties of the Swingline Lender under this Agreement; and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (v) no amendment, waiver or consent shall, unless in writing and signed by the Supermajority Lenders, (A) increase the advance rates or add new asset categories to the Borrowing Base, or (B) change the definition of “Borrowing Base” or of any term included in the calculation thereof in a manner that would have the effect of increasing the Borrowing Base; provided, that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace each Nonconsenting Lender in accordance with Section 11.13; provided, that such amendment, waiver, consent or release can be effected as a result of all such assignments.
Notwithstanding the foregoing, the Borrowers and the Administrative Agent may amend (and may authorize the Collateral Agent to amend) this Agreement and the other Loan Documents without the consent of any Lender (a) to cure any ambiguity, omission, mistake, error, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (b) to add a Guarantor with respect to the Loans or collateral to secure the Loans or (c) to make administrative changes that do not adversely affect the rights of any Lender. In addition, the Administrative Agent, without the consent of any Lender, shall be permitted to enter into (and direct the Collateral Agent, as applicable, to enter into) any amendments, waivers, modifications or supplements to any Intercreditor Agreement, if the Administrative Agent would have been permitted hereunder to enter into a new Intercreditor Agreement which contained the terms set forth in such amendment, waiver, modification or supplement, at the time when such amendment, waiver, modification or supplement is entered into.

Any such waiver and any such amendment or modification pursuant to this Section 11.01 shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the L/C Issuers, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Lenders, the L/C Issuers and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default that is waived pursuant to this Section 11.01 shall be deemed to be cured and not continuing during the period of such waiver.
Section 11.02.    Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrowers, the Administrative Agent or an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02 (or such other address or number as the Borrowers, the Administrative Agent or any L/C Issuer may from time to time notify to each other party); and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to the Lenders and the L/C Issuers to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each Lender agrees that notice to it specifying that any Borrower Materials or other notices or communications have been posted to the Approved Electronic Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided, that if requested by any Lender, the Administrative Agent shall deliver a copy of the Borrower Materials, notices or other communications to such Lender by email or fax.
(c)    The Approved Electronic Platform. THE APPROVED ELECTRONIC PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE APPROVED ELECTRONIC PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that in no event shall the Agent Party have any liability to the Borrowers, any Lender, L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Borrowers, the Administrative Agent and each L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)    Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 11.03.    No Waiver; Cumulative Remedies. No failure by any Lender, L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall impair such right, remedy, power or privilege or be construed to be a waiver of any default or acquiescence therein; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
Section 11.04.    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket legal and other expenses incurred by the Arrangers, the Agents and their respective Affiliates and the Collateral Agent (including (x) the reasonable and documented fees, charges and disbursements of a single counsel for the Agents and the Arrangers, a single local counsel in each relevant jurisdiction and any special counsel reasonably deemed necessary by the Administrative Agent and a separate counsel for the Collateral Agent and (y) per diem field examination costs (whether incurred before or after the date hereof)), syndication costs, the preparation, due diligence, negotiation, execution, delivery, administration and enforcement of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket legal and other expenses (including the cost of any investigation or preparation) incurred by the Arrangers, any Agent, L/C Issuer or any Lender or Collateral Agent (including the reasonable fees, charges and disbursements of any counsel for any Agent, L/C Issuer or any Lender, limited to one firm of counsel for all Indemnitees) (as defined below), taken as a whole, and if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified party affected by such conflict notifies the Borrower Representative of the existence of such conflict, of another firm of counsel for such affected Indemnitees and local counsel for the conflicted party and a separate counsel for the Collateral Agent), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Each Guarantor agrees to pay or reimburse each Secured Party for all its reasonable and documented out-of-pocket expenses incurred in collecting against such Guarantor under the guarantee contained in Article X or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel to each Secured Party and of counsel to the Administrative Agent.
(b)    Indemnification by the Borrowers. The Borrowers and each Guarantor shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities (including any Environmental Liability) and related reasonable and documented out-of-pocket fees and expenses (including the reasonable documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee (whether or not such investigation, litigation, claim or proceeding is brought by any Borrower, the Company’s equity holders, affiliates or creditors or an Indemnitee and whether or not any such Indemnitee is otherwise a party thereto) or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration and enforcement of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit and (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all of the foregoing, collectively, the “Indemnified Liabilities”); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to (x) have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (or any of such Indemnitee’s controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons or members of any of the foregoing), (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) have arisen out of or in connection with any claim, litigation, loss or proceeding not involving an act or omission of the Borrowers or any of their respective Related Parties and that is brought by an Indemnitee against another Indemnitee (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Agreement or any claims arising out of any act or omission of the Borrowers or any of its Affiliates). The Borrowers also agree that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Borrower for or in connection with this Agreement or the other Loan Documents, any transactions contemplated hereby or thereby or such Indemnitees’ role or services in connection herewith or therewith, except to the extent that any liability for losses, claims, demands, damages, liabilities or expenses incurred by any Borrower (i) resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (ii) resulted from a material breach by such Indemnitee (or any of such Indemnitee’s controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons or members of any of the foregoing) of the terms of this Agreement or the other Loan Documents (in the case of clauses (i) and (ii), as determined by a court of competent jurisdiction in a final, non-appealable judgment). This Section 11.04(b) shall not apply with respect to Taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
Each Borrower acknowledges that information and other materials relative to the Facility and the transactions contemplated hereby may be transmitted through the Approved Electronic Platform. No Indemnitee will be liable to any Borrower or any of its affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Approved Electronic Platform that are intercepted by such persons, except to the extent such damages (i) resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (ii) resulted from a material breach by such Indemnitee (or any of such Indemnitee’s controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons or members of any of the foregoing) of the terms of this Agreement or the other Loan Documents (in the case of clauses (i) and (ii), as determined by a court of competent jurisdiction in a final, non-appealable judgment).
(c)    Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (based on the Loans and unused Commitments held by such Lender relative to the total Loans and unused Commitments then outstanding) of such unpaid amount, provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against the Borrowers and their respective Affiliates or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that such waiver shall not limit any Loan Party’s reimbursement or indemnification obligations under Sections 11.04(a) or 11.04(b), respectively. No Indemnitee referred to in subsection (b) above or the Borrowers and their respective Affiliates shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages result from the gross negligence, bad faith or willful misconduct of such Indemnitee, in each case, as determined by the final nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.
(f)    Survival. The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent and the Arrangers, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations, including any obligations in respect of any Secured Agreements. The reimbursement, indemnity and contribution obligations of the Borrowers under this Section 11.04 will be in addition to any liability which the Borrowers may otherwise have, will extend upon the same terms and conditions to any affiliate of any Indemnitee and the partners, members, directors, agents, employees, and controlling persons (if any), as the case may be, of any Indemnitee and any such affiliate, and will be binding upon and inure to the benefit of any successors and assigns of the Company, any Indemnitee, any such affiliate, and any such Person.
Section 11.05.    Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 11.06.    Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder, except through a transaction permitted hereunder, without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments or Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and Swingline Loans) at the time owing to it), provided, that:
(i)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of such “Trade Date”, shall not be less than $5 million;
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; and
(iii)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).
Each Lender, upon succeeding to an interest in the Commitments and Loans, represents and warrants as of the effective date of such Assignment and Acceptance that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and the L/C Issuer, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (f) and (g) of the first proviso to Section 11.01 that affects such Participant (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof). Subject to subsection (e) of this Section 11.06, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment; provided, further, that in the case of Section 3.01, such Participant shall have complied with the requirements of such section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.07 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations and Section 1.163-5(b) of the Proposed Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, Section 3.04 or Section 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent or such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(f)    Certain Pledges. Any Lender may at any time pledge or assign to any Person a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
(h)    Resignation as L/C Issuer or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time an L/C Issuer or Swingline Lender, as applicable, assigns all of its Commitment and Loans pursuant to Section 11.06(b), such L/C Issuer or Swingline Lender, as applicable, may, (i) upon thirty (30) days’ notice to the Borrowers, the other Lenders and other L/C Issuers, resign as L/C Issuer or Swingline Lender, as applicable, or (ii) upon ten (10) days’ notice to the Borrowers, the other Lenders and other L/C Issuers, appoint an Affiliate of such L/C Issuer or Swingline Lender, as applicable, as a successor L/C Issuer or Swingline Lender hereunder. In the event of any such resignation as L/C Issuer or Swingline Lender pursuant to clause (i) of the preceding sentence, the Borrowers shall be entitled to appoint from among the Lenders and their Affiliates a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of such L/C Issuer or Swingline Lender, as the case may be. If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(d)). If Citi resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.05(e). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.
Section 11.07.    Treatment of Certain Information; Confidentiality. Each of the Agents, Arrangers and the Lenders agrees that it will treat as confidential all information provided to it hereunder or under any other Loan Document by or on behalf of the Company or any of its Subsidiaries or Affiliates, except to the extent such information (a) is publicly available or becomes publicly available other than by reason of disclosure by the Agents, Arrangers or the Lenders, any of their respective affiliates or representatives in violation of this Agreement or the other Loan Documents, (b) was received by the Agents, Arranger and the Lenders from a source (other than the Company or any of its affiliates, advisors, members, directors, employees, agents or other representatives) not known by the Agents, Arrangers and the Lenders to be prohibited from disclosing such information to such Person by a legal, contractual or fiduciary obligation to the Company and (c) to the extent that such information was already in the Agents’, Arrangers’ and the Lenders’ possession from a source other than the Company or any of its affiliates, advisors, members, directors, employees, agents or other representatives or is independently developed by such Person without the use of or reference to any such confidential information; provided, however, that nothing herein will prevent the Agents, Arrangers and the Lenders from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable Law or compulsory legal process (in which case such Person agrees to inform the Company promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority or any self-regulatory authority having jurisdiction over such Person or any of its affiliates, (c) to such Person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis and who have been advised of their obligation to keep information of this type confidential or are bound by an agreement to keep information of this type confidential (with such Agent, Arrangers or Lender being responsible for such person’s compliance with this Section 11.07), (d) to potential and prospective Lenders, assignees, participants and any direct or indirect contractual counterparties to any Secured Agreements relating to the Company or its obligations under this Agreement (other than Disqualified Institutions), in each case, subject to such recipient’s agreement (which agreement may be in writing or by “click through” agreement or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof pursuant to customary syndication practice) to keep such information confidential on substantially the terms set forth in this Section 11.07, (e) to ratings agencies who have agreed to keep such information confidential on terms no less restrictive than this Section 11.07 in any material respect or otherwise on terms acceptable to the Company in connection with obtaining ratings of the Loans, (f) for purposes of establishing a “due diligence” defense, (g) on a confidential basis, to (i) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of

CUSIP numbers with respect to the Loans and (ii) market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or the Collateral Agent in connection with the administration, settlement and management of this Agreement and the Loan Documents or (h) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Administrative Agent or any Lender, in consultation with the Company, may place the customary “tombstone” advertisement in publications of its choice at its expense; provided, that, no “tombstone” advertisement may be used or submitted for publication without the prior written consent of the Company and, thereafter, the Administrative Agent may, from time to time, publish such information until such time that the Company shall have requested in writing that the Arrangers cease any such further publication.
Each of the Agents, the Arrangers and the Lenders acknowledges that (a) the information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities laws
Section 11.08.    Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default or at maturity, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, such L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.
Section 11.09.    Usury Saving Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, a Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and a Borrower to conform strictly to any applicable usury laws.

Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.
Section 11.10.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or of a Lender Addendum by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 11.11.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
Section 11.12.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.13.    Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is at such time a Defaulting Lender or has given notice pursuant to Section 3.02 or (d) any Lender becomes a Nonconsenting Lender (as hereinafter defined), then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to (and such Lender shall) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee selected by the Borrowers that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that (i) the Administrative Agent shall have received the assignment fee specified in Section 11.06(b); (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; (iv) such assignment does not conflict with applicable Laws; and (v) neither the Administrative Agent nor any Lender shall be obligated to be or to find the assignee.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. In the event that (x) the Borrowers or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto and (y) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Nonconsenting Lender.” Any such replacement shall not be deemed a waiver of any rights that the Borrowers shall have against the replaced Lender.
Each Lender agrees that if the Company exercises its option hereunder to cause an assignment by such Lender as a Nonconsenting Lender or otherwise pursuant to this Section 11.13, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 11.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 11.06 on behalf of a Nonconsenting Lender or Lender replaced pursuant to this Section 11.13, and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.06.
Section 11.14.    Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)    CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (E) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.02; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT

THE AGENTS, ARRANGERS, COLLATERAL AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY LOAN DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.
Section 11.15.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
Section 11.16.    Designation of Secured Agreements. (a) The Borrowers and any Cash Management Bank or Hedge Bank may from time to time designate a Cash Management Agreement or Hedging Agreement permitted hereunder as a Secured Agreement upon written notice (a “Designation Notice”) to the Administrative Agent from the Borrowers and such Cash Management Bank or Hedge Bank, in form reasonably acceptable to the Administrative Agent, which Designation Notice shall include a description of such Secured Agreement and the maximum amount of obligations thereunder which are to constitute Obligations (each, a “Designated Amount”); provided, that (x) no such Designated Amount with respect to any Secured Agreement shall constitute Obligations to the extent that, at the time of delivery of the applicable Designation Notice and after giving effect to such Designated Amount (including to the reserve for Secured Agreements to be established by the Administrative Agent in connection therewith), the Availability would be less than zero and (y) any such Designated Amount shall constitute Obligations only to the extent that such Designated Amount, together with all other Designated Amounts under Secured Agreements theretofore designated hereunder and constituting Obligations, does not exceed, $10 million.
(b)    The Borrowers and any counterparty to a Secured Agreement may increase, decrease or terminate any Designated Amount in respect of such Secured Agreement upon written notice to the Administrative Agent; provided, that any increase in a Designated Amount shall be deemed to be a new designation of a Designated Amount pursuant to a new Designation Notice and shall be subject to the limitations set forth in Section 11.16(a). No obligations under any Secured Agreement in excess of the applicable Designated Amount shall constitute Obligations hereunder or the other Loan Documents.
(c)    No counterparty to a Secured Agreement that obtains the benefits of Section 8.03, Article X, or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable counterparty to a Secured Agreement.
Section 11.17.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers and the other Loan Parties acknowledge and agree that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrowers, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrowers and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent deemed appropriate by such Loan Parties, and (C) the Borrowers and the other Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, the other Loan Parties, their respective Affiliates or any other Person and (B) neither the Administrative Agent nor the Arrangers have any obligation to the Borrowers, the other Loan Parties or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent nor the Arrangers have any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by law, the Borrowers and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 11.18.    Joint and Several Liability. All Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which the Administrative Agent, any Lender and/or any L/C Issuer accounts for such Loans or other Credit Extensions on its books and records. Each Borrower shall be liable for all amounts due to the Administrative Agent, any Lender and/or any L/C Issuer from the Borrowers under this Agreement, regardless of which Borrower actually receives Loans or other Credit Extensions hereunder or the amount of such Loans and Credit Extensions received or the manner in which the Administrative Agent, such Lender and/or such L/C Issuer accounts for such Loans or other Credit Extensions on its books and records. Each Borrower’s Obligations with respect to Loans and other Credit Extensions made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to the other Borrowers hereunder shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Administrative Agent, each Lender and each L/C Issuer that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of Credit Extensions to such Borrower. Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the release of any other Borrower pursuant to Section 9.12 or the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, release, or granting of any indulgence by the Administrative Agent, any Lender and/or any L/C Issuer with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent, any Lender and/or any L/C Issuer, (iv) the failure by the Administrative Agent, any Lender and/or any L/C Issuer to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) the Administrative Agent’s, any Lender’s and/or any L/C Issuer’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Administrative Agent’s, any Lender’s and/or any L/C Issuer’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other Credit Extensions made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent, any Lender and/or any L/C Issuer now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent, any Lender and/or any L/C Issuer to secure payment of the Obligations or any other liability of any Borrower to the Administrative Agent, any Lender and/or any L/C Issuer. Upon any Event of Default, the Administrative Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations. Notwithstanding anything to the contrary in the foregoing, any Person released from its Obligations in accordance with Section 9.12 shall be simultaneously released from the foregoing provisions of this Section 11.18.
Section 11.19.    Contribution and Indemnification Among the Borrowers. Each Borrower is obligated to repay the Obligations as a joint and several obligor under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, sell any of its assets to satisfy or otherwise repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Company making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers, in an amount, for each of such other Borrowers, if any, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other

Borrower’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section 11.19 shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section 11.19 shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision. If any Borrower discharges the Obligation (or any part of it) pursuant to Section 11.18, the corresponding claim against the relevant Loan Party shall not pass over and no rights and claims of the Secured Parties under any Loan Document shall pass to any Loan Party by subrogation or otherwise.
Section 11.20.    Agency of the Borrower Representative for Each Other Borrower. Each of the other Borrowers irrevocably appoints the Company as its agent for all purposes relevant to this Agreement ((i) until the consummation of a Permitted Internal Restructuring, the Company and (ii) from and after the consummation of a Permitted Internal Restructuring, the Borrower that becomes the successor-in-interest to the Company hereunder, in such capacity, the “Borrower Representative”), including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Administrative Agent of Borrowing Base Certificates and Borrowing Notices) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Borrower Representative, whether or not any of the other Borrowers join therein, and the Administrative Agent, the Lenders and the L/C Issuers shall have no duty or obligation to make further inquiry with respect to the authority of the Borrower Representative under this Section 11.20; provided, that nothing in this Section 11.20 shall limit the effectiveness of, or the right of the Administrative Agent, the Lenders and the L/C Issuers to rely upon, any notice (including, without limitation, a Borrowing Notice), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement.
Section 11.21.    USA PATRIOT Act Notice; Beneficial Ownership. Each Lender that is subject to the PATRIOT Act and/or the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.
Section 11.22.    Time of the Essence. Time is of the essence of the Loan Documents.
Section 11.23.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
Section 11.24.    Intercreditor Agreement.
(a)    The Administrative Agent is authorized to enter into any Intercreditor Agreement, and the parties hereto acknowledge that each Intercreditor Agreement is binding upon them. Each Lender (i) hereby consents to the subordination of the Liens on the Collateral other than the ABL Priority Collateral securing the Obligations on the terms set forth in the Term Loan Intercreditor Agreement, (ii) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement and (iii) hereby authorizes and instructs the Administrative Agent to enter into each Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of each Intercreditor Agreement.
(b)    Each Lender, by its execution and delivery of this Agreement (whether directly on the Effective Date or as an assignee of a Lender), hereby (i) confirms its agreement to the foregoing provisions of this Section 11.24 and (ii) agrees to be bound by the terms of each Intercreditor Agreement as an “ABL Claimholder” (as defined in the Intercreditor Agreement).
Section 11.25.    Amendment and Restatement.
(a)    On the Effective Date, the Existing ABL Credit Agreement will be amended and restated in its entirety by this Agreement and the Existing ABL Credit Agreement will thereafter be of no further force and effect, but this Agreement is not intended to constitute a novation of the obligations and liabilities existing under the Existing ABL Credit Agreement or to evidence payment of all or any portion of such obligations and liabilities.
(b)    The Borrowers, the Administrative Agent, and the Lenders acknowledge that effective as of the Effective Date, all Existing Letters of Credit, if any, will constitute Letters of Credit under this Agreement with the same effect as if issued by the L/C Issuer at the request of Borrowers on the Effective Date. The Loan Parties, the Administrative Agent, and the Lenders further acknowledge that effective as of the Effective Date, all interest, fees, expenses, and other obligations under the Existing ABL Credit Agreement and related loan documents (the “Existing Loan Documents”) that remain unpaid and outstanding as of the Effective Date will be assumed by the Loan Parties and remain outstanding and payable under this Agreement and the other Loan Documents. Each Loan Party acknowledges that all Obligations outstanding as of the Effective Date constitute valid and binding obligations of such Loan Party, without offset, counterclaim, defense, or recoupment of any kind, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditor’s rights generally.
(c)    Each of the Lenders party hereto shall fund Loans and acquire participations from any Existing ABL Lender that is not a party hereto in an aggregate amount necessary to ensure that all Loans and participations are allocated on a pro rata basis as of the Effective Date (giving effect to the increase contemplated hereby) and the Borrowers shall be deemed to have requested such additional Loans in addition to any other Borrowings on the Effective Date.
(d)    The terms and conditions of this Agreement and the Administrative Agent’s and Lenders’ rights and remedies under this Agreement and the other Loan Documents apply to all of the Obligations, including indemnification and reimbursement obligations, incurred under the Existing ABL Credit Agreement.
(e)    On and after the Effective Date, (i) all references to the Existing ABL Credit Agreement in the Loan Documents (other than this Agreement) will be deemed to refer to the Existing ABL Credit Agreement as amended and restated by this Agreement and (ii) all references to any section (or subsection) of the Existing ABL Credit Agreement in any Loan Document (but not this Agreement) will be deemed amended, mutatis mutandis, to refer to the corresponding provisions of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

CONTURA ENERGY, INC.
CONTURA MINING HOLDING, LLC

By:	/s/ C. Andrew Eidson
Name:	C. Andrew Eidson
Title:	Executive Vice President, Chief Financial Officer and Treasurer

CONTURA ENERGY, LLC

By:	/s/ C. Andrew Eidson
Name:	C. Andrew Eidson
Title:	Manager and President

CONTURA ENERGY SERVICES, LLC

By:	/s/ C. Andrew Eidson
Name:	C. Andrew Eidson
Title:	Executive Vice President and Chief Financial Officer

ALPHA NATURAL RESOURCES HOLDINGS, INC. ANR, INC.

By:	/s/ C. Andrew Eidson
Name:	C. Andrew Eidson
Title:	Chief Financial Officer

CONTURA COAL RESOURCES, LLC
CONTURA PENNSYLVANIA LAND, LLC
CONTURA WYOMING LAND, LLC
EMERALD CONTURA, LLC
CONTURA PENNSYLVANIA TERMINAL, LLC
DICKENSON-RUSSELL CONTURA, LLC
PARAMONT CONTURA, LLC
POWER MOUNTAIN CONTURA, LLC
CONTURA CAPP LAND, LLC

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CONTURA COAL SALES, LLC
CONTURA COAL WEST, LLC
CONTURA EUROPEAN MARKETING, LLC
CONTURA FREEPORT, LLC
CONTURA TERMINAL, LLC
CUMBERLAND CONTURA, LLC
NICHOLAS CONTURA, LLC
CONTURA EXCAVATING & GRADING, LLC
ALEX ENERGY, LLC
ALPHA APPALACHIA SERVICES, LLC
ALPHA COAL SALES CO., LLC
ALPHA LAND AND RESERVES, LLC
ALPHA NATURAL RESOURCES SERVICES, LLC
ALPHA NATURAL RESOURCES, LLC
APPALACHIA COAL SALES COMPANY, LLC
ARACOMA COAL COMPANY, LLC
BANDMILL COAL, LLC
BARNABUS LAND COMPANY
BLACK CASTLE MINING COMPANY, LLC
BLACK KING MINE DEVELOPMENT CO.
BOONE EAST DEVELOPMENT CO., LLC
BROOKS RUN SOUTH MINING, LLC
DELBARTON MINING COMPANY, LLC
ELK RUN COAL COMPANY, LLC
FOUNDATION ROYALTY COMPANY
GOALS COAL COMPANY
HIGHLAND MINING COMPANY
JACKS BRANCH COAL COMPANY
KANAWHA ENERGY COMPANY, LLC
KEPLER PROCESSING COMPANY, LLC
KINGSTON MINING, INC.
LAXARE, INC.
LITWAR PROCESSING COMPANY, LLC
MARFORK COAL COMPANY, LLC
MAXXIM REBUILD CO., LLC
MAXXIM SHARED SERVICES, LLC
OLD ANR, LLC
PIONEER FUEL CORPORATION
REPUBLIC ENERGY, LLC
RIVERSIDE ENERGY COMPANY, LLC
ROAD FORK DEVELOPMENT COMPANY, LLC
SPARTAN MINING COMPANY, LLC

By:	/s/ C. Andrew Eidson
Name:	C. Andrew Eidson
Title:	Treasurer

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GUARANTORS:

CUMBERLAND COAL RESOURCES, LP
EMERALD COAL RESOURCES, LP
By: Pennsylvania Services, LLC, its general partner

By:	/s/ C. Andrew Eidson
Name:	C. Andrew Eidson
Title:	Treasurer

CONTURA COAL RESOURCES, LLC
CONTURA PENNSYLVANIA LAND, LLC
CONTURA WYOMING LAND, LLC
EMERALD CONTURA, LLC
CONTURA PENNSYLVANIA TERMINAL, LLC
DICKENSON-RUSSELL CONTURA, LLC
PARAMONT CONTURA, LLC
POWER MOUNTAIN CONTURA, LLC
CONTURA CAPP LAND, LLC
CONTURA COAL SALES, LLC
CONTURA COAL WEST, LLC
CONTURA EUROPEAN MARKETING, LLC
CONTURA FREEPORT, LLC
CONTURA TERMINAL, LLC
CUMBERLAND CONTURA, LLC
NICHOLAS CONTURA, LLC
CONTURA EXCAVATING & GRADING, LLC
ALEX ENERGY, LLC
ALPHA AMERICAN COAL COMPANY, LLC
ALPHA AMERICAN COAL HOLDING, LLC
ALPHA APPALACHIA HOLDINGS, LLC
ALPHA APPALACHIA SERVICES, LLC
ALPHA COAL RESOURCES COMPANY, LLC
ALPHA COAL SALES CO., LLC
ALPHA COAL WEST, LLC
ALPHA EUROPEAN SALES, LLC
ALPHA INDIA, LLC
ALPHA LAND AND RESERVES, LLC
ALPHA MIDWEST HOLDING COMPANY, LLC
ALPHA NATURAL RESOURCES INTERNATIONAL, LLC
ALPHA NATURAL RESOURCES SERVICES, LLC
ALPHA NATURAL RESOURCES, LLC
ALPHA PA COAL TERMINAL, LLC
ALPHA SHIPPING AND CHARTERING, LLC
ALPHA SUB EIGHT, LLC
ALPHA SUB ELEVEN, INC.
ALPHA SUB NINE, LLC
ALPHA SUB ONE, LLC
ALPHA SUB TEN, INC.
ALPHA SUB TWO, LLC

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ALPHA TERMINAL COMPANY, LLC
ALPHA WYOMING LAND COMPANY, LLC
AMFIRE HOLDINGS, LLC
AMFIRE MINING COMPANY, LLC
AMFIRE, LLC
ANR SECOND RECEIVABLES FUNDING, LLC
APPALACHIA COAL SALES COMPANY, LLC
APPALACHIA HOLDING COMPANY, LLC
ARACOMA COAL COMPANY, LLC
AXIOM EXCAVATING AND GRADING SERVICES, LLC
BANDMILL COAL, LLC
BANDYTOWN COAL COMPANY
BARBARA HOLDINGS INC.
BARNABUS LAND COMPANY
BELFRY COAL CORPORATION
BIG BEAR MINING COMPANY, LLC
BLACK CASTLE MINING COMPANY, LLC
BLACK KING MINE DEVELOPMENT CO.
BLACK MOUNTAIN CUMBERLAND RESOURCES, LLC
BOONE EAST DEVELOPMENT CO., LLC
BROOKS RUN SOUTH MINING, LLC
BUCHANAN ENERGY COMPANY, LLC
CASTLE GATE HOLDING COMPANY
CLEAR FORK COAL COMPANY
COAL GAS RECOVERY II, LLC
CRYSTAL FUELS COMPANY
DEHUE COAL COMPANY
DELBARTON MINING COMPANY, LLC
DELTA MINE HOLDING COMPANY
DFDSTE, LLC
DICKENSON-RUSSELL COAL COMPANY, LLC
DICKENSON-RUSSELL LAND AND RESERVES, LLC
DRIH CORPORATION
DUCHESS COAL COMPANY
EAGLE ENERGY, INC.
ELK RUN COAL COMPANY, LLC
ENTERPRISE MINING COMPANY, LLC
ESPERANZA COAL CO., LLC
FOUNDATION MINING, LLC
FOUNDATION PA COAL COMPANY, LLC
FOUNDATION ROYALTY COMPANY
FREEPORT MINING, LLC
FREEPORT RESOURCES COMPANY, LLC
GOALS COAL COMPANY
GRAY HAWK INSURANCE COMPANY
GREEN VALLEY COAL COMPANY, LLC

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GREYEAGLE COAL COMPANY
HARLAN RECLAMATION SERVICES LLC
HERNDON PROCESSING COMPANY, LLC
HIGHLAND MINING COMPANY
HOPKINS CREEK COAL COMPANY
INDEPENDENCE COAL COMPANY, LLC
JACKS BRANCH COAL COMPANY
JAY CREEK HOLDING, LLC
KANAWHA ENERGY COMPANY, LLC
KEPLER PROCESSING COMPANY, LLC
KINGSTON MINING, INC.
KINGWOOD MINING COMPANY, LLC
KNOX CREEK COAL CORPORATION
LAXARE, INC.
LITWAR PROCESSING COMPANY, LLC
LOGAN COUNTY MINE SERVICES, INC.
LOGAN I, LLC
LOGAN III, LLC
LONG FORK COAL COMPANY, LLC
LYNN BRANCH COAL COMPANY, INC.
MAPLE MEADOW MINING COMPANY, LLC
MARFORK COAL COMPANY, LLC
MARTIN COUNTY COAL, LLC
MAXXIM REBUILD CO., LLC
MAXXIM SHARED SERVICES, LLC
MAXXUM CARBON RESOURCES, LLC
MCDOWELL-WYOMING COAL COMPANY, LLC
MILL BRANCH COAL, LLC
NEW RIDGE MINING COMPANY
NEWEAGLE INDUSTRIES, INC.
NICEWONDER CONTRACTING, INC.
NORTH FORK COAL CORPORATION
OLD ANR, LLC
OMAR MINING COMPANY, LLC
PARAMONT COAL COMPANY VIRGINIA, LLC
PAYNTER BRANCH MINING, INC.
PEERLESS EAGLE COAL CO., LLC
PENNSYLVANIA LAND HOLDINGS COMPANY, LLC
PENNSYLVANIA LAND RESOURCES HOLDING COMPANY, LLC
PENNSYLVANIA LAND RESOURCES, LLC
PENNSYLVANIA SERVICES, LLC
PERFORMANCE COAL COMPANY, LLC
PETER CAVE MINING COMPANY
PIGEON CREEK PROCESSING CORPORATION
PILGRIM MINING COMPANY, INC.
PIONEER FUEL CORPORATION
PLATEAU MINING, LLC
POWER MOUNTAIN COAL COMPANY, LLC
PREMIUM ENERGY, LLC
RAWL SALES & PROCESSING CO., LLC

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REPUBLIC ENERGY, LLC
RESOURCE DEVELOPMENT LLC
RESOURCE LAND COMPANY LLC
RIVER PROCESSING, LLC
RIVERSIDE ENERGY COMPANY, LLC
RIVERTON COAL PRODUCTION, LLC
ROAD FORK DEVELOPMENT COMPANY, LLC
ROBINSON-PHILLIPS COAL COMPANY
ROCKSPRING DEVELOPMENT, INC.
ROSTRAVER ENERGY COMPANY
RUM CREEK COAL SALES, INC.
RUSSELL FORK COAL COMPANY
SHANNON-POCAHONTAS COAL CORPORATION
SHANNON-POCAHONTAS MINING COMPANY
SIDNEY COAL COMPANY, LLC
SPARTAN MINING COMPANY, LLC
STIRRAT COAL COMPANY, LLC
SYCAMORE FUELS, INC.
T.C.H. COAL CO.
TENNESSEE CONSOLIDATED COAL COMPANY
THUNDER MINING COMPANY II, LLC
TRACE CREEK COAL COMPANY
TWIN STAR MINING, INC.
WABASH MINE HOLDING COMPANY
WARRICK HOLDING COMPANY
WEST KENTUCKY ENERGY COMPANY
WHITE BUCK COAL COMPANY
WILLIAMS MOUNTAIN COAL COMPANY
WYOMAC COAL COMPANY, INC.

By:	/s/ C. Andrew Eidson
Name:	C. Andrew Eidson
Title:	Treasurer

[SIGNATURE PAGE TO CONTURA A&R ABL CREDIT AGREEMENT]

CITIBANK, N.A.,
as Administrative Agent, Collateral Agent, Lender,
an L/C Issuer and Swingline Lender

By:	/s/ Allister Chan
Name: Allister Chan
Title: Vice President

[SIGNATURE PAGE TO CONTURA A&R ABL CREDIT AGREEMENT]

BARCLAYS BANK PLC,
as a Lender and L/C Issuer

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[SIGNATURE PAGE TO CONTURA A&R ABL CREDIT AGREEMENT]

BMO HARRIS BANK N.A.,
as a Lender and L/C Issuer

By:	/s/ Jason Hoefler
Name: Jason Hoefler
Title: Managing Director

[SIGNATURE PAGE TO CONTURA A&R ABL CREDIT AGREEMENT]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender and L/C Issuer

By:	/s/ Judith E. Smith
Name: Judith E. Smith
Title: Authorized Signatory

By:	/s/ Michael Del Genio
Name: Michael Del Genio
Title: Authorized Signatory

[SIGNATURE PAGE TO CONTURA A&R ABL CREDIT AGREEMENT]

JEFFERIES FINANCE LLC,
as a Lender

By:	/s/ J. R. Young
Name: J. R. Young
Title: SVP

[SIGNATURE PAGE TO CONTURA A&R ABL CREDIT AGREEMENT]

REGIONS BANK,
as a Lender

By:	/s/ Mark A. Kassis
Name: Mark A. Kassis
Title: Managing Director

[SIGNATURE PAGE TO CONTURA A&R ABL CREDIT AGREEMENT]

WEBSTER BUSINESS CREDIT CORPORATION,
as a Lender

By:	/s/ Harvey Winter
Name: Harvey Winter
Title: Senior Vice President

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